EXHIBIT 10.69

Dated  17 October 2014

For
UGI INTERNATIONAL ENTERPRISES, INC.
arranged by
CREDIT SUISSE AG, LONDON BRANCH
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED
and
NATIXIS, NEW YORK BRANCH
as Mandated Lead Arrangers
with
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
acting as Agent
and
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
acting as Security Agent
_____________________________________________
SENIOR SECURED BRIDGE FACILITY AGREEMENT
_____________________________________________

CONTENTS
Clause    Page

Part II The Original Lenders	121
SCHEDULE 2 Conditions Precedent	122
Part I - Conditions Precedent to signing of the Agreement	122
Part II - Conditions Precedent to the Utilisation	124
SCHEDULE 3 Requests	128
Part IA Utilisation Request	128
Part IB Selection Notice Applicable to the Loan	129
SCHEDULE 4 Form Of Transfer Certificate	130
SCHEDULE 5 Form Of Assignment Agreement	133
SCHEDULE 6 Timetable	136
SCHEDULE 7 Form Of Increase Confirmation	137
SCHEDULE 8 Form of Notifiable Debt Purchase Transaction Notice	140
Part I Form of Notice on Entering into Notifiable Debt Purchase Transaction	140
Part II Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate	141
SCHEDULE 9 Restrictive Covenants and Events of Default	142
Part I New York Law Definitions	142
Part II General Undertakings and Mandatory Offers	165
Part III Reports	187
Part IV Events of Default	189
SCHEDULE 10 Form of Exchange Request	191
SIGNATURES	194

THIS AGREEMENT is dated 17 October 2014 and made between:

(1)	UGI INTERNATIONAL ENTERPRISES, INC. as borrower (the "Borrower");

(2)	CREDIT SUISSE AG, LONDON BRANCH, BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED and NATIXIS, NEW YORK BRANCH as mandated lead arrangers (whether acting individually or together, the "Arranger");

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(4)	CREDIT SUISSE AG, CAYMAN ISLAND BRANCH as agent of the other Finance Parties (the "Agent"); and

(5)	CREDIT SUISSE AG, CAYMAN ISLAND BRANCH as security trustee for the Secured Parties (the "Security Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Acceptable Bank" means:

(a)	each Original Lender and/or its Affiliate;

(b)
a bank or financial institution which has a rating for its long-term unsecured and non credit‑enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent from time to time.
"Accountants' Report" means the financial due diligence report by KPMG dated 29 April 2014 relating to the Target and its Subsidiaries and addressed to, and/or capable of being relied upon, by the Reliance Parties.
"Accounting Principles" means:

(a)	in respect of the Parent Guarantor, generally accepted accounting principles in the USA; and

(b)	in respect of the Borrower, generally accepted accounting principles in the USA and/or IFRS.
"Acquisition" means the acquisition by Bidco of 100% of the Target Shares.
"Acquisition Agreement" means the share purchase agreement in the form provided to the Lenders on 30 September 2014 and made between the Vendor and Bidco.
"Acquisition Costs" means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Borrower or any other member of the Group in connection with the Acquisition or the negotiation, preparation, execution, notarisation and registration of the Finance Documents, together with all fees, commissioner costs and expenses incurred by the Target Group in connection with the Finance Documents.
"Acquisition Documents" means the Acquisition Agreement and any other document designated as an "Acquisition Document" by the Agent and the Borrower.
"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the relevant Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Annual Financial Statements" has the meaning given to it in Clause 20 (Information Undertakings).
"Anti-Corruption Laws" means any anti-corruption or bribery law, rule, or regulation of any jurisdiction applicable to any of the Parent Guarantor, the Borrower and each other member of the Group, including, without limitation, the United Kingdom's Bribery Act of 2010, enacted into force on April 8, 2010; the Council of Europe Criminal Law Convention on Corruption entered into force July 1, 2002; the Council of Europe Civil Law Convention on Corruption entered into force November 1, 2003; the United Nations Convention against Corruption adopted October 31, 2003; the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions adopted November 21, 1997; the U.S. Foreign Corrupt Practices Act of 1977 (as amended), and any implementing legislation with respect to any of the above, including any laws, statutes, regulations and rules issued by any governmental authority of similar purpose and scope.
"Anti-Money Laundering Laws" means the Bank Secrecy Act and implementing regulations and the applicable anti-money laundering statutes of jurisdictions where any of the Parent Guarantor, the Borrower and its Subsidiaries conduct business and the rules and regulations thereunder.
"Anti-Terrorism Laws" means any applicable law or regulation related to money laundering or financing terrorism including without limitation (i) the Patriot Act, (ii) the Bank Secrecy Act, (iii) the Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001) and (iv) the Money Laundering Control Act of 1986.
"Applicable High Yield Standard Indenture" means the standard for indentures in the European high-yield market for issuers of comparable credit rating, taking into account the prevailing market conditions.
"Applicable Premium" means, with respect to any Exchange Note or Takeout Demand Failure Bridge Loan (as the case may be) on any date prior to the third (3rd) anniversary of the Closing Date, the greater of:

(a)
1% of the principal amount of such Exchange Note or Takeout Demand Failure Bridge Loan (and any Bridge Term Loan upon issuance in exchange for such Takeout Demand Failure Bridge Loan) (as the case may be); and

(b)	the excess (to the extent positive) of:

(i)
the present value at such date of (1) the price of such Exchange Note, or Takeout Demand Failure Bridge Loan (and any Bridge Term Loan upon issuance in exchange for such Takeout Demand Failure Bridge Loan) (as the case may be) at the third (3rd) anniversary of the Closing Date of par plus the premium set forth in the table in paragraph (b)(iv)(C) of Clause 6.4 (Exchange of Bridge Term Loan for Exchange Notes) excluding accrued and unpaid interest, plus (2) all required interest payments due on such Exchange Note or Takeout Demand Failure Bridge Loan (and any Bridge Term Loan upon issuance in exchange for such Takeout Demand Failure Bridge Loan) (as the case may be) to but excluding the third (3rd) anniversary of the Closing Date, computed at such date using a discount rate equal to the Bund Rate at such date plus 50 basis points; over

(ii)
the outstanding principal amount of such Exchange Note or Takeout Demand Failure Bridge Loan (and any Bridge Term Loan upon issuance in exchange for such Takeout Demand Failure Bridge Loan) (as the case may be), as calculated by the Borrower or on behalf of the Borrower by such person as the Borrower shall designate.
"Asset Management Affiliate" means a person established primarily for the purpose of making, purchasing or investing in loans or debt securities that manages assets on behalf of third parties that are not Affiliates of a Lender and which is managed or controlled independently (and where customary information barriers are in place) from funds or partnerships managed or controlled by a Lender or any of its Affiliates.
"Asset Sale" has the meaning given to that term in Part 1 (New York Law Definitions) of Schedule 9 (Restrictive Covenants and Events of Default).
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.
"Auditors" means an internationally recognised firm of independent accountants or any other firm approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including the earlier of (a) the end of the Certain Funds Period and (b) the Bridge Facility Refinancing Date (or such other date as may be agreed between the Borrower and all of the Arrangers).
"Available Commitment" means, in relation to the Facility, a Lender's Commitment minus its participation in any outstanding Loan under the Facility.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Bank Levy" means (i) the UK bank levy as set out in the Finance Act 2011; (ii) the French “taxe bancaire de risque systémique” as set out in Article 235 ter ZE of the French general tax code (code général des impôts); and (iii) any substantially similar bank levy in any other jurisdiction to those referred to in (i) or (ii) above already in existence at the date of this Agreement.
"Bank Secrecy Act" means the Currency and Foreign Transactions Reporting Act, Pub. L. No. 91-508, Title II (1970), as amended by Title III of the Patriot Act.
"Base Case Model" means the financial model in agreed form as emailed to the Arrangers by the Borrower on 10 October 2014 with the Excel attachment entitled “9.15.2014 v27”.
"Base Currency" means Euro.
"Bidco" means UGI Bordeaux Holdings SAS, a société par actions simplifiée, incorporated under the laws of France, having its registered office at Immeuble les Renardières, 3 place de Saverne, 92400 Courbevoie, and registered with the Nanterre Trade and Companies Register under number 452 431 232.
"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Bridge Facility Fee Letter" means the fee letter dated 1 July 2014 among the Borrower, the Arrangers, the Original Lenders and the Agent, as amended from time to time.
"Bridge Facility Refinancing Date" means the date on which the Commitments under the Facility have been reduced to zero with the proceeds of one or more offerings of Senior Secured Notes.
"Bridge Term Loan" has the meaning given to that term in Clause 6.2 (Bridge Term Loan).
"Bund Rate" means as of any date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(a)
"Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such date to the third anniversary of the Closing Date, and that would be utilised, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Loan and of a maturity most nearly equal to the third anniversary of the Closing Date; provided, however, that, if the period from such date to the third anniversary of the Closing Date is less than one year, a fixed maturity of one year shall be used;

(b)
"Comparable German Bund Price" means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Borrower obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(c)	"Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the Borrower in good faith; and

(d)
"Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Borrower of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Borrower by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris, Frankfurt am Main (solely for the purposes of calculating Business Days under paragraph (b) of Clause 6.4 (Exchange of Bridge Term Loan for Exchange Notes) and paragraph (b) of Clause 7.3 (Voluntary Prepayment of Loan)), New York and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.
"Certain Funds Event of Default" means in relation to a Certain Funds Loan:

(a)	the documents and other evidence required to be delivered under Clause 4.1 (Initial conditions precedent) have not been delivered in form and substance satisfactory to the Agent (acting reasonably);

(b)
a Major Representation is not true and correct in any material respect on the date first made and on the date that Certain Funds Loan is made (save to the extent such Major Representation is already qualified by materiality);

(c)	a Major Default is continuing or will result from the making of that Certain Funds Loan;

(d)	there has been a Change of Control or a sale of all or substantially all of the assets or business of the Group (whether in a single transaction or series of transactions);

(e)
the Borrower or Bidco fails to exercise any right under an Acquisition Document to terminate the Acquisition following the occurrence of an event, matter or circumstance that would entitle any of them to exercise such termination right without the prior written consent of all of the Arrangers; or

(f)
it is or it becomes contrary to any law or regulation in an applicable jurisdiction for that Lender to fund, issue or maintain the proposed Certain Funds Utilisation or to participate in it (which shall only affect that Lender’s obligation to fund).

"Certain Funds Loan" means the Loan made or to be made under the Facility during the Certain Funds Period.
"Certain Funds Period" means the period commencing on the date of this Agreement and ending on the earliest of (i) 6.00 p.m. on the Closing Date; and (ii) 6.00 p.m. on 30 January 2015.
"Certain Funds Utilisation" means the Loan made or to be made during the Certain Funds Period.
"Change of Control" means:

(a)	prior to the Changeover Date:

(i)	any person or group of persons acting in concert gains direct or indirect control of the Parent Guarantor; or

(ii)
the Parent Guarantor ceases to directly or indirectly beneficially own 100 per cent. of the issued share capital of the Borrower and/or ceases to have the ability to determine the composition of the majority of the board of directors or equivalent body of the Borrower; or

(i)
the Borrower ceases to directly or indirectly beneficially own 100 per cent. of the issued share capital of the Target and/or ceases to have the ability to determine the composition of the majority of the board of directors or equivalent body of the Target.

For the purposes of this definition:
"control" of the Parent Guarantor means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 30% of the maximum number of votes that might be cast at a general meeting of the Parent Guarantor;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent Guarantor; or

(C)	give directions with respect to the operating and financial policies of the Parent Guarantor with which the directors or other equivalent officers of the Parent Guarantor are obliged to comply; or

(ii)
the holding beneficially of more than 30% of the issued share capital of the Parent Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Parent Guarantor;

(b)	after the Changeover Date, a "Change of Control" as defined in Schedule 9 (Restrictive Covenants and Events of Default).
"Changeover Date" means the earlier of (i) the Initial Maturity Date and (ii) the Full Takeout Demand Failure (as defined in Part I (New York Law Definitions) of Schedule 9 (Restrictive Covenants and Events of Default)).
"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Clean-Up Date" means the date falling 60 days after the Closing Date.
"Clean-Up Default" means any Default or any Event of Default (other than clauses (7) and (8) under Part IV (Events of Default) of Schedule 9 (Restrictive Covenants and Events of Default) and Clause 22.7 (Unlawfulness and invalidity)), subsisting on the Closing Date but prior to the Clean-Up Date to the extent that it (or any representation or undertaking or Event of Default relating thereto) relates to the Target or any of its Subsidiaries, provided that:

(a)	no Material Adverse Effect has occurred or could reasonably be expected to occur as a result of the occurrence of that Clean-Up Default;

(b)	that Clean-Up Default has not been knowingly procured or approved by the Borrower; and

(c)	that Clean-Up Default is capable of being remedied prior to the Clean-Up Date and reasonable steps are being made to remedy it.
"Closing Date" means the date on which Completion occurs.
"Code" means the US Internal Revenue Code of 1986, as amended.
"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § I et seq.), as amended from time to time, and any successor statute.
"Completion" means the completion of the Acquisition in accordance with the Acquisition Agreement.
"Confidential Information" means all information relating to any Obligor, the Parent Guarantor, the Group, the Target Group, the Finance Documents, the Acquisition, the Facility or the Senior Secured Notes of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group, the Target Group or any of its Affiliates or advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the relevant Lender.
"Constitutional Documents" means the constitutional documents of the Borrower, the Parent Guarantor and Bidco.
"Conversion Date" means any the date on which a Lender shall be required to extend the Repayment Date in accordance with Clause 6.2 (Bridge Term Loans).
"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) (including, for the avoidance of doubt the Events of Default set out in Part IV of Schedule 9 (Restrictive Covenants and Events of Default)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing in each case as specified in Clause 22 (Events of Default)) be an Event of Default provided that any such event or circumstance which expressly requires the satisfaction of any condition as to materiality before it may become an Event of Default shall not be a Default until such condition is satisfied.
"Defaulting Lender" means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)
which has failed to make its participation in the Loan available or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Disposal" means any sale, lease, transfer or other disposal of any assets, whether in a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems‑related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(iv)	from performing its payment obligations under the Finance Documents; or

(v)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"EBITDA" means, for the most recent fiscal year, the consolidated operating profit before Taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised in respect of that relevant period;

(b)	not including any accrued interest owing to any member of the Restricted Group;

(c)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets (and taking no account of the reversal of any previous impairment charge made in that fiscal year);

(d)	before taking into account any exceptional, one-off, non-recurring or extraordinary items;

(e)	before deducting any Acquisition Costs;

(f)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Restricted Group which is attributable to minority interests;

(g)
after deducting the amount of any profit of a Non-Restricted-Group Entity in which a member of the Restricted Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Restricted Group exceeds the amount actually received in cash by members of the Restricted Group through distributions by the Non-Restricted-Group Entity;

(h)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(i)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 30 September 2013; and

(j)	before taking into account any gain arising from any Debt Purchase Transaction entered into by a member of the Group.
"Environment" means humans, animals, plants and all other living organisms, including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Restricted Group conducted on or from the properties owned or used by any member of the Restricted Group.
"Environmental Report" means the environmental report by Environ dated 10 March 2014 relating to the Target and its Subsidiaries and addressed to, and/or capable of being relied upon, by the Reliance Parties.
"Equity Documents" means the Shareholder Loan Instruments, the Constitutional Documents (other than the constitutional documents of the Parent Guarantor) and any other document designated as an equity document by the Borrower and the Agent.
"ERISA" means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time, and any applicable regulations promulgated thereunder.
"ERISA Affiliate", with respect to any Obligor, means any person that for the purposes of Title IV of ERISA is from time to time a member of the controlled group of any Obligor or under common control with any Obligor within the meaning of section 414 of the Code.
"ERISA Event" means:

(a)
(iii)    the occurrence of a reportable event, within the meaning of section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or

(iv)
the requirements of section 4043(b) of ERISA applied with respect to a contributing sponsor, as defined in section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)	the application for a minimum funding waiver with respect to a Plan;

(c)
the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in section 4062(e) of ERISA;

(e)	the withdrawal by any Obligor or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in section 4001(a)(2) of ERISA;

(f)	the conditions for imposition of a lien under section 303(k) of ERISA shall have occurred with respect to any Plan;

(g)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to section 307 of ERISA; or

(h)	the institution by the PBGC of proceedings to terminate a Plan pursuant to section 4042 of ERISA, the termination of, or the appointment of a trustee to administer, such Plan.
"EURIBOR" means, in relation to the Loan in Euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of the Loan) the Interpolated Screen Rate for the Loan,
as of the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of the Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.
"Euro", "EUR" or "€" means the single currency of a Participating Member State.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Exchange" has the meaning given to it in Clause 6.4 (Exchange Notes of Bridge Term Loan for Exchange Notes).
"Exchange Date" means the date an Exchange occurs pursuant to this Agreement.
"Exchange Notes" means the note (or, if more than one such note is outstanding a note) to be issued under the Exchange Notes Indenture in exchange for any portion of the Loan on or after the Initial Maturity Date.
"Exchange Notes Indenture" means an indenture to be entered into between, among others, the Borrower and the Exchange Notes Trustee in accordance with Clause 6.4(a) (Exchange Notes Indenture).
"Exchange Notes Trustee" means a trustee acceptable to the Borrower and the Agent which agrees to act as trustee pursuant to the Exchange Notes Indenture on the terms thereof.
"Exchange Request" means a written or telecopy notice in the form attached hereto as Schedule 10 (Form of Exchange Request).
"Extension Default" means the occurrence of any Event of Default under any of clauses (7) or (8) of Part IV (Events of Default and Remedies) of Schedule 9 (Restrictive Covenants and Events of Default) and Clause 22.2 (Non-Payment) in relation to an Obligor or the Parent Guarantor that remains unremedied and unwaived.
"Facility" means the credit facility made available under this Agreement as described in Clause 2.1 (The Facility).
"Facility Office" means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means:

(a)
the Bridge Facility Fee Letter and any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase) of this Agreement or under any other Finance Document.
"Final Maturity Date" means the date falling seven years after the Closing Date.
"Finance Document" means this Agreement, the UGI Guarantee, any Fee Letter, the Intercreditor Agreement, any Transaction Security Document, the Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Borrower.
"Finance Lease" means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.
"Finance Party" means the Agent, an Arranger, the Security Agent or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of (and without double counting):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but not Trade Instruments);

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Restricted Group which liability would fall within one of the other paragraphs of this definition;

(h)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Repayment Date (or are otherwise classified as borrowings under the Accounting Principles);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reason behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 120 days after the date of supply to it;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above, but excluding Financial Indebtedness owed by a Restricted Subsidiary to another Restricted Subsidiary.
"Financial Quarter" means the period commencing on the day after one Quarter Day and ending on the next Quarter Day.
"Fitch" means Fitch Ratings Ltd.
"Funds Flow Statement" means the funds flow statement in the agreed form.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Group" means the Borrower (including Target from the date of first utilisation of the Loan) and each of its Subsidiaries for the time being.
"Group Structure Chart" means the group structure chart in the agreed form.
"Holder" has the meaning given to such term in the Exchange Notes Indenture.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFRS" has the meaning given to that term in Part 1 (New York Definitions) at Schedule 9 (Restrictive Covenants and Events of Default).
"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 7 (Form of Increase Confirmation).
"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).
"Indebtedness" has the meaning given to it in Schedule 9 (Restrictive Covenants and Events of Default).
"Information Memorandum" means the document in the form approved by the Borrower concerning the Parent Guarantor and the Group prepared at the request of Borrower and on its behalf and distributed by the Arranger in connection with the syndication of the Facility.
"Information Package" means the Reports and the Base Case Model.
"Initial Loan" means, prior to the extension in accordance with Clause 6.2 (Bridge Term Loan), the loan made available by the Lenders to the Borrowers on the Utilisation Date pursuant to a Utilisation Request.
"Initial Maturity Date" means the date falling 12 months after the Closing Date.
"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in section 4001(a)(18) of ERISA.
"Insurance Report" means the insurance report dated 13 February 2014, prepared by Marsh relating to the Target and its Subsidiaries and addressed to, and/or capable of being relied upon, by the Reliance Parties.
"Intellectual Property" means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
"Intercreditor Agreement" means the intercreditor agreement dated on or prior to the Closing Date to be entered into between, among others, the Borrower, the Security Agent, the Agent, the Lenders, the Arrangers and the Obligors.
"Intercreditor Principles" means the intercreditor principles agreed between the Borrower and the Original Lenders on or prior to the date of this Agreement.
"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
"Interest Rate Cap" means:

(a)	6.50 per cent. (or 6.75 per cent. six months after 2 July 2014) if:

(v)	Moody’s has issued a rating with respect to the Senior Secured Notes and such rating at the time of the issuance of the Senior Secured Notes is Ba3 or higher with a stable outlook or better; and

(vi)	Fitch has issued a rating with respect to the Senior Secured Notes and such rating at the time of the issuance of the Senior Secured Notes is BB- or higher with a stable outlook or better; and

(b)	8.00 per cent. (or 8.50 per cent. six months after 2 July 2014) if the ratings thresholds referred to in (a)(i) and (a)(ii) above have not been met.
"Interpolated Screen Rate" means, in relation to EURIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest Period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan, each as of the Specified Time on the Quotation Day for the currency of the Loan.
"Investment" has the meaning given to that term in Schedule 9 (Restrictive Covenants and Events of Default).
"IT Report" means the IT report dated 29 April 2014, prepared by KPMG relating to the Target and its Subsidiaries and addressed to, and/or capable of being relied upon, by the Reliance Parties.
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity in which the interests of all members of the Group are not more than 50%.
"Laws" means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration there.
"Legal Due Diligence Report" means the legal due diligence and human resources report dated 30 April 2014 prepared by Gide Loyrette Nouel in relation to the Acquisition and addressed to, and/or capable of being relied upon by, the Reliance Parties.
"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).
"Legal Reservations" means:

(a)
the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts and other applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)
the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;

(e)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)
the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),
which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"LMA" means the Loan Market Association.
"Loan" means the Initial Loan, a Takeout Demand Failure Bridge Loan or a Bridge Term Loan.
"Major Default" means (with respect to each of the Borrower, the Parent Guarantor and Bidco only) any event or circumstance constituting an Event of Default under any of Clause 22.2 (Non-payment), Clause 22.3 (Other Obligations) insofar as it relates to a breach of any Major Undertaking, Clause 22.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 22.6 (Unlawfulness and invalidity), Clause 22.8 (Repudiation and rescission of agreements) and clauses (7) and (8) under Part IV (Events of Default) of Schedule 9 (Restrictive Covenants and Events of Default) (each inclusive).
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to that reduction).
"Major Representation" means a representation or warranty (with respect to each of the Borrower, the Parent Guarantor and Bidco only) under any of Clauses 19.1 (General) to 19.8 (Insolvency), 19.18 (Ranking), 19.27 (Anti-Corruption Laws and Sanctions), 19.28 (Anti-Terrorism Laws), 19.29 (US government regulations) and 19.31 (Solvency) (each inclusive).
"Major Undertaking" means with respect to each of the Borrower and Bidco only, any of Clause 21.8 (Change of business), paragraph (b) of Clause 21.18 (Acquisition and Equity Documents) and the provisions of the paragraphs entitled “Restricted Payments” (with respect to the Borrower only) and “Merger, Consolidation and Sale of Assets” of Part II (General Undertakings and Mandatory Offers) of Schedule 9 (Restrictive Covenants and Events of Default).
"Mandatory Prepayment Account" means an interest bearing account:

(a)	held in London by the Borrower with the Agent or the Security Agent or an Affiliate thereof;

(b)	identified in a letter between the Borrower and the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and the Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement, as the same may be redesignated, substituted or replaced from time to time.
"Margin" means 4.00 per cent per annum for the period from and including the Closing Date to but excluding the date falling three Months after the Closing Date. Thereafter, if the Loan has not been repaid in full within such three Month period, the Margin will increase by 50 basis points from and including the last day of such three Month period and will increase by an additional 50 basis points from and including the last day of each subsequent three Month period until the Initial Loan is repaid in full or the Initial Loan is converted into a Bridge Term Loan in accordance with Clause 6.2 (Bridge Term Loan). For the avoidance of doubt, the Margin is subject to the Interest Rate Cap.
"Margin Stock" means Margin Stock or Margin Security within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the US (or any successor).
"Market Disruption Event" has the meaning given to it in Clause 12.2 (Market disruption).
"Material Adverse Effect" means any event or circumstance which (after taking into account all of the relevant circumstances):

(a)	is materially adverse to:

(vii)	the business, assets or financial condition of the Parent Guarantor Group (taken as a whole);

(viii)	the ability of the Parent Guarantor and the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(b)
subject to the Legal Reservations and the completion of any Perfection Requirements which are not overdue, affects the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents in any way which is materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within 15 Business Days of the Borrower becoming aware of the issue or being so notified by the Agent.

"Material Company" means, at any time:

(a)	an Obligor;

(b)	from the date of first utilisation of the Loan, Target;

(c)	a member of the Group:

(iii)	which holds shares in a Material Company; or

(iv)
for the most recent fiscal year has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA representing 5 per cent. or more of EBITDA, or has gross assets or turnover (excluding intra-Group items) representing 5 per cent., or more of the gross assets or turnover of the Restricted Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c)(ii) above shall be determined by reference to the latest audited financial statements of the Borrower. However, if a Restricted Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Borrower were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Restricted Subsidiary.
A report by the Auditors of the Borrower that a Restricted Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period. "Monthly" shall be construed accordingly.
"Moody's" means Moody's Investor Services, Inc.
"Multiemployer Plan" means a multiemployer plan, as defined in section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions.
"Multiple Employer Plan" means a single employer plan, as defined in section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (i) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person (other than the Obligors and the ERISA Affiliates) or (ii) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
"New Lender" has the meaning given to it in Clause 23.1 (Assignments and transfers by the Lenders).
"Non-Consenting Lender" has the meaning given to that term in 35.6 (Replacement of Lender).
"Non-Obligor" means a member of the Group that is not an Obligor.
"Non-Restricted Group Entity" means any investment in any entity (which is not itself a member of the Restricted Group (including associates and Joint Ventures)) in which any member of the Restricted Group has an ownership interest.
"Notifiable Debt Purchase Transaction" has the meaning given to that term in paragraph (b) of Clause 24.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).
"Notes Issuer" means the Borrower or any of its direct or indirect Subsidiaries (including, after the Closing Date, the Target), Affiliates or any special purpose or orphan companies formed by or at the direction of the Borrower or any of its Affiliates, in each case in its capacity as issuer of the Senior Secured Notes.
"Obligor" means the Borrower or an entity which has provided Transaction Security over any or all of its assets in connection with this Agreement.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).
"Original Financial Statements" means Parent Guarantor's consolidated audited financial statements for the last Financial Year ended 30 September 2013.
"Original Jurisdiction" means, in relation to the Borrower, the Parent Guarantor or Bidco, the jurisdiction under whose laws the Borrower, the Parent Guarantor or Bidco is incorporated as at the date of this Agreement.
"Parent Guarantor" means UGI Corporation, of 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA registered in Pennsylvania with registration number 2069197.
"Parent Guarantor Group" means the Parent Guarantor and the Group for the time being.
"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.
"PBGC" means the Pension Benefit Guaranty Corporation (or any successor).
"Perfection Requirements" means the making or procuring of appropriate registrations, filings, endorsements, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.
"Permitted Collateral Lien" has the meaning given to that term in Schedule 9 (Restrictive Covenants and Events of Default).
"Permitted Lien" means a "Permitted Lien" as defined in Schedule 9 (Restrictive Covenants and Events of Default).
"Permitted Refinancing Indebtedness" has the meaning given to it in Schedule 9 (Restrictive Covenants and Events of Default).
"Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organisation, bank, business association, firm, joint venture or Governmental Authority.
"Plan" means a Single Employer Plan or a Multiple Employer Plan.
"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.
"Quasi-Security" means any transaction in which a member of the Restricted Group agrees to:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Restricted Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined: two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
"Reference Banks" means Natixis and any such other banks as may be appointed by the Agent in consultation with the Borrower.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Interbank Market" means the European interbank market.
"Relevant Jurisdiction" means, in relation to each Obligor and the Parent Guarantor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
"Reliance Parties" means the Agent, the Arrangers, the Security Agent, each Original Lender and each person which becomes a Lender within 6 months of the Closing Date.
"Repayment Date" means the Initial Maturity Date or, if the Loan is extended into the Bridge Term Loan, the Final Maturity Date.
"Repeating Representations" means each of the representations set out in Clause 19.2 (Status) to Clause 19.7 (Governing law and enforcement), Clause 19.10 (No default), paragraph (f) of Clause 19.11 (No Misleading Information), paragraphs (a) and (b) of Clause 19.12 (Original Financial Statements) in each case only in respect of the Original Financial Statements, Clause 19.18 (Ranking) to Clause 19.20 (Legal and beneficial ownership), Clause 19.21 (Shares), Clause 19.26 (Centre of main interests and establishments), Clause 19.28 (Anti-Terrorism Laws) and Clause 19.29 (US government regulations).
"Replacement Debt" means Permitted Refinancing Indebtedness where the proceeds are applied within one Business Day of the incurrence of the Permitted Refinancing Indebtedness (provided that the Borrower shall use its reasonable endeavours to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of (a) the Senior Secured Notes or any Term Debt; or (b) any Permitted Refinancing Indebtedness.
"Replacement Financing" has the meaning given to that term in Clause 8.3 (Financing Proceeds).
"Reports" means the Accountants' Report, the Strategic Report, the Tax Due Diligence Report, the Legal Due Diligence Report, the Environmental Report, the Insurance Report, the IT Report and the Structure Memorandum.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Restricted Group" means the Borrower and each Restricted Subsidiary.
"Restricted Subsidiary" has the meaning given to that term in Schedule 9 (Restrictive Covenants and Events of Default).
"S&P" means Standard and Poor's Rating Group, a division of the McGraw Hill Corporation.
"Sanctioned Country" means a country or territory which at any time is the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, any (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state, (b) any Governmental Authority of any Sanctioned Country, (c) any Person located, organised or resident in a Sanctioned Country or (d) any Person directly or indirectly 50 percent or more owned by, or otherwise controlled by, any Person referenced in clauses (a) or (b).
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or Her Majesty’s Treasury of the United Kingdom.
"Screen Rate" means in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"SEC" means the Securities and Exchange Commission of the United States or any successor thereto.
"Secured Parties" means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
"Securities" means the debt securities issued pursuant to Clause 6.4 (Exchange of Bridge Term Loan for Exchange Notes).
"Securities Act" means the U.S. Securities Act of 1933, as amended.
"Securities Notice" means at any time, on no more than three occasions, beginning on the earlier of (a) nine months from 2 July 2014 and (b) the date on which the condition for regulatory approval of the Acquisition is satisfied and ending on the Initial Maturity Date, the notice from an Arranger (appointed on 2 July 2014) to the Borrower which causes the Borrower to issue the Senior Secured Notes to third parties, the Arrangers and/or their affiliates, as specified in the Securities Notice, the gross proceeds of which will immediately be applied to refinance or reduce the Commitments.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Selection Notice" means a notice substantially in the form set out in Schedule 3 Part IB (Requests) given in accordance with Clause 11 (Interest Periods) in relation to the Facility.
"Senior Secured Notes" means one or more tranches of high yield secured notes governed by New York law issued or to be issued by the Notes Issuer and that amounts of Senior Secured Notes so issued will (i) in the event of an issuance occurring prior to the Closing Date, reduce, pro tanto (and terminate if reduced to EUR0) the Commitments or (ii) in the event of an issuance occurring after the Closing Date, to refinance, on the same basis, any amounts drawn under the Facility.
"Shareholder Loan" means any loan made in cash to the Borrower by a Holding Company or other direct or indirect shareholder of the Borrower or any of their respective affiliates (not being a member of the Group) and which are subordinated pursuant to the terms of the Intercreditor Agreement or otherwise to the satisfaction of the Agent (acting on the instructions of the Majority Lenders acting reasonably) and which are not prohibited under the undertakings contained in Schedule 9 (Restrictive Covenants and Events of Default).
"Shareholder Loan Instrument" means any agreement evidencing a Shareholder Loan.
"Single Employer Plan" means a single employer plan, as defined in section 4001(a)(15) of ERISA, that is subject to title IV of ERISA that (a) is maintained for employees of any Obligor or any ERISA Affiliate and no person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under section 4069 of ERISA in the event such plan has been or were to be terminated.
"Specified Time" means a time determined in accordance with Schedule 6 (Timetables).
"Sponsor Affiliate" means the Parent Guarantor or any Subsidiary of the Parent Guarantor which is not a member of the Group.
"Strategic Report" means the strategic report by BCG dated March 2014 relating to the Target and its Subsidiaries.
"Structural Intra-Group Loan Agreement" means each agreement evidencing the terms of a Structural Intra-Group Loan.
"Structural Intra-Group Loans" means:

(a)	the loan between UGI Europe Inc. as lender to UGI International Holdings BV as borrower;

(b)	the loan between UGI International Holdings BV as lender to Bidco as borrower, in each case as specified in the Structure Memorandum.
"Structure Memorandum" means the structure paper prepared by the Borrower in the agreed form that is acceptable to the Lenders in their sole discretion and addressed to, and capable of being relied upon, by the Reliance Parties.
"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(b)	more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary or another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or control the composition of its board of directors or equivalent body or similarly directs its affairs.
"Takeout Demand Failure" means a failure to issue Senior Secured Notes in accordance with the terms of the Bridge Facility Fee Letter for any reason within 10 days from the delivery of a Securities Notice as notified to the Agent by the relevant Underwriter.
"Takeout Demand Failure Bridge Loan" has the meaning given to that term in Clause 6.5 (Takeout Demand Failure Bridge Loan).
"Target" means Totalgaz, a French société en nom collectif incorporated and organised under the laws of France, registered with the trade and commercial registry of Nanterre under number 582 018 966, having its registered office at Immeuble Wilson, 48 Avenue de Général de Gaulle, 92800 Puteaux, France.
"Target Group" means the Target and its Subsidiaries.
"Target Shares" means the shares comprising the share capital and voting rights in the Target acquired or to be acquired by Bidco pursuant to the terms of the Acquisition Agreement.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in Euro.
"Tax" or "Taxes" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Due Diligence Report" means the tax due diligence report dated 6 May 2014 prepared by Fidal in relation to the Acquisition and addressed to, and/or capable of being relied upon by, the Reliance Parties.
"Term Debt" means on any date, Financial Indebtedness with a scheduled maturity date 12 Months or more from the date on which such Financial Indebtedness was incurred.
"Total Commitments" means the aggregate of the Commitments, being an amount of up to €300,000,000 at the date of this Agreement.
"Trade Instruments" means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Restricted Group arising in the ordinary course of trading of that member of the Restricted Group.
"Transaction Costs" means (1) all Acquisition Costs, (1) all fees, costs and expenses and Taxes incurred by the Group in connection with (A) any Replacement Debt, (B) any transaction pursuant to which additional debt is raised in the debt capital markets (including, for the avoidance of doubt, by way of borrowing under any credit facility) and (C) any acquisition, disposal or recapitalisation.
"Transaction Documents" means the Finance Documents, the Acquisition Documents, the Shareholder Loan Instruments, the Constitutional Documents, the Exchange Notes and each Structural Intra-Group Loan Agreement.
"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.
"Transaction Security Documents" means each of the documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Treasury Transactions" means any derivative transaction (including, for the avoidance of doubt, a foreign exchange transaction) entered into in connection with protection against or benefit from fluctuation in any rate or price.
"UGI Guarantee" means the guarantee granted by the Parent Guarantor in favour of the Agent in relation to the obligations of the Obligors to the Finance Parties under the Finance Documents dated on or around the date of this Agreement.
"Underwriters" means Credit Suisse Securities (Europe) Limited, Merrill Lynch International and Natixis.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor or the Parent Guarantor under the Finance Documents.
"Unrestricted Subsidiary" has the meaning given to that term in Part I (New York Law Definitions) of Schedule 9 (Restrictive Covenants and Events of Default).
"US" and "USA" means the United States of America or any of its states and territories and the District of Columbia.
"US Bankruptcy Code" means Title 11 of the United States Code entitled Bankruptcy, as amended, or any successor thereof.
"US Obligor" means an Obligor organised under the laws of the US, any State of the US or the District of Columbia.
"US Solvent" and "US Solvency" mean, with respect to any person on any date of determination, that on such date (a) the fair value of the assets of such person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) such person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
"US Tax Obligor" means:

(a)	the Borrower which is a "United States person" as defined in Section 7701(a)(30) of the Code; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation Date" means the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).
"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Vendor" means Total Marketing Services S.A., a French société anonyme with a capital of 324,158,696 euros, having its registered office at 24 Cours Michelet, 92800 Puteaux registered with the Trade and Companies Registry of Nanterre under number 542934921.
"Withdrawal Liability" has the meaning specified in Part I of Subtitle E of title IV of ERISA.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(vi)
the "Agent", the "Arranger", any "Exchange Notes Trustee", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(vii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or if not so agreed is in the form specified by the Agent;

(viii)	"assets" includes present and future properties, revenues and rights of every description;

(ix)
a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(x)	a "group of Lenders" includes all the Lenders;

(xi)
"guarantee" means (other than the UGI Guarantee)) any guarantee, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiv)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvi)	a time of day is a reference to New York time unless otherwise agreed.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

(e)
"Principal" of the Loan or Exchange Note at any time means the principal of the Loan or Exchange Note plus (in the case of an Exchange Note), the premium, if any, payable on such Exchange Note that is due or overdue or is to become due at such time.

1.3	Exchange rate fluctuation

(a)
When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated at the Agent's Spot Rate of Exchange as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)
No Event of Default or breach of any representation or warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent of any relevant amount due to fluctuations in exchange rates.

1.4	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Certificates
Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law).

1.6	Intercreditor Agreement
This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.
SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available a credit facility denominated in Euro in an aggregate amount equal to the Total Commitments.

2.2	Increase

(c)	The Borrower may by giving prior notice to the Agent by no later than the date falling 15 Business Days after the effective date of a cancellation of:

(iii)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of cancellation in relation to a Defaulting Lender); or

(iv)	the Commitments of a Lender in accordance with paragraph (a) of Clause 7.4 (Right of cancellation and repayment in relation to a Single Lender); or

(v)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount up to the amount of the Available Commitments or Commitments so cancelled as follows:

(vi)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Borrower (each of which shall not be a Sponsor Affiliate or a member of the Group) and (in the case of the Commitments), each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(vii)
each of the Obligors and the Parent Guarantor and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Parent Guarantor and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(viii)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(ix)	the Commitments of the other Lenders shall continue in full force and effect; and

(x)
any increase in the Total Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(d)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)
the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(e)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)
The Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(g)
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(h)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a Fee Letter.

(i)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

(c)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(d)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor or the Parent Guarantor shall be a separate and independent debt.

(e)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(j)
The Borrower shall apply all amounts borrowed by it under the Facility towards (i) payment to the Vendor of the purchase price for the Acquisition under the Acquisition Agreement; and (ii) payment of the Acquisition Costs, as described in the Funds Flow Statement.

(k)	For the avoidance of doubt, the maximum aggregate amount of the outstanding Loan of all the Lenders shall not exceed the Total Commitments.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(f)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the Loan if on or before the Utilisation Date for the Loan the Agent has received (or (acting on the instruction of the Majority Lenders) has waived receipt of or is satisfied that it will, on or before the first Utilisation Date, receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly in writing upon being so satisfied.

(g)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Maximum number of Loans
The Borrower may only deliver one Utilisation Request.

4.3	Loan during the Certain Funds Period

(a)
Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date no Certain Funds Event of Default is continuing or would result from the proposed Loan.

(b)
During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and subject as provided in Clause 7.1 (Illegality) and Clause 8.1 (Exit)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)
rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)
refuse to participate in the making of a Certain Funds Utilisation (including invoking any provision of this Agreement which provides that the Loan can only be made if a Default has not occurred and is not continuing and if the representations and warranties set out in Clause 19 (Representations) that are repeated or deemed to be repeated on the date of the Utilisation Request, on each Utilisation Date and on the last day of each Interest Period are true);

(iv)	exercise any right of set-off or counterclaim in respect of the Loan to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)
take any action or make or enforce any claim under or in respect of this Agreement to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of the Loan or which would restrict the Loan under the Facility which are or would otherwise be permitted during the Certain Funds Period, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period to the extent that the relevant circumstances are continuing.
SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree acting on the instructions of all the Lenders).

5.2	Completion of the Utilisation Request for Loan

(c)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the amount of the Loan complies with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

5.3	Currency and amount
The currency specified in the Utilisation Request must be Euro and must be in a minimum amount of €100,000,000 and must not exceed the Total Commitments.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office by 10:00am London time.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Limitations on Loan
The Facility may only be utilised on the Closing Date.

5.6	Cancellation of Commitment
The Commitments which, at 6.00pm on the Closing Date, are unutilised shall be immediately cancelled in full.
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

(d)
Subject to Clause 6.2 (Bridge Term Loan) the Borrower shall repay to the Agent for the rateable account of the Lenders the aggregate outstanding principal amount of the Loan owed by the Borrower on the Initial Maturity Date.

(e)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Bridge Term Loan

(a)	Each Lender shall be required to extend the Repayment Date of its portion of the Initial Loan pursuant to paragraph (b) below on each of:

(vi)	the Initial Maturity Date, if the Loan has not been repaid in full; and

(vii)	the date on which a Takeout Demand Failure occurs (but only with respect to the principal amount of the relevant Takeout Demand Failure Bridge Loan), provided, in each case, that no Extension Default exists and is continuing.

(b)
If the conditions to the extension of the Repayment Date specified in paragraph (a) are satisfied: (i) the Repayment Date of the portion of the Loan shall be extended to the Final Maturity Date without requirement for any action from the Finance Parties; (ii) the portion of the Loan shall thereafter be a Bridge Term Loan under and governed by this Agreement and have the same terms as the Initial Loan unless otherwise provided in this Agreement; and (iii) no Event of Default shall have deemed to have occurred as a result of the Borrower not having repaid the Initial Loan or any Takeout Demand Failure Bridge Loan on a Conversion Date.

6.3	Repayment of Bridge Term Loan
The Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate outstanding amount of Bridge Term Loan on the Final Maturity Date.

6.4	Exchange of Bridge Term Loan for Exchange Notes

(a)	Exchange Note Indenture

(i)
The Borrower shall negotiate in good faith with the Arrangers the form of an Exchange Note Indenture with respect to the Exchange Notes, which Exchange Note Indenture shall be governed by New York law and shall be on the terms of and conditions substantially consistent with the Applicable High Yield Standard Indenture, as adjusted for changes in the capital structure of the Group or any law or regulation applicable to the Group and to the extent reasonably required to adjust for market conditions at the time of issuance and as may otherwise be mutually agreed. The Exchange Note Indenture will include covenants and "change of control" provisions (as defined in a manner consistent with this Agreement) at a redemption price of 101% (or 100% for Exchange Notes held by the Original Lenders or their Affiliates (other than any Asset Management Affiliates)) of par plus accrued interest and provide for events of default as specified in Schedule 9 (Restrictive Covenants and Events of Default) to this Agreement, as adjusted for changes in the capital structure of the Group or any law or regulation applicable to the Group and to the extent reasonably required to adjust for market conditions at the time of issuance and as may otherwise be mutually agreed.

(ii)
The Borrower and the Arrangers agree to negotiate and finalise the Exchange Note Indenture to be entered into pursuant to paragraph (a) no later than 30 days prior to the Initial Maturity Date or such other date as the Borrower and the Arrangers may agree; provided that the Borrower may defer only the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate principal amount of the Loan to be so exchanged that equals or exceeds the minimum amount specified in Clause 6.4(b) (Exchange Notes) below.

(iii)
The Exchange Notes Indenture shall be fully executed and delivered, and the Exchange Notes will be fully executed and deposited into escrow, not later than 30 days prior to the Initial Maturity Date or such later date as the Arrangers may agree.

(iv)
In connection with the execution of the Exchange Notes Indenture, the Borrower shall furnish (i) an opinion from New York law legal counsel in form and substance reasonably satisfactory to the Exchange Notes Trustee, stating that, upon issuance of Exchange Notes in consideration for an equal amount of Bridge Term Loan, the Exchange Notes Indenture constitutes a legal, valid and binding obligation of the Borrower, the Co-Issuer (if applicable pursuant to Clause 6.4(b)(ii)(E) below) and the Parent Guarantor, enforceable against each of the Borrower, the Co-Issuer (if applicable pursuant to Clause 6.4(b)(ii)(E) below) and the Parent Guarantor in accordance with its terms, (ii) an opinion from Pennsylvania legal counsel in form and substance reasonably satisfactory to the Exchange Notes Trustee, stating that the Borrower has legal capacity to enter into such Exchange Notes Indenture in each case subject to customary reservations and assumptions, and (iii) if applicable pursuant to Clause 6.4(b)(ii)(E) below, an opinion from legal counsel of the jurisdiction of incorporation of the Co-Issuer in form and substance reasonably satisfactory to the Exchange Notes Trustee, stating that, the Co-Issuer has legal capacity to enter into such Exchange Notes Indenture in each case subject to customary reservations and assumptions.

(b)	Exchange Notes

(i)
Each Lender may from time to time on any Business Day on or after the Initial Maturity Date elect pursuant to an Exchange Request given in accordance with Clause 6.4(c) (Manner of Exchange of Bridge Term Loan) below, to exchange all or any portion of its Bridge Term Loan (if any) then outstanding for one or more Exchange Notes (each such exchange being referred to herein as an "Exchange"); provided that the minimum principal amount of any Exchange shall be 20.0 per cent. of the principal amount of the Bridge Term Loan outstanding; provided that if the Borrower receives a request to issue an aggregate principal amount of Exchange Notes of less than 20.0 per cent. of the principal amount of the Bridge Term Loan outstanding, the Borrower may defer the issuance of such Exchange Notes until such time as it shall have received requests to issue an aggregate principal amount of Exchange Notes of at least 20.0 per cent. of the principal amount of the Bridge Term Loan outstanding and each subsequent Exchange shall be for a principal amount of at least 20.0 per cent. of the principal amount of the Bridge Term Loan outstanding.

(ii)	The Exchange Notes shall:

(A)	rank pari passu with the Bridge Term Loan to the extent that any Bridge Term Loan remains outstanding;

(B)	be issued pursuant to and shall be governed by and construed solely in accordance with the Exchange Notes Indenture;

(C)	be guaranteed by the same entities that guarantee the Bridge Term Loan and will be secured by the same assets securing the Bridge Term Loan;

(D)	require that the Borrower submit to the non-exclusive jurisdiction and venue of the U.S. Federal and state courts of the State of New York and will waive any right to trial by jury; and

(E)
be jointly issued by a wholly-owned finance subsidiary of the Borrower that qualifies as a "C" corporation (the "Co-Issuer"), if the Borrower changes its legal form into a limited liability company (through a merger or otherwise) and any of the Arrangers considers the Co-Issuer as reasonably necessary for the marketing of the Exchange Notes.

(iii)
The principal amount of the Exchange Notes in any Exchange will equal 100 per cent. of the aggregate principal amount of the participation in the Bridge Term Loan for which they are exchanged and shall be issued at par.

(iv)	Each Exchange Note in an Exchange shall:

(A)	be denominated in Euro;

(B)
bear interest from and including the Exchange Date to and including the Final Maturity Date at a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 360 days) that is equal to the then applicable Margin which would have been payable under the Bridge Term Loan which was exchanged for such Exchange Note (which for the avoidance of doubt will be equal to the Interest Rate Cap) (excluding default interest); such interest will be payable either (a) in respect of Exchange Notes bearing a fixed rate of interest, semi-annually or (b) in respect of Exchange Notes bearing a floating rate of interest, quarterly;

(C)
for so long as they are held by the Original Lenders or their Affiliates (other than any Asset Management Affiliates), be redeemable at the option of the Borrower, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date; provided, however, that (other than Exchange Notes that are held by the Original Lenders or their Affiliates (other than any Asset Management Affiliates)) (i) in respect of Exchange Notes bearing a fixed rate of interest, such Exchange Notes shall be callable (x) until and prior to the date that is three years after the Closing Date at par plus accrued interest plus the Applicable Premium and (y) thereafter at par plus a premium as specified below, which premium shall decline on each yearly anniversary of the Closing Date as follows:

Date	Premium
From (and including) the third anniversary of the Closing Date to (but excluding) the fourth anniversary of the Closing Date	50% of the Interest Rate Cap
From (and including) the fourth anniversary of the Closing Date to (but excluding) the fifth anniversary of the Closing Date	33 1/3% of the Interest Rate Cap
From (and including) the fifth anniversary of the Closing Date to (but excluding) the sixth anniversary of the Closing Date	16 2/3% of the Interest Rate Cap
From (and including) the sixth anniversary of the Closing Date and thereafter	zero
and (ii) in respect of Exchange Notes bearing a floating rate of interest, such Exchange Notes will be callable (x) until and prior to the date that is one year after the Closing Date at par plus accrued interest plus the Applicable Premium and (y) thereafter at a par plus a premium equal to 1% of the principal amounts of such Exchange Notes, declining to 0% of the principal amount of such Exchange Notes from the second anniversary of the Closing Date, in each case plus accrued interest;

(D)
prior to the third anniversary of the Closing Date, be redeemable by the Borrower in an aggregate amount up to 35% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

(v)
The Borrower shall offer to purchase the Exchange Notes at par plus accrued interest with the net cash proceeds of any Asset Sale in excess of amounts either reinvested in the business of the Borrower and its subsidiaries or used to repay certain then outstanding indebtedness within specified time periods, subject to certain exceptions and baskets, in each case substantially consistent with the Applicable High Yield Standard Indenture, subject to any requirement to prepay any amounts outstanding under this Agreement with such net proceeds.

(vi)
Notwithstanding anything in this Agreement to the contrary, holders of Exchange Notes will have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

(c)	Manner of Exchange of Bridge Term Loan

(iv)
Subject to Clause 6.4(b) (Exchange Notes) above, in order to effect an Exchange a Lender shall provide the Agent and Borrower with a duly completed Exchange Request, in the form in Schedule 10 (Form of Exchange Request ) of this Agreement, at least ten Business Days prior to an Exchange Date (which shall also be a Business Day) selected by such Lender for an Exchange in compliance with Clause 6.4(b) (Exchange Notes) above. Each Exchange Request under this Clause 6.4 shall specify the following:

(A)	the Lender's legal name;

(B)	the Exchange Date selected by such Lender;

(C)
subject to Clause 23 (Changes to the Lenders), the name of the proposed registered Holder of the Exchange Notes to be issued pursuant to the Exchange Request, and the address for delivery of the Exchange Notes to be delivered thereto;

(D)
the principal amount of that Lender's Loan to be repaid and the corresponding principal amount of Exchange Notes to be issued pursuant to the Exchange Request, provided that the principal amount into which the Loan may be exchanged shall be at least 20.0 per cent. of the principal amount of the Bridge Term Loan outstanding;

(E)	the amount of each Exchange Note requested (which shall be at least €100,000 and integral multiples of €1,000 in excess thereof); and

(F)	that the Exchange Request is delivered pursuant to this Clause 6.4.
In addition, such Lender shall provide such other information reasonably requested by the Agent.

(v)
Upon receipt of an Exchange Request under this Clause 6.4, the Agent shall send written or telecopy notice of such proposed Exchange to the Exchange Notes Trustee, with a copy to the Borrower, that shall specify the information contained in such Exchange Request, and the Borrower shall deliver the Exchange Note(s) to the Exchange Notes Trustee for authentication and thereafter use all reasonable endeavours to deliver them to the registered Holder or Holders thereof on the date specified in the Exchange Request.

(vi)	Upon delivery of the Exchange Notes pursuant to this Clause 6.4, the Agent shall cancel the relevant portion of the Loan so exchanged.

(d)	Not a registered security

(i)
Each Lender acknowledges that none of the Exchange Notes will be registered under the Securities Act and represents and agrees that it may only acquire Exchange Notes for its own account and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Exchange Notes (or any interest therein) unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registrations statement under the Securities Act or (ii) pursuant to an available exemption from registration under, and otherwise in compliance with, the Securities Act. Each of the Lenders acknowledges that the Exchange Notes will bear a legend restricting the transfer thereof in accordance with the Securities Act.

(ii)
Subject to the provisions of the previous paragraph, the Borrower and the Parent Guarantor agree that, with the consent of the Agent, each Lender will be able to sell or transfer all or any part of the Exchange Notes to any third party in compliance with applicable laws.

(e)	Co-operation

(i)
Prior to the Changeover Date, the Borrower agrees to furnish the Underwriters with all information which the Underwriters reasonably deem appropriate in connection with the Replacement Financing and will provide the Underwriters access to its and its affiliates' officers, directors, employees, accountants, counsel and other representatives, it being understood that the Underwriters will rely upon such information without assuming responsibility for the independent verification or investigation thereof.

(ii)
Prior to the Changeover Date, the Borrower agrees that upon the request of the Underwriters the Borrower shall commence promptly, and shall use commercially reasonable efforts to cause the Notes Issuer or the Borrower or one of their respective affiliates to commence promptly (i) the preparation of a Rule 144A/Regulation S preliminary offering memorandum or other private placement memorandum, as appropriate, suitable for use in a customary high-yield road show relating to any such Replacement Financing, which shall include, without limitation, (A) financial statements, pro forma financial statements, business and other financial data of the type customary for offerings in the United States and European high-yield markets to the extent reasonably necessary to allow counsel for the Borrower and counsel for the Underwriters to provide a customary "Rule 10b-5" disclosure letter and reasonably necessary for the Underwriters to receive customary comfort (including "negative assurance" comfort) and use commercially reasonable efforts to cause auditors of the Borrower and the Target to provide drafts of customary comfort letters (including "negative assurance" comfort) which such auditors are prepared to issue upon completion of customary procedures on the dates of the pricing and the closing of such offering Securities and (B) all other non-financial disclosures to the extent reasonably necessary to allow your counsel and counsel for the Underwriters to provide a customary "Rule 10b-5" disclosure letter (the "Offering Memorandum"), (ii) the application process in respect of any listing of the Securities on the unregulated market of the Luxembourg Stock Exchange (or such other mutually acceptable stock exchange as may be agreed between the Underwriters and you) and (iii) the application for a rating of the Securities from two of either Fitch, S&P or Moody's, including the preparation of materials for a presentation to such rating agencies and all other information that the rating agencies will reasonably require.

(iii)
Prior to the Changeover Date, the Borrower shall further use commercially reasonable efforts to cause its subsidiaries in France, the United Kingdom, the Netherlands and Germany to become guarantors of the Notes as necessary and provide the same Security in respect of the Senior Secured Notes as the Transaction Security provided in respect of the Bridge Facility to achieve the targeted ratings outcome as agreed between the Borrower and the Underwriters, provided that in no case shall the Parent Guarantor be required to guarantee the Senior Secured Notes and provided further that the provision of any guarantee shall not be reasonably expected to result in (i) a violation of applicable laws or regulations, including any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations which, in any case, cannot be prevented or otherwise avoided through measures reasonably available to the relevant entity providing such guarantee or (ii) any liability for the officers, directors or shareholders of the relevant entity providing such guarantee.

(iv)
After the Changeover Date, the Borrower shall use all reasonable commercial endeavors to procure that the management of the Borrower be available to participate in one or more roadshows or other marketing processes in connection with the extension and resale of the Bridge Term Loans or the issuance and/or resale of the Exchange Notes (including, in the case of Exchange Notes, make available written disclosure materials substantially similar to the information contained in a typical offering memorandum used in a customary high yield debt offering, which offering material shall be kept current) until the date that the Arrangers and their respective Affiliates hold no Bridge Term Loans and/or Exchange Notes.

(v)	After the Changeover Date, the Borrower shall use all commercially reasonable endeavors to ensure that the Exchange Notes are rated by Fitch and Moody's.

(f)	Interest
Accrued interest on a Bridge Term Loan exchanged for Exchange Notes shall be cancelled and the Exchange Notes received in such exchange shall bear interest from and including the most recent date to which interest has been paid on the Bridge Term Loan so exchanged at the rate per annum applicable to such Exchange Notes.

6.5	Takeout Demand Failure Bridge Loan
Upon the occurrence of a Takeout Demand Failure, the portion of the principal amount of the Loan intended to be refinanced pursuant to the Securities Notice related to such Takeout Demand Failure shall be automatically exchanged into a loan (each, a "Takeout Demand Failure Bridge Loan"). Each Takeout Demand Failure Bridge Loan shall be governed by this Agreement and have the same terms as the Initial Loan unless otherwise provided in this Agreement.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan (or it becomes unlawful for any Affiliate of a Lender for that Lender to do so):

(c)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(d)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(e)
to the extent that the Lender's participation has not been transferred pursuant to Clause 35.6 (Replacement of Lender), the Borrower shall repay that Lender's participation in the Loan made to the Borrower on the last day of the Interest Period for the Utilisation Date occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €1,000,000) of the Available Facility. Any cancellation under this Clause 7.2 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably under the Facility.

7.3	Voluntary prepayment of Loan

(g)
Subject to paragraph (b) below, the Borrower may, if it gives the Agent not less than three Business Day's (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (being a minimum amount of €1,000,000) at a price equal to 100 per cent. of the principal amount thereof plus accrued and unpaid interest to the date of repayment (plus any other amounts due under any Finance Document).

(h)
From and after the date of a Takeout Demand Failure, (other than any participations in the Loan that are held by the Original Lenders or their Affiliates) if the Takeout Demand Failure Bridge Loan (and the Bridge Term Loan upon issuance in exchange for such Takeout Demand Failure Bridge Loan) bears interest at a fixed rate, such Loan shall be callable (x) until and prior to the date that is three years after the Closing Date at par plus accrued interest plus the Applicable Premium and (y) thereafter at par plus the premium set forth in the table in paragraph (b)(iv)(C) of Clause 6.4 (Exchange of Bridge Term Loan for Exchange Notes).

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(vii)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(viii)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Exit
Upon the occurrence of:

(c)	a Change of Control; or

(d)	the sale of all or substantially all of the assets of the Restricted Group and/or the Parent Guarantor whether in a single transaction or a series of related transactions, the Facility will be cancelled and the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Disposals
The Borrower shall, and shall procure that each member of the Restricted Group shall, comply with the requirements of the paragraph entitled "Asset Sales" of Part II (General Undertaking and Mandatory Offers) of Schedule 9 (Restrictive Covenants and Events of Default).

8.3	Financing Proceeds
For the purposes of this Clause 8.3:
"Replacement Financing" means:

(d)
any (1) offering by the Borrower or any of its direct or indirect Subsidiaries (including, after the Closing Date, the Target), Affiliates or any special purpose or orphan companies formed by or at the direction of the Borrower or any of its Affiliates of (x) the Senior Secured Notes or (y) any other debt securities or (2) any incurrence by the Borrower or any of its direct or indirect Subsidiaries (including, after the Closing Date, the Target), Affiliates or any special purpose or orphan companies formed by or at the direction of the Borrower or any of its Affiliates of Financial Indebtedness under any credit facility, in each case to finance the Acquisition or to refinance any amounts drawn under this Facility; or

(e)
an offering of Senior Secured Notes in an aggregate principal amount greater than €300 million, but not to exceed €650 million, for the purposes described in paragraph (a) above and to refinance term debt at AGZ Holding or its Subsidiaries (but not, for the avoidance of doubt, any other debt of the Parent Guarantor or any of its Subsidiaries or any other purpose).

"Financing Proceeds" means 100% of the net cash proceeds of any:

(a)	offering of the Senior Secured Notes;

(b)	borrowing or issuance of additional Financial Indebtedness in connection with any Replacement Financing; and

(c)	sale or issuance by the Borrower of additional equity or capital contribution or other raising of equity funds by the Borrower in the domestic or international equity markets.
The Borrower shall cancel Commitments and prepay the Loan, as referred to in Clause 8.4 (Application of mandatory prepayments) with an amount equal to any Financing Proceeds.

8.4	Application of mandatory prepayments and cancellations

(a)
Subject to the Intercreditor Agreement and paragraph (c) below any cancellation and if applicable, prepayment made under Clause 8.2 (Disposals) or Clause 8.3 (Financing Proceeds) shall be offered or applied in prepayment of the outstanding Loan pro rata.

(b)
Subject to paragraph (c) below, the Borrower may elect, by no less than two Business Days' notice in writing to the Agent (or such shorter period as the Majority Lenders may agree), that any prepayment due under Clause 8.2 (Disposals) or Clause 8.3 (Financing Proceeds) be made on the last day of the Interest Period relating to the Loan. If the Borrower makes that election, then an amount of the Loan equal to the amount of the relevant repayment (and the Commitments of each Lender) will be cancelled rateably and, if applicable, be due and payable on the last day of its Interest Period.

(c)
If the Borrower has made an election under paragraph (b) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.5	Mandatory Prepayment Accounts

(a)
The Borrower shall ensure that amounts in respect of which the Borrower has made an election under paragraph (b) of Clause 8.4 (Application of mandatory prepayments and cancellations) are paid into a Mandatory Prepayment Account as soon as practicable after receipt by a member of the Restricted Group.

(b)
The Borrower irrevocably authorises the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 8.4 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)
A Lender, the Security Agent or Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

(d)
The Borrower shall use all reasonable endeavours to ensure that any transaction giving rise to a prepayment obligation is structured in such a way that it will not be unlawful for the Borrower or members of the Restricted Group to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made and the proceeds lawfully applied as provided under this Clause 8 (Mandatory Prepayment and Cancellation) and/or to minimise the costs and Taxes of making such mandatory prepayment (including using all reasonable endeavours to fund such payment from surplus cash in the Group that is not so trapped provided doing so would not be materially prejudicial to overall Group liquidity or the availability of such cash to members of the Group requiring funds). If, however the costs and Taxes of making (or moving the funds to make) such mandatory prepayment would exceed 5 per cent. of the amount of such payment at that time or after the Borrower has used all such reasonable endeavours and taken such reasonable steps, it will still:

(i)
be unlawful (including, without limitation, by reason of thin capitalisation, financial assistance, corporate benefit restrictions on upstreaming cash intra Group and the fiduciary and statutory duties of the directors or other officers of any member of the Group) or breach contractual restrictions (that were not entered into for the purpose of limiting such prepayment) for such a prepayment to be made and/or cash cover to be provided and the proceeds so applied (including where counsel to the Group has advised that there is a reasonable likelihood of personal liability of management or shareholders); or

(ii)
be unlawful (including, without limitation, by reason of thin capitalisation, financial assistance, corporate benefit restrictions on upstreaming cash intra Group and the fiduciary and statutory duties of the directors or other officers of any member of the Group) or breach contractual restrictions (that were not entered into for the purpose of limiting such prepayment) to make funds available to a member of the Group that could make such a prepayment and/or provide such cash cover (including where counsel to the Group has advised that there is a reasonable likelihood of personal liability of management or shareholders), then such prepayment shall not be required to be made (and, for the avoidance of doubt, the relevant amount shall be available for the working capital purposes of the Group and shall not be required to be paid to a Mandatory Prepayment Account or any other blocked account) provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is subsequently removed, any relevant proceeds will immediately be applied in prepayment in accordance with this Clause 8 (Mandatory Prepayment and Cancellation) at the end of the relevant Interest Period(s) to the extent that such payment has not otherwise been made.

(e)	The obligation to make a mandatory prepayment under Clause 8.1 (Exit) and Clause 8.3 (Financing Proceeds) shall not be subject to any limitation set out under paragraph (d) above.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation), paragraph (d) of Clause 8.4 (Application of Mandatory prepayments and cancellations) or Clause 8.5 (Mandatory Prepayment Accounts) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment of the Facility and/or the Loan.

9.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.4	No reinstatement of Commitments
Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.5	Agent's receipt of Notices
If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation), paragraph (d) of Clause 8.4 (Application of Mandatory prepayments and cancellations) or Clause 8.5 (Mandatory Prepayment Accounts), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender as appropriate.

9.6	Effect of Repayment and Prepayment on Commitments
If all or part of any Lender's participation in the Loan is repaid or prepaid and is not available for redrawing, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 9.6 shall reduce the Commitments of the Lenders rateably.
SECTION 5
COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

(d)
Subject to paragraph (c) below, the rate of interest on the Initial Loan from and including the Closing Date to but excluding a Conversion Date is the percentage rate per annum which is the aggregate of the applicable:

(vi)	Margin; and

(vii)	EURIBOR.

(e)	The rate of interest on each Bridge Term Loan for each Interest Period is the fixed percentage rate per annum equal to the Interest Rate Cap.

(f)
Notwithstanding anything to the contrary set forth above, at no time will the interest rate in effect on the Loan exceed the applicable Interest Rate Cap (excluding default interest). In no event shall the interest rate on the Loan (along with any fees or expenses due under the Finance Documents (if required to be included in any limit under applicable law)) exceed the highest rate permitted under applicable law.

10.2	Payment of interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of the Interest Period).

10.3	Default interest

(f)
If the Borrower fails to pay any amount payable by it under the Finance Document on its due date, interest shall accrue on any overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent.

(g)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(h)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(d)	The Borrower may select an Interest Period for the Loan in the Utilisation Request for the Loan or in a Selection Notice.

(e)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower was made not later than the Specified Time.

(f)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be 3 Months.

(g)
Subject as provided below, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(h)	Subject as provided below in this Clause 11.1, prior to a Conversion Date, each Interest Period will be for one, three or six months or such other period agreed between the Borrower and the Agent.

(i)	The last Interest Period beginning prior to a Conversion Date shall end on a Conversion Date.

(j)	Each Interest Period beginning on or after a Conversion Date will, subject as provided below, be six months.

(k)	An Interest Period for the Loan shall not extend beyond a Conversion Date and an Interest Period for the Bridge Term Loan shall not extend beyond the Final Maturity Date.

(l)	The Interest Period for the Loan shall start on the first Utilisation Date or a Conversion Date (for a Bridge Term Loan) or (if already made) on the last day of the relevant preceding Interest Period.

11.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations
Subject to Clause 12.2 (Market disruption) if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(viii)	the Margin; and

(ix)
the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling one Business Day after the Quotation Day (or, if earlier, on the date falling one Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than EURIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(c)	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Borrower.

(d)	In this Agreement:
"Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and the Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35 per cent. of the Loan) that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of EURIBOR.

12.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Bridge Facility Fee Letter
The Borrower shall pay fees as described in the Bridge Facility Fee Letter or other applicable Fee Letter subject to any right of credit or rebate under the Bridge Facility Fee Letter.

13.2	Agency fee
The Borrower shall pay (or procure the payment of) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.3	Security Agent fee
The Borrower shall pay (or procure the payment of) to the Security Agent (for its own account) of the Security Agent fee in the amount and at the times agreed in a Fee Letter.
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions
In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 14, a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	The Borrower, and the Borrower shall procure that each Obligor, shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)
Except (i) as provided by paragraph (e) of Clause 14.9 (US tax forms) below or (ii) on account of a Tax specified in paragraph (b)(i) of Clause 14.3 (Tax Indemnity), if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
As soon as practicable after making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)
Except as provided by paragraph (b) or Clause 14.9 (US tax forms) below, the Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated because one of the exceptions in paragraph (c) of Clause 14.9 (US tax forms) applied;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is suffered or incurred with respect to any Bank Levy.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.3, notify the Agent.

14.4	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

14.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(iii)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(iv)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Directive 2006/112/EC, or as implemented by a Member State).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

14.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14.9	US tax forms

(a)
Each Lender that is a United States person shall, on or prior to the date of the execution and delivery of this Agreement in the case of an Original Lender and on the date of the Transfer Certificate or Assignment Agreement pursuant to which it becomes a Lender in the case of any Lender other than an Original Lender, and from time to time thereafter as reasonably requested in writing by the Agent or the Borrower (but only so long as such Lender remains lawfully able to do so), provide both the Agent and the Borrower with two properly completed and duly executed Internal Revenue Service Forms W-9, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is a United States person and is not subject to United States backup withholding tax on payments made by the Borrower that is a United States person pursuant to this Agreement. For purposes of this Clause 14.9, the term "United States person" shall have the meaning specified in Section 7701(a)(30) of the Code.

(b)
Each Lender that is not a United States person shall, on or prior to the date of the execution and delivery of this Agreement in the case of an Original Lender and on the date of the Transfer Certificate or Assignment Agreement pursuant to which it becomes a Lender in the case of any other Lender, and from time to time thereafter as reasonably requested in writing by the Agent or the Borrower, as applicable (but only so long thereafter such Lender remains lawfully able to do so):

(i)
in the case of a Lender claiming the benefits of an exemption from or reduction in United States federal withholding tax pursuant to a double taxation agreement between the United States and the jurisdiction of which such Lender is or is treated as a resident, provide both the Agent and the Borrower with two properly completed and duly executed Internal Revenue Service Forms W-8BEN, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax under an applicable double taxation agreement on payments made by the Borrower that is a United States person pursuant to this Agreement; or

(ii)
in the case of a Lender claiming the benefits of an exemption from United States federal withholding tax because the payments otherwise subject to such withholding tax are effectively connected with the Lender's conduct of a trade or business within the United States, provide both the Agent and the Borrower with two properly completed and duly executed Internal Revenue Service Forms W-8ECI, or any successor or other form prescribed by the Internal Revenue Service, certifying that such payments are effectively connected with the conduct of a trade or business within the United States; or

(iii)
in the case of a Lender claiming the benefits of the exemption from United States federal withholding tax pursuant to Section 881(c) of the Code with respect to payments of portfolio interest made by the Borrower that is a United States person pursuant to this Agreement, provide both the Agent and the Borrower with (x) a certificate to the effect that such Lender is not (i) a "bank" (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder of the Borrower (within the meaning of Section 881(c)(3)(B) of the Code nor (iii) a controlled foreign corporation related to the Borrower (as such term is described in Section 881(c)(3)(C) of the Code), and (y) two properly completed and duly executed copies of Internal Revenue Service Forms W-8BEN-E or any successor or other form prescribed by the Internal Revenue Service, certifying that the Lender is a non-United States person; or

(iv)
in the case of a Lender that is a foreign intermediary or foreign flow-through entity for United States federal income tax purposes, provide both the Agent and the Borrower with respect to such Lender two properly completed and duly executed Internal Revenue Service Forms W-8IMY or any successor or other form prescribed by the Internal Revenue Service, as a basis for claiming exemption from United States federal withholding tax on payments made pursuant to this Agreement by the Borrower that is a United States person, together with any supplementary information such Lender is required to transmit with such form and, in the case of either a nonqualified intermediary or a non-withholding foreign partnership that is a foreign flow-through entity, with respect to each beneficiary or member of such Lender, two copies of the forms or certificates described in paragraph (i), (ii) or (iii) above or this paragraph (iv) of this Clause 14.9(b), as applicable.

(c)
The Agent if not a United States person shall, on or prior to the date of becoming a Party and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as the Agent remains lawfully able to do so), provide the Borrower two properly completed and duly executed Internal Revenue Service Forms W-8IMY or any successor form prescribed by the Internal Revenue Service, as a basis for claiming exemption from United States federal withholding tax on payments made pursuant to this Agreement by a US Tax Obligor, together with any supplementary information the Agent is required to transmit with such form, (i) certifying that the Agent is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a United States person with respect to such payments as contemplated by section 1.1441-1T)(b)(2)(iv) of the US Treasury regulations) or (ii) certifying that the Agent is a “qualified intermediary” assuming primary withholding responsibility with respect to all withholding taxes under chapters 3, 4 and 61 of the Code.

(d)
Any successor Agent that is a United States person shall, on or prior to the date of becoming a successor Agent and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Agent remains lawfully able to do so), provide the Borrower with two properly completed and duly executed Internal Revenue Service Forms W-9, certifying that such Agent is a United States person and is not subject to United States backup withholding tax on payments made by a US Tax Obligor pursuant to this Agreement.

(e)
If the Agent or a Lender fails to provide the Agent and the Borrower with the appropriate Internal Revenue Service form or, if applicable, the certificate, each as described above and each being properly completed and duly executed, or to update them as requested in writing by the Agent or the Borrower, as applicable, (other than if the failure to furnish such form or certificate is due to a change in law, or in the interpretation or application thereof, occurring after the date on which the form or certificate originally was required to be provided or if such form, certificate or other document otherwise is not required under paragraph (a) or (b) of this Clause 14.9 (US tax forms)), United States backup withholding tax and United States federal withholding tax, in each case, imposed on any amount paid by the Borrower that is a United States person under this Agreement, shall be excluded from the gross-up at Clause 14.2 (Tax gross-up) and the indemnity at Clause 14.3 (Tax indemnity) under this Agreement by reason of such failure unless and until the Agent or such the Lender provides the appropriate Internal Revenue Service form or certificate that is properly completed and duly executed and establishing (x) an exemption from United States backup withholding tax and (y) a complete exemption from, or a reduction of, United States federal withholding tax on any amount paid by the Borrower under this Agreement, whereupon United States federal withholding tax at such reduced rate only (to the extent a complete exemption is not available to the Agent or such Lender) shall be excluded from such gross-up and indemnity for periods governed by such form and certificate. If any Internal Revenue Service form provided by a Lender pursuant to this Clause 14.9 at the time such Lender first becomes a Lender hereunder (or upon a change of its lending office) or when it first provides such form indicates a United States federal withholding tax rate in excess of zero, in respect of amounts paid by the Borrower under this Agreement, then United States federal withholding tax at such rate in excess of 0 shall be excluded from the gross-up at Clause 14.2 (Tax gross-up) and the indemnity at Clause 14.3 (Tax indemnity) under this Agreement unless and until the Lender provides the appropriate form certifying that a lesser rate applies, whereupon United States federal withholding tax at the lesser rate only shall be excluded from the gross-up and indemnity for periods governed by such form; provided, however, that if at the date a Lender transferee or a Lender assignee under a Transfer Certificate or Assignment Agreement becomes a party to this Agreement or at a time a Lender changes its lending office, the Lender transferor, the Lender assignor or the Lender changing its lending office was entitled to payments under Clauses 14.2 (Tax gross-up) or 14.3 (Tax indemnity) in respect of United States federal withholding tax in connection with interest paid at such date, then, to that extent, the payments under Clause 14.2 (Tax gross-up) or the indemnity under Clause 14.3 (Tax indemnity) shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise included therein) an amount of United States federal withholding tax applicable with respect to the Lender transferor or the Lender assignor on such date.

(f)
In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such additional documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholdings or at a reduced rate of withholding or as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation described in this paragraph (f) (other than, for the avoidance of doubt, the documentation set forth in paragraph (a), (b), (c) and (d) of this Clause 14.9 (US tax forms)) shall not be required if such completion, execution or submission would require the disclosure of information that a Lender reasonably considers to be confidential.

(g)
Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower that is a United States person contained in this Clause 14.9 (US tax forms) shall survive the payment in full of principal, interest and all other amounts payable hereunder and the termination of this Agreement.

15.	INCREASED COSTS

15.1	Increased costs

(c)
Subject to Clause 15.3 (Exceptions) the Borrower shall, (or shall procure that an Obligor will) within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)
the implementation or application of, or compliance with, Basel III or CRD IV (only to the extent it implements Basel III) or any law or regulation that implements or applies Basel III or CRD IV (only to the extent it implements Basel III).

(d)	In this Agreement

(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(iii)	"CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

15.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out in reasonable detail the amount thereof and the method by which they have been calculated provided that no such details will need to be provided by such Finance Party if this would breach any of its regulatory or confidential obligations or if commercially sensitive.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(iv)	attributable to a Tax Deduction required by law to be made by the Borrower;

(v)	attributable to a FATCA Deduction required to be made by a Party;

(vi)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(vii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any terms of any Finance Documents; or

(viii)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates); or

(ix)	is suffered or incurred with respect to any Bank Levy.

(b)	In this Clause 15.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(c)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(iv)	making or filing a claim or proof against that Obligor; or

(v)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower, and the Borrower shall procure that each Obligor, shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(d)
The Borrower, and the Borrower shall procure that each Obligor, waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(c)
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(d)
The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate) or arises from any loss of profit incurred in connection with the Facility and any losses, liabilities or expenses connected with syndicating or attempting to syndicate the Facility. Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(iv)	investigating any event which it reasonably believes is a Default;

(v)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.4	Indemnity to the Security Agent

(a)
The Borrower shall (and shall procure that each Obligor will jointly and severally) promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(vii)	any failure by the Borrower to comply with its obligations under Clause 18 (Costs and expenses);

(viii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(ix)	the taking, holding, protection or enforcement of the Transaction Security,

(x)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(xi)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(xii)
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	The Borrower expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 16.4 will not be prejudiced by any release or disposal of any member of the Group.

(c)
The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(e)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(f)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

17.2	Limitation of liability

(a)
The Borrower shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses
The Borrower shall promptly on demand and in any event within three Business Days of demand pay (or procure payment) the Agent, the Arranger and the Security Agent the amount of all reasonable costs and expenses (including legal fees) and disbursements subject to the limits as agreed between the Agent and the Borrower reasonably incurred by any of them or their Affiliates (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(c)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(d)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs
If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including legal fees subject to any applicable arrangements agreed in writing) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

19.1	General
Save as expressly stated to the contrary, the Borrower makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party at the times specified in Clause 19.32 (Times when representations made) and the Borrower acknowledges that the Finance Parties have entered into this Agreement in reliance on these representations and warranties.

19.2	Status

(a)
Each of the Borrower, the Parent Guarantor and each Material Company is a limited liability corporation (or in the case of a US entity, a corporation), duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)
Each of the Borrower, the Parent Guarantor and each Material Company and each of their Restricted Subsidiaries has the power to own its assets and carry on its business in all material respects as it is being conducted.

19.3	Binding obligations
Subject to the Legal Reservations and the Perfection Requirements:

(a)
the obligations expressed to be assumed by it, the Parent Guarantor and each Material Company in each Transaction Document to which it, the Parent Guarantor and each Material Company is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it, the Parent Guarantor and each Material Company is a party creates the security interests which that Transaction Security Document to which it is a party purports to create and those security interests are valid and effective.

19.4	Non-conflict with other obligations
The entry into and performance by it, the Parent Guarantor and each Material Company of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(h)	any law or regulation applicable to it, the Parent Guarantor and each Material Company in any material respect;

(i)	the constitutional documents of the Borrower, the Parent Guarantor and each Material Company; or

(j)
any agreement or instrument binding upon it, the Parent Guarantor and each Material Company or any member of the Restricted Group or any of its or any member of the Restricted Group's assets or constitute a default or termination event (however described) under any such agreement or instrument to an extent which has or is reasonably likely to have a Material Adverse Effect.

19.5	Power and authority and due execution

(a)
Each of the Borrower, the Parent Guarantor and each Material Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance by it and delivery of the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	Each of the Borrower, the Parent Guarantor and each Material Company has duly executed and delivered each of the Transaction Documents to which it is or will be a party.

(c)
No limit on the Borrower's, the Parent Guarantor's and each Material Company's powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which the Borrower, the Parent Guarantor and each Material Company is a party.

19.6	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations, all Authorisations required:

(i)
to enable each of the Borrower, the Parent Guarantor and each Material Company lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which each of the Borrower, the Parent Guarantor and each Material Company is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect except for those necessary to satisfy the Perfection Requirements which will be satisfied promptly after execution of the relevant documents.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Restricted Group have been obtained or effected and are in full force and effect save to the extent that the failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

19.7	Governing law and enforcement
Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents (to which it, the Parent Guarantor and each Material Company is a party) will be recognised and enforced in its Relevant Jurisdictions; and

(b)
any judgment obtained in relation to a Finance Document (to which it, the Parent Guarantor and each Material Company is a party) in the jurisdiction of the governing law of that Finance Document and any judgment obtained in relation to a Transaction Security Document will be recognised and enforced in its Relevant Jurisdictions.

19.8	Insolvency
None of the actions described at clause (7) and none of the orders or decrees described at clause (8) of Part IV (Events of Default and Remedies) of Schedule 9 (Restrictive Covenants and Events of Default) have been taken or (to the knowledge of the Borrower) have been threatened, made or issued in relation to it, the Parent Guarantor or a Material Company.

19.9	No filing or stamp taxes
Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the Perfection Requirements and payment of associated fees which shall be completed and paid promptly (and in any event within the periods prescribed by law) after the date of the relevant Finance Document.

19.10	No default

(a)
No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or could reasonably be expected to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Material Companies or the Parent Guarantor or to which its (or any of its Material Companies or the Parent Guarantor's) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

19.11	No misleading information
Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

(a)
all material factual written information contained in the Information Memorandum or the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)
the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information and are based on reasonable assumptions believed to be fair and reasonable by the Borrower at the time of being made.

(c)
any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and on the basis of assumptions believed to be fair and reasonable by the Borrower at the time of being made (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)
the expressions of opinion or intention provided by or on behalf of the Borrower, the Parent Guarantor and Bidco for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)
no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect; and

(f)
all other written information provided by the Parent Guarantor or any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.12	Original Financial Statements

(a)
The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied and give a true and fair view of its financial condition and results of operations as at the date they were prepared during the relevant financial year.

(b)	There has been no material adverse change in the assets, business or consolidated financial condition of the Parent Guarantor Group since the date of the Original Financial Statements.

(c)
The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

19.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be determined adversely to it and which, if so adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened in writing against it or any of its Restricted Subsidiaries.

19.14	No breach of laws

(a)
It has not (and to the best of its knowledge and belief (having made due and careful enquiry) none of its Restricted Subsidiaries has) breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Restricted Group which have or are reasonably likely to have a Material Adverse Effect.

19.15	Environmental laws

(a)
It and each member of the Restricted Group is in compliance with Clause 21.4 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened in writing against any member of the Restricted Group where that claim has or could reasonably be expected, if determined against that member of the Restricted Group, to have a Material Adverse Effect.

19.16	Taxation

(a)
It is not (and none of its Restricted Subsidiaries are) overdue in the filing of any Tax returns and it is not (and none of its Restricted Subsidiaries are) overdue in the payment of any amount in respect of Tax in each case which would result in liabilities of or claims against any members of the Restricted Group to an extent which could reasonably be expected to have a Material Adverse Effect.

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or against any member of the Restricted Group) with respect to Taxes which would be reasonably likely to give rise to a liability of, or claim against, any member of the Restricted Group which would have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

19.17	Security and Financial Indebtedness

(a)
No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Restricted Group other than as permitted under this Agreement and under Schedule 9 (Restrictive Covenants and Events of Default).

(b)	No member of the Restricted Group has any Financial Indebtedness outstanding other than as permitted under this Agreement and under Schedule 9 (Restrictive Covenants and Events of Default).

19.18	Ranking
Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security other than any Permitted Lien or as otherwise set forth in the Transaction Security Documents.

19.19	Good title to assets
It and each of its Restricted Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so would be reasonably likely to have a Material Adverse Effect.

19.20	Legal and beneficial ownership

(a)	It and each of its Material Companies is the sole legal and beneficial owner of the respective shares and other material assets over which it purports to grant Security.

(b)
All the Target Shares are, or will on the Closing Date be, beneficially and, (subject to stamping of the relevant stock transfer forms and the necessary registration in the shareholder's register of the Target) legally owned by Bidco free from any claims, third party rights or competing interests other than any Permitted Liens.

19.21	Shares

(a)	The shares of any member of the Restricted Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)
The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security (other than to the extent such restrictions or inhibitions are required by applicable law).

(c)
There are no agreements in force or corporate resolutions passed which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).

19.22	Intellectual Property
It and each of its Material Companies:

(a)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)
does not (nor does any of its Restricted Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or could reasonably be expected to have a Material Adverse Effect; and

(c)
has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it where failure to do so could reasonably be expected to have a Material Adverse Effect.

19.23	Group Structure Chart
Assuming the Closing Date has occurred, the Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is (to the best of its knowledge, information and belief in the case of information relating to the Target Group) true, complete and accurate in all material respects.

19.24	Acquisition Documents, Disclosures and Other Documents

(a)	The Acquisition Documents contain all the material terms of the Acquisition.

(b)
The Equity Documents and the Structural Intra-Group Loans contain all the material terms of all the agreements and arrangements between the Borrower and any member of the Group in relation to the investment (whether by way of equity, debt or otherwise) in connection with the Acquisition.

19.25	Pensions
All pension schemes operated by or maintained for the benefit of it or any of its Subsidiaries and/or any of their respective employees are fully funded to the extent required by applicable local law and regulation where failure to do so would have a Material Adverse Effect.

19.26	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction.

19.27	Anti-Corruption Laws and Sanctions
The Borrower and the Parent Guarantor maintain in effect policies and procedures designed to ensure compliance by the Parent Guarantor, the Borrower and each of their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Parent Guarantor, the Borrower and each of their Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and no action, suit or proceeding by or before any Governmental Authority involving the Parent Guarantor, the Borrower and each of their Subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending nor, to the best knowledge of the Borrower, threatened. None of the Parent Guarantor, the Borrower nor any of their Subsidiaries nor, to the knowledge of the Parent Guarantor, the Borrower or such Subsidiary, any of their respective directors, officers or employees nor any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Loans will be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions.

19.28	Anti-Terrorism Laws
Neither it, the Parent Guarantor nor any other member of the Group nor any of its or their respective officers, directors, brokers or agents has:

(a)	violated any Anti-Terrorism Laws;

(b)	deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law; or

(c)
engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

19.29	US government regulations

(a)
Neither it, nor any of its Subsidiaries, nor the Parent Guarantor is an "investment company", or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

(b)
Neither it nor the Parent Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) as in effect from time to time, and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

19.30	Employee Benefit Plans

(a)	No ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a Material Adverse Effect.

(b)
Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan that has been filed with the Employee Benefits Security Administration of the United States of America, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(c)
Neither it, nor any of its Subsidiaries, nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan to the extent such incurrence would have or be reasonably likely to have a Material Adverse Effect.

(d)
Except as would not reasonably be expected to have a Material Adverse Effect, neither it, nor any of its Subsidiaries, nor any ERISA Affiliate has been notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA.

19.31	Solvency
The Borrower and Parent Guarantor are US Solvent.

19.32	Times when representations made

(a)	All the representations and warranties in this Clause 19 are made by the Borrower on the date of this Agreement and on the Closing Date.

(b)
The Repeating Representations are deemed to be made by the Borrower on the date of the Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) and (b) of Clause 19.12 (Original Financial Statements) will only be made once in respect of each set of financial statements on the date such financial statements are delivered under this Agreement).

(c)
Each representation and warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Information – miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(c)
as soon as reasonably practicable after they are dispatched, copies of all documents required by law to be dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligor to its creditors generally (or any class of them);

(d)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(e)	(and shall procure that another member of the Group will) promptly upon becoming aware of or receiving a request for (as the case may be):

(iii)	details of any material breach of the terms of the Acquisition Documents or any material claim made by or against it under the terms of the Acquisition Documents of which it is aware; and

(iv)
details of any material changes in the corporate structure of the Group from that set out in the most recently delivered Group Structure Chart together with, if requested, an updated Group Structure Chart;

(f)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(g)
promptly upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the provisions of the Senior Secured Notes, the details of any such designation or redesignation; and

(h)	on each anniversary of the date of this Agreement, a list of its Material Companies.

20.2	Notification of default

(c)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(d)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.3	Information Undertakings applicable
For so long as any amount is outstanding under the Finance Documents or any Commitment is in force:

(k)	the Borrower shall comply with the undertakings and provisions expressed to be applicable to it set out in Part III of Schedule 9 (Restrictive Covenants and Events of Default); and

(l)
the Borrower shall deliver to the Agent, within 30 days after the occurrence thereof, written notice in the form of a director's certificate of any event which is, or with the giving of notice or lapse of time or both would become, an Event of Default, its status and what action the Borrower or any other member of the Group is taking or proposes to take in respect thereof.

20.4	"Know your customer" checks

(d)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(e)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(f)
In relation to each Obligor that is not the Borrower, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.5	Patriot Act
Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies each Obligor and such information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Patriot Act. The Borrower shall, and shall cause the Parent Guarantor and each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Agent or any other Finance Party in order to assist the Agent and the other Finance Parties in maintaining compliance with the Patriot Act.

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in full force and effect from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force save that the following undertakings shall only be in full force and effect until the Changeover Date: Clause 21.4 (Environmental compliance), 21.5 (Environmental claims) and 21.8 (Change of business) to 21.9 (Preservation of assets) (inclusive), 21.11 (Insurance), 21.12 (Pensions), 21.14 (Intellectual Property), 21.16 (Further assurance), paragraph (b) of 21.17 (Unrestricted Subsidiaries) and paragraphs (a) and (d) of 21.18 (Acquisition and Equity Documents) and 21.20 (ERISA reporting requirements).

21.1	Restrictive Covenants
The Borrower shall comply with the covenants set out in Schedule 9 (Restrictive Covenants and Events of Default).
Authorisations and compliance with laws

21.2	Authorisations
Subject to the Legal Reservations, the Borrower, and the Borrower shall procure that each Obligor, shall promptly:

(m)	do all such things as are necessary to maintain its status as a legal entity;

(n)	obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation:

(i)	of a Relevant Jurisdiction to enable it to perform its obligations under the Transaction Documents to which it is a party;

(ii)	of a Relevant Jurisdiction to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and

(iii)
of a Relevant Jurisdiction or any jurisdiction where it conducts its business to carry on its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

21.3	Compliance with laws
Except as set forth in the in the following sub-clauses, the Borrower shall, and procures that each member of the Group will:

(a)
comply with the requirements of all applicable Laws and orders of any Governmental Authority (including Environmental Laws), except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect;

(b)	comply in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions; and

(c)
maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

21.4	Environmental compliance
The Borrower shall, and the Borrower shall procure that each Obligor will, (and the Borrower shall ensure that each member of the Restricted Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

21.5	Environmental claims
The Borrower shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Restricted Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in writing against any member of the Restricted Group, where the claim, if determined against that member of the Restricted Group, has or could reasonably be expected to have a Material Adverse Effect.

21.6	Sanctions and Anti-Corruption Use of Proceeds Restrictions
The Borrower shall not, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents will not, use the proceeds of any Loan:

(a)	in furtherance of an offer, payment, promise to pay or authorisation of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;

(b)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country; or

(c)	in any manner that would result in the violation of any applicable Sanctions by the Borrower.

21.7	Taxation

(a)
The Borrower shall (and the Borrower shall ensure that each Material Company will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith; and

(ii)	failure to pay such Taxes does not have or could not reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall (and the Borrower shall ensure that no Material Company will) change its residence for Tax purposes.
Restrictions on business focus

21.8	Change of business
The Borrower shall procure that no substantial change is made to the general nature of the business of the Restricted Group taken as a whole from that carried on by the Target Group at the date of this Agreement.
Restrictions on dealing with assets and Security

21.9	Preservation of assets
The Borrower shall (and the Borrower shall ensure that each member of the Restricted Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the conduct of its business where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

21.10	Pari passu ranking
The Borrower shall, and the Borrower shall procure that each Obligor will, ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.11	Insurance

(a)
The Borrower shall (and the Borrower shall ensure that each Material Company will) maintain insurances on and in relation to its business and assets against those risks and to such extent as is usual for companies carrying on the same or substantially similar business.

(b)
All insurances must be with reputable independent insurance companies or underwriters (provided that if an insurer ceases to be a reputable independent insurance company or underwriter, no breach of this provision shall arise if the Group uses commercially reasonable endeavours to replace such insurer promptly upon becoming aware of the relevant circumstances).

(c)
Where insurances and risks have been identified in the Insurance Report, the Borrower shall ensure the insurances maintained are at least in respect of the business and assets and against the risks and to the extent recommended in the Insurance Report.

21.12	Pensions
The Borrower shall procure that all pension schemes operated by or maintained for the benefit of any member of the Restricted Group and/or any of their employees are fully funded to the extent required by their terms and applicable laws where failure to do so would reasonably be expected to have a Material Adverse Effect.

21.13	Access
If an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing or may occur, the Borrower shall, and the Borrower shall ensure that each member of the Restricted Group will, permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent (in the presence of the Borrower) access during regular business hours and at times reasonably convenient to management and on reasonable notice (being no less than 3 Business Days) at the cost of the Borrower to:

(a)
inspect the premises, assets, books, accounts and records of the Obligors and, in consultation with the Borrower, each member of the Restricted Group and to take copies and extracts from such books, accounts and records; and

(b)	meet and discuss matters with senior management of the relevant Obligors and, in consultation with the Borrower, other members of the Restricted Group.

21.14	Intellectual Property
The Borrower shall, and the Borrower shall procure that each Material Company will:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Material Company;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and Taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Material Company to use such property; and

(e)	not discontinue the use of the Intellectual Property,
where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, has or could reasonably be expected to have a Material Adverse Effect.

21.15	Financial assistance
The Borrower shall, and the Borrower shall procure that each Obligor will, comply in all respects with any financial assistance legislation in any Relevant Jurisdiction including in relation to the execution of any Transaction Security Document and payment of amounts due under this Agreement.

21.16	Further assurance

(a)
The Borrower shall (and the Borrower shall procure that each Material Company will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)
to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security provided that such realisation is undertaken in violation of the terms of the relevant Transaction Security Document.

(b)
The Borrower shall (and the Borrower shall procure that each Material Company shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

21.17	Unrestricted Subsidiaries

(a)
(i) Save as set out in (a)(ii) below, nothing in this Agreement shall restrict the Borrower from designating a member of the Group as an Unrestricted Subsidiary (provided that such Subsidiary meets the requirements for such designation set out in Schedule 9 (Restrictive Covenants and Events of Default)); and

(ii) the Borrower shall not designate an Obligor as an Unrestricted Subsidiary.

(b)
If a member of the Group is designated as an Unrestricted Subsidiary, the Borrower will (i) ensure that the Unrestricted Subsidiary does not (and will, for so long as it is an Unrestricted Subsidiary, not) legally or beneficially own shares in any Restricted Subsidiary; and (ii) use its reasonable endeavours to ensure that no member of the Restricted Group has any material liabilities (including pension, environmental and Tax liabilities) to or in respect of the Unrestricted Subsidiary and if any such material liability arises the Borrower will promptly notify the Agent and procure that the Unrestricted Subsidiary becomes a Restricted Subsidiary to the extent required pursuant to Schedule 9 (Restrictive Covenants and Events of Default) as soon as reasonably practicable and in any event within 20 Business Days of the first date on which the Borrower is aware of the material liability.

21.18	Acquisition and Equity Documents

(a)
The Borrower shall (and the Borrower shall ensure that each other member of the Group will) take all reasonable action to preserve and enforce any rights it has in relation to the Acquisition Documents and to enforce all other rights and entitlements they may have under the Acquisition Documents, if and to the extent that the directors of the Borrower (acting reasonably) believe that it is commercially advantageous for the Group and appropriate to do so.

(b)
The Borrower shall not (and the Borrower shall ensure that no member of the Group will) (i) amend, vary, novate, supplement, supersede, waive or terminate any terms of an Equity Document, a Structural Intra-Group Loan or an Acquisition Document, in each case in any respect which is materially adverse to the interests of the Lenders under the Finance Documents (otherwise than with the consent of the Majority Lenders); or (ii) repay or prepay or redeem any Equity Document or Structural Intra-Group Loan save for any repayment, prepayment or redemption used to meet a payment obligation under the Finance Documents.

(c)
The Borrower shall not (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any terms of any constitutional documents of any member of the Group whose shares are the subject of Transaction Security, in a manner that could reasonably be expected to prejudice the Transaction Security.

(d)
Bidco shall (and the Borrower will procure that Bidco will) promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any payment is being contested in good faith by a member of the Restricted Group and where adequate reserves have been set aside for any such payment).

21.19	Centre of Main Interests
The Borrower shall, and the Borrower shall ensure that each Material Company will, procure that none of its Subsidiaries will, do anything to change the location of its centre of main interests, for the purposes of Council Regulation (EC) No 1346/2000 of 29th May 2000 on insolvency proceedings, where that change would be reasonably likely to be materially adverse to the interests of the Finance Parties.

21.20	ERISA reporting requirements
The Borrower shall (and the Borrower shall ensure that each relevant member of the Group will):

(a)
ERISA Events and ERISA Reports: promptly and in any event within 10 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event that would reasonably be expected to have a Material Adverse Effect has occurred, deliver to the Agent a statement of the finance director of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

(b)
Plan Terminations: promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate, deliver to the Agent copies of each written notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(c)
Plan Annual Reports: promptly upon the written request of the Agent, deliver to the Agent copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) most recently filed by it with the Employee Benefits Security Administration of the United States with respect to each Plan; and

(d)
Multiemployer Plan Notices: promptly and in any event within 15 Business Days after receipt thereof by it or any ERISA Affiliate from the sponsor of a Multiemployer Plan, deliver to the Agent copies of each written notice concerning the following events to the extent such event has or would reasonably be expected to have a Material Adverse Effect:

(i)	the imposition of Withdrawal Liability by any such Multiemployer Plan;

(ii)	the reorganisation or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan; or

(iii)	the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in paragraph (i) or (ii) above.

21.21	Syndication assistance
From the Changeover Date until the date falling six months after the Changeover Date, the Borrower shall, and shall ensure that the other members of the Group will, give any assistance which the Arrangers reasonably require in relation to syndication of the Facility including, but not limited to:

(a)
the preparation, with the assistance of the Arrangers, of an Information Memorandum. The Borrower shall approve the Information Memorandum before the Arrangers distribute it to potential Lenders on the Borrower's behalf;

(b)
providing all information in the Borrower’s possession or reasonably available to it that is reasonably requested by the Arrangers or potential Lenders to complete the syndication of the Facility, subject to any restrictions and/or limitations imposed by any applicable contractual obligations, law or regulations;

(c)
to the extent reasonably required, making the Borrower’s appropriate officers and representatives and consultants and advisers available, and using commercially reasonable efforts to make appropriate officers and representatives of the Target Group available, to participate in an agreed number of presentations to and conference calls with potential Lenders at such times and places as the Arrangers may reasonably request and on reasonable notice; and

(d)	using commercially reasonable efforts to ensure that the syndication of the Facility efforts benefit from the Group’s existing lending relationships.

21.22	Material Companies
The Borrower undertakes that at all times after the signing of this Agreement:

(a)
the aggregate of the EBITDA of the Material Companies (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Restricted Group) represents no less than 75% of the EBITDA of the Restricted Group;

(b)
the aggregate of the gross assets of the Material Companies (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Restricted Group) represents no less than 65% of the consolidated gross assets of the Restricted Group;

(c)
the aggregate turnover of the Material Companies (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Restricted Group) represents no less than 75% of the consolidated turnover of the Restricted Group.

22.	EVENTS OF DEFAULT

22.1	Events of Default
Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.15 (Acceleration)) save that the events or circumstances set out in Clause 22.2 (Non-Payment), Clause 22.5 (Cross Default), Clause 22.9 (Audit Qualification), 22.10 (Expropriation), 22.12 (ERISA Event of Default) and 22.13 (Litigation) shall be Events of Default from the date of this Agreement until the Changeover Date.

22.2	Non-Payment
An Obligor or the Parent Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(d)	its failure to pay is caused by:

(iv)	administrative or technical error; or

(v)	a Disruption Event; and

(e)	payment is made within three Business Days of its due date.

22.3	Other Obligations

(d)	An Obligor or the Parent Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.2 (Non-payment)).

(e)
Prior to the Changeover Date, no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor or the Parent Guarantor and (ii) the Borrower or an Obligor or the Parent Guarantor becoming aware of the failure to comply.

(f)
On and after the Changeover Date, no Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 60 days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor or the Parent Guarantor and (ii) the Borrower or an Obligor or the Parent Guarantor becoming aware of the failure to comply.

22.4	Misrepresentation

(c)
Any representation or statement made or deemed to be made by an Obligor or the Parent Guarantor in the Finance Documents or any other document delivered by or on behalf of any Obligor or the Parent Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(d)
Prior to the Changeover Date, no Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of (i) Borrower or relevant Obligor or the Parent Guarantor becoming aware of such misrepresentation and (ii) the giving of notice by the Agent in respect of such misrepresentation.

(e)
On and after the Changeover Date, no Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 60 days of the earlier of (i) Borrower or relevant Obligor or the Parent Guarantor becoming aware of such misrepresentation and (ii) the giving of notice by the Agent in respect of such misrepresentation.

22.5	Cross default

(d)	Any Financial Indebtedness of the Borrower, the Parent Guarantor or any member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(e)
Any Financial Indebtedness of the Borrower, the Parent Guarantor or any member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
Any commitment for any Financial Indebtedness of the Borrower, the Parent Guarantor or any member of the Restricted Group is cancelled or suspended by a creditor of the Borrower, the Parent, the Guarantor or any member of the Restricted Group or as a result of an event of default (however described).

(g)
Any creditor of the Borrower, the Parent Guarantor or any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of the Borrower, the Parent Guarantor or any member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

No Event of Default will occur under this Clause 22.5 if, in the case of Financial Indebtedness (other than Financial Indebtedness incurred under the Senior Secured Notes), the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR10,000,000 (or its equivalent in any other currency or currencies).

22.6	Events of Default Schedule
In addition to the Events of Default set out below, each of the events or circumstances set out in Part IV of Schedule 9 (Restrictive Covenants and Events of Default) is an Event of Default.

22.7	Unlawfulness and invalidity

(a)
It is or becomes unlawful for the Borrower, the Parent Guarantor or a Material Company that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Lenders or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)
Any obligation or obligations of the Borrower, the Parent Guarantor or a Material Company under any Finance Documents or any other member of the Restricted Group under the Intercreditor Agreement are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.8	Repudiation and rescission of agreements

(a)
The Borrower, the Parent Guarantor or a Material Company (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)
Any party to the Acquisition Documents or the Equity Documents or the Structural Intra-Group Loans rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

22.9	Audit qualification
The Auditors of the Group or the Parent Guarantor (as applicable) qualify the audited annual consolidated financial statements of any member of the Restricted Group or the Parent Guarantor (as applicable).

22.10	Expropriation
The authority or ability of the Borrower, the Parent Guarantor or any member of the Restricted Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower, the Parent Guarantor or any member of the Restricted Group or any of its assets.

22.11	Material adverse change
Any event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect.

22.12	ERISA Event of Default

(c)
Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Restricted Group and the ERISA Affiliates related to such ERISA Event) which has or could reasonably be expected to have a Material Adverse Effect.

(d)
Any member of the Restricted Group or any ERISA Affiliate shall have incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), which has or could reasonably be expected to have a Material Adverse Effect or requires payments which have or could reasonably be expected to have a Material Adverse Effect.

(e)
Any member of the Restricted Group or any ERISA Affiliate shall have been notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an amount which has or could reasonably be expected to have a Material Adverse Effect.

22.13	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against the Parent Guarantor or any member of the Restricted Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

22.14	Intercreditor

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

22.15	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower (the date of such notice being the "Acceleration Date"):

(c)	cancel the Total Commitments at which time they shall immediately be cancelled;

(d)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(e)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

22.16	Clean-Up Period
Notwithstanding any other provision of any Finance Document, after the Closing Date but prior to the Clean-up Date, any Clean-up Default shall only constitute an Event of Default if it is continuing after the Clean-up Date.
SECTION 9
CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders
Subject to this Clause 23 and to Clause 24 (Restriction on Debt Purchase Transactions), a Lender (the "Existing Lender") may:

(f)	assign any of its rights; or

(g)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

23.2	Conditions of assignment or transfer

(g)
Prior to the Changeover Date, an Existing Lender must obtain the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed, provided that the Borrower shall be deemed to have given its consent 5 Business Days after the Borrower is given notice of the request unless it is expressly refused by the Borrower within that period) before it may make an assignment or transfer or sub-participate (save in the case of a sub-participation where there is no transfer of any Lender’s voting rights under this Agreement or any other agreement or arrangement to vote in accordance with the instructions of the sub-participant or any other third party) or sub contract in accordance with Clause 23.1 (Assignments and transfers by the Lenders) unless the assignment, sub participation or sub contract or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.
For the avoidance of doubt, no such consent shall be required after the Changeover Date.

(h)	Unless:

(i)	the Borrower and the relevant Existing Lender otherwise agree; or

(ii)	such transfer or assignment is made by an Existing Lender to an Affiliate or Related Fund, a transfer or assignment of part of an Existing Lender's commitment under this Agreement must be in a minimum amount of EUR 1,000,000 or (if less) an amount such that the Commitments of the Existing Lender are reduced to zero.

(i)
For the purposes of paragraph (a) above in the case of concurrent assignments, releases and accessions by an Existing Lender to two or more Related Funds or Affiliates, the participations in respect of the Commitments and the Loan of these Related Funds and Affiliates shall be aggregated.

(j)	Any assignment or transfer shall assign or transfer a pro rata amount of the drawn and undrawn Commitments of the Existing Lender under the Facility.

(k)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)
the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(l)
A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(m)	If:

(iii)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(iv)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross up and indemnities) or Clause 15 (Increased costs) or is obliged to pay any notarial costs or the costs of any Perfection Requirements or any other costs or expenses of such assignment or transfer or change which would not have been payable to the Existing Lender, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under the relevant Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(n)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignments by Lenders
Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

23.4	Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 3,500 (which for the avoidance of doubt may only be waived at the Agent's sole discretion).

23.5	Limitation of responsibility of Existing Lenders

(c)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor or the Parent Guarantor;

(iii)	the performance and observance by any Obligor or the Parent Guarantor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(d)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(iv)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Parent Guarantor, each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(v)
will continue to make its own independent appraisal of the creditworthiness of the Parent Guarantor, each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(e)	Nothing in any Finance Document obliges an Existing Lender to:

(iii)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(iv)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Parent Guarantor or any Obligor of its obligations under the Transaction Documents or otherwise.

23.6	Procedure for transfer

(d)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(e)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(f)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, the other Lenders and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

23.7	Procedure for assignment

(c)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender together with a processing and recordation fee. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(d)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(e)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(v)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(vi)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(vii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(f)
Lenders may utilise procedures other than those set out in this Clause 23.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower and the Parent Guarantor
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower and the Parent Guarantor a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.9	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(d)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(e)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(iv)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(v)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

23.10	Pro rata interest settlement
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) or any assignment pursuant to Clause 23.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(viii)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ix)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(c)	In this Clause 23.10 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

24.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

24.1	Prohibition on Debt Purchase Transactions by the Group
The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

24.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(f)	For so long as a Sponsor Affiliate:

(vi)	beneficially owns a Commitment; or

(vii)
has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(g)
Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part I of Schedule 8 (Form of Notifiable Debt Purchase Transaction Notice).

(h)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,
such notification to be substantially in the form set out in Part II of Schedule 8 (Form of Notifiable Debt Purchase Transaction Notice).

(i)	Each Sponsor Affiliate that is a Lender agrees that:

(x)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(xi)
in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

24.3	Sponsor Affiliates' notification to other Lenders of Debt Purchase Transactions
Any Sponsor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitments(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and transfers by Obligors
The Borrower shall not, and the Borrower shall procure that each Obligor, each member of the Group and the Parent Guarantor shall not, assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
SECTION 10
THE FINANCE PARTIES

26.	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

26.1	Appointment of the Agent

(h)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(i)
Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Instructions

(f)	The Agent shall:

(iii)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(iv)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(g)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(h)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(i)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(j)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(k)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.3	Duties of the Agent

(g)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(h)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(i)
Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(j)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(k)
If the Agent receives notice in writing from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(l)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(m)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(n)
The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Transfer Certificate and Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amount (and stated interest) of the loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that in respect of any Lender such inspection rights shall be restricted to information relating to such Lender and its Affiliates and Related Funds.

26.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7	Rights and discretions

(d)	The Agent may:

(vi)
rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 24.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(vii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(viii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(e)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(v)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.2 (Non-payment));

(vi)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(vii)	any notice or request made by the Borrower (other than the Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(viii)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(f)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(g)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(h)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(i)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(j)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(k)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(l)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(m)
The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market Disruption).

(n)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8	Responsibility for documentation
None of the Agent or the Arranger is responsible or liable for:

(f)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(g)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(h)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor
The Agent shall not be bound to enquire:

(f)	whether or not any Default has occurred;

(g)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(h)	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

(c)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(d)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause 26.10 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(e)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(f)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(iii)	any "know your customer" or other checks in relation to any person; or

(iv)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(g)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11	Lenders' indemnity to the Agent

(g)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(h)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(i)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

26.12	Resignation of the Agent

(c)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(d)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(e)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(f)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26.12 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(g)
The retiring Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(h)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(i)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(j)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.13	Replacement of the Agent

(e)
After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(f)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(g)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(h)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15	Relationship with the Lenders

(e)
Subject to Clause 23.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(f)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.16	Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(e)	the financial condition, status and nature of each member of the Group;

(f)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(g)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(h)
the adequacy, accuracy or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(i)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

26.17	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.18	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.19	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(l)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(m)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(n)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor or the Parent Guarantor other than in accordance with Clause 29 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(o)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(p)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(q)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor or the Parent Guarantor as appropriate and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor or the Parent Guarantor as appropriate to the Sharing Finance Parties.

28.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor or the Parent Guarantor, as between the relevant Obligor or the Parent Guarantor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor or the Parent Guarantor.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(f)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(g)
as between the relevant Obligor or the Parent Guarantor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor or the Parent Guarantor (as applicable).

28.5	Exceptions

(o)
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor or the Parent Gurarantor.

(p)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)
On each date on which an Obligor, the Parent Guarantor or a Lender is required to make a payment under a Finance Document, that Obligor, the Parent Guarantor or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

29.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

29.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or the Parent Guarantor or in accordance with Clause 30 (Set-Off)) apply any amount received by it for that Obligor or the Parent Guarantor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor or the Parent Guarantor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 26.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

29.6	Partial payments

(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor or the Parent Guarantor as applicable under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor or the Parent Guarantor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	Set-off by Obligors
All payments to be made by an Obligor or the Parent Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor or the Parent Guarantor under any Finance Document.

(b)	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF
While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor or the Parent Guarantor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor or the Parent Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4	Notification of address and fax number
Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.7	Public Information

(k)
The Borrower hereby acknowledges that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Group and/or its business) (each, a "Public Lender").

(l)
The Borrower hereby agrees that if and for so long as any member of the Group is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of any materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") that may be distributed to the Public Lenders and that:

(i)	all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof;

(ii)
by marking Borrower Materials "PUBLIC", the Borrower shall be deemed to have authorised the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, the Group and/or its business for purposes of United States federal and state securities laws;

(iii)	all Borrower Materials marked "PUBLIC" shall be made available on the Designated Website (as defined in Clause 31.8 (Use of websites) below) under the title "PUBLIC"; and

(iv)	the Agent shall be entitled to post any Borrower Materials that are not marked "PUBLIC" on to the Designated Website specifying in the title of such document that such information is private.

31.8	Use of websites

(a)
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

31.9	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Intercreditor Agreement
This Clause 35 is subject to the terms of the Intercreditor Agreement.

35.2	Required consents

(a)
Subject to Clause 35.3 (All Lender matters) and Clause 35.4 (Other exceptions), any term of the Finance Documents (other than the Fee Letters) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 26.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 35 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Parent Guarantor.

35.3	All Lender matters
An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1(Definitions);

(b)	an extension of the date of the "Initial Maturity Date" in Clause 1.1(Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)
a reduction in the Margin, the Interest Rate Cap or any Applicable Premium payable in respect of the redemption of all or any part of the Bridge Term Loan or Exchange Notes or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)
an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(g)	a change to the Borrower or the Parent Guarantor;

(h)	any provision which expressly requires the consent of all the Lenders;

(i)
Clause 2.3 (Finance Parties' rights and obligations), Clause 8 (Mandatory prepayment and cancellation), Clause 8.4 (Application of mandatory prepayments and cancellations), Clause 23 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 39 (Governing law) or Clause 40.1 (Jurisdiction of English courts);

(j)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under the UGI Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(k)	the release of any guarantee and indemnity granted under the UGI Guarantee or of any Transaction Security unless:

(v)	the release is to become effective on or following repayment in full of the Facility; or

(vi)	the release is otherwise contemplated under this Agreement and/or made in accordance with another provision of the Finance Documents; or

(l)	any amendment to the order of priority or subordination under the Intercreditor Agreement, shall not be made, or given, without the prior consent of all the Lenders.

35.4	Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Agent may not be effected without the consent of the Agent, the Arranger or, as the case may be, the Security Agent.

35.5	Excluded Commitments
If:

(a)
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request or such a vote within 15 Business Days of that request being made,
(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax Indemnity) to any Lender, then the Borrower may, on 10 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 35.6 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date on which that Lender is deemed a Non‑Consenting Lender;

(iv)	in no event shall the Lender replaced under Clause 35.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)
A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)
Lenders whose Commitments aggregate in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

35.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 35.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.8	Replacement of a Defaulting Lender

(a)
The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days' prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.8 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

36.	CONFIDENTIALITY

36.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders' rights)

(ix)	with the consent of the Borrower,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information.

36.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 39 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

36.4	Entire agreement
This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.7	Continuing obligations
The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	DISCLOSURE OF LENDER DETAILS BY AGENT

37.1	Supply of Lender details to Borrower
The Agent shall provide to the Borrower within 10 Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

37.2	Supply of Lender details at Borrower's direction

(a)	The Agent shall, at the request of the Borrower, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:

(i)
other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

(b)
Subject to paragraph (c) below, the Borrower shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

(c)
The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

37.3	Supply of Lender details to other Lenders

(a)
If a Lender (a "Disclosing Lender") indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender's name and Commitment to any other Lender that is, or becomes a Disclosing Lender.

(b)	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

38.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
SECTION 12
GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law and shall be construed and enforced in accordance with English law provided that Schedule 9 (Restrictive Covenants and Events of Default) shall be interpreted in accordance with the law of the State of New York without prejudice to the fact that this Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction of English courts

(g)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(h)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(i)
This Clause 40.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

(j)	Without prejudice to any other mode of service allowed under any relevant law, the Borrowers:

(i)	irrevocably appoints Avanti Gas Limited (registration number: 00481121) as its agent for service of process in relation to any proceedings before the English courts; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(k)
If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(l)	The Borrower expressly agrees and consents to the provisions of this Clause 40 and Clause 39 (Governing Law).

(m)	This Clause 40.2 does not affect any other method of service allowed by law.

40.3	Waiver of jury trial
EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties
Part I
The Borrower

Name of Borrower	Registration number (or equivalent, if any), address and jurisdiction of incorporation
UGI International Enterprises, Inc.	Registration number 2750889 of 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA and registered in Pennsylvania

Part II
The Original Lenders

Name of Original Lender	Commitment
Credit Suisse AG, London Branch	€120,000,000
Bank of America, N.A. London Branch	€120,000,000
Natixis, New York Branch	€60,000,000

SCHEDULE 2
Conditions Precedent
Part I - Conditions Precedent to signing of the Agreement

1.	The Borrower and the Parent Guarantor

(a)	A copy of the constitutional documents of the Borrower and the Parent Guarantor.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors (or any other relevant corporate body) of the Borrower and the Parent Guarantor:

(i)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)
If customary in the jurisdiction of the relevant company or required by the Agent (acting reasonably), a copy of a resolution signed by all the holders of the issued shares in each of the Borrower and the Parent Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower and the Parent Guarantor are a party to.

(f)
If customary in the jurisdiction of the relevant company or required by the Agent (acting reasonably), a copy of a resolution of the board of directors of each corporate shareholder of the Borrower and the Parent Guarantor approving the terms of the resolution referred to in paragraph (e) above.

(g)
A copy of a good standing certificate with respect to the Borrower and the Parent Guarantor, issued as of a recent date to the date of the Finance Document to which it is a party by the Secretary of State or other appropriate official of the Borrower's and the Parent Guarantor's jurisdiction of organisation;

(h)
A certificate of each of the Borrower and the Parent Guarantor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(i)
A certificate of an authorised signatory of each of the Borrower and the Parent Guarantor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the Borrower.

(b)	The UGI Guarantee executed by the Parent Guarantor.

(c)	The Fee Letters executed by the Borrower, the Parent Guarantor and/or the members of the Group party to them (as applicable).

3.	Legal opinions

(a)
A legal opinion of Shearman & Sterling (London) LLP, legal advisers to the Agent and the Arrangers as to English law substantially in the agreed form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of Morgan, Lewis & Bockius LLP, legal advisers to the Borrower and the Parent Guarantor as to Pennsylvania law substantially in the agreed form distributed by the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	The Intercreditor Principles.

(b)	Evidence that any process agent referred to in Clause 40.2 (Service of process) has accepted its appointment.

(c)
Provision of all information necessary for identification of the Borrower and its respective Subsidiaries and Holding Companies in order to comply with anti-money laundering requirements and any other "know your customer" requirements of the Lenders.

Part II - Conditions Precedent to the Utilisation

1.	Obligors

(j)	A copy of the Constitutional Documents and of the constitutional documents of each Obligor.

(k)
An original or certified copy of the certificate of incorporation (Extrait K-bis), solvency certificate (certificat de non-faillite) and encumbrance certificate (état des privilèges et nantissements) relating to Bidco and Target each dated no more than 15 days old.

(l)	A copy of a resolution of the board or, if applicable, a committee of the board of directors (or any other relevant corporate body) of each Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(m)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(n)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(o)
If applicable, a copy of a resolution signed by all the holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Obligor is a party.

(p)	If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Obligor approving the terms of the resolution referred to in paragraph (e) above.

(q)
Copies of financing statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the Uniform Commercial Code of each applicable jurisdiction as may be necessary to perfect the Security purported to be created by each Transaction Security Document entered into by each Obligor organised under the laws of any state of the United States of America or in respect of shares or indebtedness of any such company (each such Transaction Security Document, a "US Security Document");

(r)
Certified reports of a recent date listing all effective UCC financing statements that name an Obligor, as debtor, and that are filed in the jurisdictions referred to in paragraph (a) above, together with, to the extent not already covered by this paragraph (i), copies of such financing statements in respect of all of which appropriate termination statements by the secured party thereunder shall be delivered to the Agent (except in respect of financing statements related to Security permitted to subsist under this Agreement);

(s)
A solvency certificate issued by each US Obligor and addressed to the Agent confirming the solvency of such US Obligor immediately following entry by it into any Transaction Security Document to which it is a party;

(t)
A copy of a good standing certificate with respect to each US Obligor, issued as of a recent date to the date of the Finance Document to which it is a party by the Secretary of State or other appropriate official of that Obligor's jurisdiction of organisation;

(u)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(v)
A certified copy of the constitutional documents of the Target, together with any amendments to such constitutional documents and the shareholders' agreement between the shareholders of the Target that may be required by the Secured Parties in relation to the Transaction Security Document referred to below.

(w)
If customary in the jurisdiction of the relevant company or required by the Agent (acting reasonably), a copy of the resolutions of the sole shareholder of the Target, approving the creation of the first ranking pledge over 65% of the Target Shares and authorising the Secured Parties as potential transferees of the Target Shares (if the constitutional documents of the Target contain an approval provision).

(x)
A certificate of an authorised signatory of each Obligor and Target certifying that each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

(y)	A certificate of the Borrower (signed by an authorised signatory) certifying that:

(i)	all of the Equity Documents are in full force and effect and all subscriptions, loans and capital contributions set out in the Structure Memorandum have occurred;

(ii)
(x) no term of the Acquisition Documents has been or will be amended or waived in a manner materially adverse to the interests of the Lenders under the Finance Documents (for the avoidance of doubt any amendment to the condition precedent relating to the alteration of the corporate form of Target from a French SNC (société en nom collectif) to a French SAS (société par actions simplifiée) at Schedule 5.3 (Reorganisation) of the Acquisition Agreement will be deemed to be materially adverse to the interests of the Lenders under the Finance Documents), (y) all conditions precedent to the Acquisition Documents have been or will be satisfied prior to or on the Closing Date save for any conditions precedent at Clause 6.2(d) of the Acquisition Agreement waived in a manner not materially adverse to the interests of the Lenders under the Finance Documents ("Waived CP"); and (z) the Borrower or Bidco is not entitled to terminate any Acquisition Document or to refuse to complete the Acquisition (excluding a right of termination arising from a Waived CP);

(iii)	the Group Structure Chart is correct, complete and up-to-date, true as at the date on which completion of the Acquisition in accordance with the Acquisition Documents has occurred; and

(iv)	an amount has been invested indirectly in the Borrower in accordance with the Structure Memorandum.

2.	Transaction Documents

(d)	A certified copy of each of the Equity Documents and Acquisition Documents executed by the parties to those documents in form satisfactory to the Lenders, acting reasonably.

(e)	Certified extracts of the shareholders and securities' holders registers of the Target evidencing completion of the Acquisition.

(f)	Certified copies of the Structural Intra-Group Loans in a form acceptable to the Agent.

3.	Finance Documents

(c)	The Intercreditor Agreement reflecting the Intercreditor Principles and executed by the members of the Group and their Holding Companies which are party to that Agreement.

(d)	A first ranking pledge (governed by French law) over 65% of the Target Shares executed by Bidco together with certified extracts of shareholder and securities' holders registers of the Target.

(e)	Intercompany loan security over the Structural Intra-Group Loans and

(iii)
a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the intercompany loan security or for the validity and enforceability of those Transaction Security Documents; and

(iv)	any notices or documents required to be given or executed under the terms of those Transaction Security Documents; and
in each case in form and substance satisfactory to the Lenders, acting in their sole discretion.

(f)	The Utilisation Request relating to the Loan to be made on the Closing Date.

(g)
A copy of all share certificates and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security to be provided under the Transaction Security Documents, save any share certificates of any company whose shareholder is changing.

(h)
Such documentary evidence as legal counsel to the Agent may require, that such Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process (to the extent applicable).

4.	Legal opinions

(d)	A legal opinion of Shearman & Sterling (London) LLP, legal advisers to the Agent and the Arrangers as to English law in a form acceptable to the Lenders.

(e)	A legal opinion of Shearman & Sterling (Paris) LLP, legal advisers to the Agent and the Arrangers as to French law in a form acceptable to the Lenders.

(f)	A capacity and authority legal opinion of Weil, Gotshal & Manges, legal advisers to the Obligors as to French law in a form acceptable to the Lenders.

(g)
A legal opinion of Morgan, Lewis & Bockius LLP, legal advisers to the Borrower as to Pennsylvania law in a form acceptable to the Lenders (which will include, for the avoidance of doubt, an opinion in respect of paragraph (a) of Clause 19.29 (US government regulations)).

(h)
If an Obligor is incorporated in or has its "centre of main interest" (as referred to in Clause 21.19 (Centre of main interests)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation or "centre of main interest" (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to the Closing Date.

5.	Other documents and evidence

(a)
The Group Structure Chart showing the Target Group on or prior to the Closing Date including evidence of the alteration of the corporate form of Target from a French SNC (société en nom collectif) to a French SAS (société par actions simplifiée).

(b)	The list of Material Companies.

(c)	The Base Case Model.

(d)	The Reports.

(e)	The Structure Memorandum.

(f)	The Funds Flow Statement in a form agreed by the Borrower and the Agent detailing the proposed movement of funds on or around the Closing Date.

(g)
All required consents and approvals obtained by the Borrower or any Obligor (including any regulatory and competition consents or approvals (including works council approval) in connection with the Acquisition and/or entry into the Finance Documents including (but not limited to):

(i)	anti-trust clearance by the EU and/or the French competition authority; and

(ii)	Foreign Investment clearance for the transaction by the French Ministry of Economy and Finance in respect of the Acquisition.

(h)	A copy certified by an authorised signatory of the Borrower to be a true copy of the Original Financial Statements.

(i)
Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clauses 13 (Fees), 14.5 (Stamp taxes) and 18 (Costs and expenses) have been paid or will be paid on or by the Closing Date.

(j)
Evidence that the Borrower has contributed no less than €65 million towards the cost of the Acquisition or such greater amount as is, when aggregated with the Facility, sufficient to pay the purchase price under the Acquisition Agreement.

(k)
Other than Permitted Lien and Permitted Refinancing Indebtedness as defined in Schedule 9 (Restrictive Covenants and Events of Default), evidence that all existing guarantees and Security of the Target Group will be discharged on or by the Closing Date.

(l)	A certified copy of each agreement evidencing Structural Intra-Group Loans duly executed by the parties thereto.

(m)
If an Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process) has accepted its appointment in relation to the Obligor.

(n)
Provision of all information necessary for identification of the Obligors and their respective Subsidiaries and Holding Companies in order to comply with anti-money laundering requirements and any other "know your customer" requirements of the Lenders.

SCHEDULE 3
Requests
Part IA
Utilisation Request
From:    [Borrower]
To:    [Agent]
Dated:
Dear Sirs
Project Woodrow – EUR 300 million Senior Secured Bridge Facility Agreement dated _____ (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

(i)	Borrower: [•]

(j)	Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day)

(k)	Currency of Loan: Euros

(l)	Amount: [•] or, if less, the Total Commitments

(m)	Interest Period: [•]

3.	We confirm that each condition specified in Clause 4.3 (Loan during the Certain Funds Period) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
[insert name of Borrower]

Part IB
Selection Notice
Applicable to the Loan
From:    [Borrower]
To:    [Agent]
Dated:
Dear Sirs
Project Woodrow - [ ] Senior Secured Bridge Facility Agreement
dated [ ] (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	[We request that the next Interest Period for the above Facility is [ ]].

3.	This Selection Notice is irrevocable.
Yours faithfully
.....................................
authorised signatory for
[insert name of relevant Borrower]

SCHEDULE 4
Form Of Transfer Certificate
To:    [•] as Agent and Security Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
Project Woodrow – EUR 300 million Senior Secured Bridge Facility Agreement dated _____ (the "Facility Agreement")

1.
We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement and the Intercreditor Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 23.6 (Procedure for transfer) of the Facility Agreement:

(i)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.6 (Procedure for transfer).

(j)	The proposed Transfer Date is [•].

(k)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it [is]/[is not] a Sponsor Affiliate.

5.	We refer to clause [●] (Change of Lender) of the Intercreditor Agreement:
In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

6.
In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

7.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

[Agent]
By:

[Security Agent]
By:

SCHEDULE 5
Form Of Assignment Agreement

To:	[•] as Agent and Security Agent and [Borrower] for and on behalf of each Obligor
From:    [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:
Project Woodrow – EUR 300 million Senior Secured Bridge Facility Agreement dated _____ (the "Facility Agreement")

1.
We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 23.7 (Procedure for assignment) of the Facility Agreement:

(o)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in the Loan under the Facility Agreement as specified in the Schedule.

(p)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in the Loan under the Facility Agreement specified in the Schedule.

(q)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

6.	The New Lender confirms that it [is]/[is not] a Sponsor Affiliate.

7.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders).

8.	We refer to clause [●] (Change of Lender) of the Intercreditor Agreement:
In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9.
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[•] as Agent
By:

[•] as Security Agent
By:

SCHEDULE 6
Timetable

Loans in Euro
Delivery of the duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request)) or a Selection Notice (Clause 11 (Interest Periods))	U-3 11:00 a.m.

Each Lender makes its participation in the Loan available in accordance with Clause 5.4 (Lenders' Participation)	U 8:00 am

EURIBOR is fixed	Quotation Day as of 11.00 a.m. (Brussels time) in respect of EURIBOR

"U"	=	date of utilisation
"U - X"	=	X Business Days prior to date of utilisation

SCHEDULE 7
Form Of Increase Confirmation

To:	[•] as Agent and Security Agent and [ ] as Borrower, for and on behalf of each Obligor
From:    [the Increase Lender] (the "Increase Lender")
Dated:
Project Woodrow – EUR 300 million Senior Secured Bridge Facility Agreement dated _____ 2014 (the "Facility Agreement")

1.
We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Creditor.

6.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

7.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

8.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.2 (Increase).

9.	The Increase Lender confirms that it is not a Sponsor Affiliate.

10.	We refer to clause [18.9] (Creditor/Representative Accession Undertaking) of the Intercreditor Agreement:
In consideration of the Increase Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.    This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:    The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
THE SCHEDULE
Relevant Commitment/Rights and Obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [ ].

Agent
By:

Security Agent
By:

SCHEDULE 8
Form of Notifiable Debt Purchase Transaction Notice
Part I
Form of Notice on Entering into Notifiable Debt Purchase Transaction
To:    [•] as Agent
From:    [The Lender]
Dated:
Project Woodrow – EUR 300 million Senior Secured Bridge Facility Agreement dated _____ (the "Facility Agreement")

1.
We refer to paragraph (b) of Clause 24.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment and Facility	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Sterling)
Commitment/Facility	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:
Part II
Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate
To:    [•] as Agent
From:    [The Lender]
Dated:
Project Woodrow – EUR 300 million Senior Secured Bridge Facility Agreement dated _____ (the "Facility Agreement")

1.
We refer to paragraph (c) of Clause 24.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment and Facility	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Sterling)
Commitment and Facility	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

SCHEDULE 9
Restrictive Covenants and Events of Default
Part I
New York Law Definitions
Capitalized terms used this Schedule 9 (Restrictive Covenants and Events of Default) shall have the meaning ascribed to them in this Part I, provided that capitalized terms used in this Schedule 9 (Restrictive Covenants and Events of Default) not defined in this Part I shall have the meaning ascribed to them in Clause 1 of this Agreement (Definitions and Interpretation).
“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Intercreditor Agreement” means an intercreditor agreement to be entered by a Parent and/or the relevant Guarantor (among others) on substantially the same terms as the Intercreditor Agreement, including terms with respect to the limitation on enforcement and release of guarantees and priority as set forth in the Intercreditor Agreement (or on terms more favorable to the Finance Parties); provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Agent or the Security Agent under this Agreement, the Intercreditor Agreement or any other Additional Intercreditor Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Asset Sale” means:

(1)
the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Clause 8.1(Exit) of this Agreement and/or the provisions under “—Part II (General Undertakings and Mandatory Offers)—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales”; and

(2)	the issuance or sale of Equity Interests in any of the Borrower’s Restricted Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or rights having a Fair Market Value of less than €15.0 million;

(2)	a transfer of assets, rights or Equity Interests, between or among the Borrower and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(4)
the sale or lease of equipment, products or accounts receivable (including discounting thereof) in the ordinary course of business and any sale or other disposition of obsolete or permanently retired equipment and facilities and equipment and facilities that are no longer useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(5)	the sale or other disposition of cash, Cash Equivalents or Government Guaranteed Securities;

(6)
a Restricted Payment that does not violate the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments,” a Permitted Investment or any transaction specifically excluded from the definition of Restricted Payment;

(7)	licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business;

(8)	the unwinding of Hedging Obligations;

(9)
the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10)
any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business (including Capital Stock of an entity that either is and remains or becomes a Restricted Subsidiary immediately after giving effect to such exchange) of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(11)	the sale, lease, assignment, exchange or other transfer of inventory, products, services, raw materials, receivables or other assets in the ordinary course of business;

(12)
any sale or other disposition of damaged, worn-out, obsolete or excess assets or properties or other assets that are no longer used or useful in or necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries;

(13)	any sale of assets received by the Borrower or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(14)
the foreclosure, condemnation or any similar action with respect to any property or other assets, or the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(15)	licenses and sublicenses by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(16)	dispositions to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding agreements;

(17)	the granting of Liens not otherwise prohibited by this Agreement; and

(18)	any disposition of Receivables Assets in a Permitted Receivables Transaction.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Bankruptcy Law” means (a) Title 11, United States Bankruptcy Code of 1978 (as may be amended from time to time) or (b) any other law of the United States (or, in each case, any political subdivision thereof) or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(5)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)
direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, Switzerland or the United States of America (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of European Union, Switzerland or the United States of America, as the case may be, and which are not callable or redeemable at the Borrower’s option; provided that such country (or agency or instrumentality) has a long-term government debt rating of “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, as of the date of the investment;

(2)
overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company provided that (A)(i) such bank or trust company is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union, Switzerland or the United States of America or any state thereof and has capital, surplus and undivided profits aggregating in excess of €250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose rating is “P-2” or higher by Moody’s or “A-2” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, as of the date of the investment and (ii) such country under which such bank or trust company is organized or authorized to operate has a long-term government debt rating of “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, as of the date of the investment; or (B) such bank or trust company has capital, surplus and undivided profits aggregating in excess of €250 million (on the foreign currency equivalent thereof as of the date of such investment) and whose rating is “P-1” or higher by Moody’s or “A-1” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, as of the date of the investment;

(3)
repurchase obligations for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(5)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the U.S. Exchange Act) other than the Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; provided that so long as the Borrower is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a Beneficial Owner of more than 50% of the total voting power of the Voting Stock of the Borrower unless such “person” shall be or become a Beneficial Owner of more than 50% of the total voting power of the Voting Stock of such parent Person;

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)
depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)
acquisition costs and any fees, expenses, charges or other costs related to equity or debt financings, investments, restructurings, dispositions or acquisitions, establishing a joint venture, disposition, recapitalization or listing or the incurrence of Indebtedness permitted to be incurred under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” (or the refinancing thereof) whether or not successful, including (i) such fees, expenses or charges related to an incurrence of Indebtedness and (ii) any amendment or other modification of any incurrence; minus

(6)
non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Leverage” means, with respect to any Person, the sum of the aggregate outstanding Indebtedness of that Person and its Restricted Subsidiaries, the aggregate outstanding amount of Disqualified Stock issued by the Borrower and the aggregate liquidation preference of any preferred stock issued by a Restricted Subsidiary, in each case, as of the relevant date of calculation.
“Consolidated Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Leverage of such Person on such date to (b) the Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Consolidated Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Borrower and may include anticipated expense and cost reduction synergies) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Consolidated Cash Flow for such period:

(1)
acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries (including any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Borrower and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
any Person that is a Restricted Subsidiary (including any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary) on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
any gain (loss), together with any related provision for taxes on such gain (loss) realized in connection with: (a) any Asset Sale by any such Person or its Restricted Subsidiaries or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or (c) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(2)	any extraordinary gain (loss), together with any related provision for taxes on such extraordinary gain (loss), will be excluded;

(3)
the net income (loss) of any Person that is not a Restricted Subsidiary (including an Unrestricted Subsidiary or a joint venture that is not a Restricted Subsidiary) or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person;

(4)
solely for purposes of determining the amount available for Restricted Payments under clause 3(a) following the definition of Restricted Payments, the net income (loss) of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than (a) restrictions with respect to the payment of dividends or similar distributions that have been legally waived or released or (b) restrictions listed under clauses (1) through (4), (8), (12), (15) and (16) of the second paragraph of “—Part II (General Undertakings and Mandatory Offers)—Dividend and Other Payment Restrictions Affecting Subsidiaries”);

(5)	the cumulative effect of a change in accounting principles will be excluded;

(6)	any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition of another Person or business will be excluded;

(7)	all Transaction Costs will be excluded;

(8)
any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments” will be excluded;

(9)
all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;

(10)
any unrealized gains or losses in respect of Hedging Obligations or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(11)
any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses resulting from remeasuring assets and liabilities denominated in foreign currencies will be excluded;

(12)
any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary will be excluded;

(13)	[Reserved]; and

(14)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Debt will be excluded.
“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Senior Secured Debt of such Person on such date to (b) the Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, provided, however, that, for the purposes of clause (b) of the first paragraph of the covenant under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” the calculation of the Consolidated Senior Secured Leverage Ratio shall be made assuming that the maximum amount of Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” has been incurred and is outstanding in the form of Senior Secured Debt. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Borrower and may include anticipated expense and cost reduction synergies) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four- quarter reference period; provided, however, that the pro forma calculation of the Consolidated Senior Secured Leverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions set forth in the definition of Permitted Debt; or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the application of the proceeds of Indebtedness incurred at the date of determination pursuant to the provisions set forth in the definition of Permitted Debt.
In addition, for purposes of calculating the Consolidated Cash Flow for such period:

(1)
acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries (including any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Borrower and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
any Person that is a Restricted Subsidiary (including any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary) on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
“Consolidated Total Assets” means, with respect to any specified Person at any time, the total assets of such Person and its Subsidiaries which are Restricted Subsidiaries, in each case as shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2)
to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Credit Facilities” means any credit agreement, indentures or other agreements between the Borrower or one or more Restricted Subsidiaries and a financial institution or institutions providing for the making of loans, on a term or revolving basis, the issuance of letters of credit, commercial paper facilities, notes or any other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or equipment financing facilities (including, without limitation, finance leases, asset-based lending, sale-and-leaseback transactions and similar arrangements), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of a sale of debt securities) in whole or in part from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as such on the closing date of such Asset Sale pursuant to an Officers’ Certificate setting forth the basis of such valuation. The aggregate Fair Market Value of the Designated Non-Cash Consideration at the time of receipt, taken together with the Fair Market Value (measured on the date of receipt) of all other Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary since the date of this Agreement that is outstanding, may not exceed the greater of €30.0 million and 1.5% of Consolidated Total Assets in the aggregate.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Loan. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any public or private offering of the Capital Stock (other than Disqualified Stock) of the Borrower or a Parent of the Borrower, provided that (x) any such offering shall exclude Capital Stock issued to an Affiliate of the Borrower or pursuant to a stock option or employment compensation program and (y) in the case of any such offering by a Parent of the Borrower, the Net Proceeds thereof are contributed to the equity of the Borrower (other than through the issuance of Disqualified Stock or through an Excluded Contribution) or loaned to the Borrower as Subordinated Shareholder Debt.
“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in the Financial Times in the “Currency Rates” section (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Borrower) on the date of such determination.
“European Union Member State” shall mean any country that was a member of the European Union as of January 1, 2004.
“Excluded Contribution” means Net Proceeds or property or assets received by the Borrower as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Subsidiary of the Borrower for the benefit of its employees to the extend funded by the Borrower or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower.
“Existing Facilities” means (i) the €40 million facilities under the term loan agreement dated September 8, 2011 between Flaga GmbH and Raiffeisen Bank International AG, (ii) the €19.1 million facility under the term loan agreement dated December 22, 2011 between Flaga GmbH and Raiffeisen Bank International AG, (iii) the $52 million facility under the credit agreement dated July 18, 2013 among Flaga GmbH and Wells Fargo International, and (iv) the €380 million facility under the senior facilities agreement dated March 16, 2011 among AGZ Holding, Antargaz and Natixis.
“Existing Indebtedness” means Indebtedness of the Borrower and its Restricted Subsidiaries (other than any Indebtedness under the Finance Documents) in existence on the date of this Agreement until such amounts are repaid, including, without limitation, the Existing Facilities.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer or responsible accounting or financial officer of the Borrower (unless otherwise provided in this Agreement). For the avoidance of doubt the Agent shall have no obligation to determine Fair Market Value.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital or capital expenditure borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions set forth in the definition of Permitted Debt (other than any such additional Indebtedness that is incurred on the date of determination under clause (14) of the definition of Permitted Debt, the incurrence of which itself requires the calculation of the Fixed Charge Coverage Ratio) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred on the date of determination pursuant to the provisions set forth in the definition of Permitted Debt.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries (including any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)
any Person that is a Restricted Subsidiary (including any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary) on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or other Investment and the amount of income or earnings relating thereto, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Borrower (including in respect of anticipated expense and cost reductions, operating improvements and synergies). In addition, for purposes of this definition, in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness on such date.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of consolidated interest income, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding non-cash interest expense on Subordinated Shareholder Debt); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests or Subordinated Shareholder Debt of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower; plus

(5)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date on which the event for which the calculation of the Fixed Charges is made (for purposes of this definition, the “Calculation Date”), will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any Restricted Subsidiary following the Calculation Date.

“Full Takeout Demand Failure” means the earlier to occur of (x) a third Takeout Demand Failure and (y) one or more Takeout Demand Failures with respect to which the portion of the principal amount(s) of the Loan intended to be refinanced pursuant to the Securities Notice(s) related to such Takeout Demand Failure(s) aggregates to at least the entire outstanding principal amount of the Loan.
“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect on the date of any calculation or determination required hereunder; provided that at any time after the Closing Date, the Borrower may elect to apply IFRS for the purposes of this Agreement, and from and after such election, references herein to GAAP shall be deemed to be references to IFRS in effect at the date of any calculation or determination required hereunder and all defined terms in this Agreement, and all ratios and computations based on GAAP shall be computed in conformity with IFRS in effect at the date of any calculation or determination required hereunder, from and after any such election. In addition, at any time after the Closing Date, the Borrower may elect (whether then reporting pursuant to IFRS or U.S. GAAP) to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election, provided that any such election, once made, shall be irrevocable.

“Government Guaranteed Securities” means:

(1)
securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)
corresponding instruments by any European Union Member State (provided that such member state has one of the two highest ratings obtainable from Moody’s or S&P) or Switzerland or Norway or Japan, or any agency or instrumentality of any European Union Member State (provided that such member state has one of the two highest ratings obtainable from Moody’s or S&P) or Switzerland or Norway or Japan and in each case with maturities not exceeding two years from the date of acquisition; and

(3)
investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantor” means, for the purposes of this Schedule 9 (Restrictive Covenants and Events of Default), any Subsidiary of the Borrower that accedes as a party to this Agreement to provide a Loan Guarantee.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof.
“Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include any:

(A)	Contingent Obligations incurred in the ordinary course of business;

(B)
in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 90 days thereafter;

(C)
any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(D)	Subordinated Shareholder Debt;

(E)	anything accounted for as an operating lease under GAAP on the date hereof; or

(F)	any deposits or prepayments received by the Borrower or a Restricted Subsidiary for services or products to be provided or delivered.
No Indebtedness will be considered to be subordinate or junior in right of payment to any other Indebtedness by reason of any Liens or guarantees arising or created in respect of such other Indebtedness or by virtue of the fact that holders of any secured Indebtedness have entered into intercreditor agreements giving one or more holders priority over other holders in the collateral held by them.
“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Borrower.
“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Borrower or any Parent or any successor of the Borrower or any such Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.
“Investment Grade Status” shall occur when the Notes receive both of the following:
(1) a rating of “BBB-” or higher from S&P; and
(2) a rating of “Baa3” or higher from Moody’s;
or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments.”
“IPO Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (b) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Loan Guarantee” means the Guarantee by any Guarantor of the Borrower’s obligations under this Agreement.
“Management Advances” means, loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Borrower or any Restricted Subsidiary:

(1)	in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2)	in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)	(in the case of this clause (3)) in the ordinary course of business or consistent with past practice not to exceed €5.0 million in the aggregate at any one time outstanding.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend or distribution or the making of the relevant loan or advance multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the thirty (30) consecutive trading days immediately preceding the date of declaration of such dividend or distribution or the making of the relevant loan or advance.
“Moody’s” means Moody’s Investors Service, Inc.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the U.S. Exchange Act.
“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Non-Recourse Debt” means Indebtedness as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“Opinion of Counsel” means a legal opinion given by counsel to the Borrower and addressed to the Agent.
“Parent” means any Person of which the Borrower at any time is or becomes a Subsidiary after the date of this Agreement and any holding companies established by the Permitted Holders for purposes of holding its investment in any Parent.
“Pari Passu Indebtedness” means any Indebtedness of the Borrower or any Guarantor (other than Indebtedness that is a Guarantee of the Indebtedness of another Person and other than Indebtedness owed to the Borrower or a Restricted Subsidiary or an Affiliate of the Borrower) that is secured by a first-priority Lien on the Charged Property and that is not subordinated in right of payment to the Loan or any Loan Guarantee.
“Permitted Business” means any business in which the Borrower and its Subsidiaries were engaged on the date of this Agreement, and any business incidental, reasonably related, complementary or ancillary thereto, or which is a reasonable extension thereof.
“Permitted Collateral Liens” means:

(1)
Liens on the Charged Property to secure the Indebtedness under the Finance Documents and any Permitted Refinancing Indebtedness in respect thereof; provided that each of the parties thereto or their representatives will have entered into the Intercreditor Agreement and any Additional Intercreditor Agreement; provided further that all property and assets (including, without limitation, the Charged Property) securing such Permitted Refinancing Indebtedness also secure the Indebtedness under the Finance Documents on a senior or pari passu basis;

(2)	Liens on the Charged Property to secure:

(i)
Indebtedness of the Borrower or a Guarantor that is permitted to be incurred by clause (1) of the definition of Permitted Debt; provided that each of the parties thereto or their representatives will have entered into the Intercreditor Agreement and any Additional Intercreditor Agreement; provided further that all property and assets (including, without limitation, the Charged Property) securing such Indebtedness also secure the Indebtedness under the Finance Documents on a senior or pari passu basis;

(ii)
Senior Secured Debt of the Borrower or a Guarantor that is permitted to be incurred by the first paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” or Indebtedness of the Borrower or a Guarantor that is permitted to be incurred by clause (4) (other than in respect of Capital Lease Obligations), clause (14), clause (17) or clause (19) of the definition of Permitted Debt and Permitted Refinancing Indebtedness in respect thereof; provided that each of the parties to such Indebtedness or Permitted Refinancing Indebtedness or their representatives will have entered into the Intercreditor Agreement and any Additional Intercreditor Agreement; provided further that all property and assets (including, without limitation, the Charged Property) securing such Senior Secured Debt or Permitted Refinancing Indebtedness also secure the Indebtedness under the Finance Documents on a senior or pari passu basis;

(3)
Liens on the Charged Property to secure Hedging Obligations of the Borrower or a Guarantor permitted to be incurred by clause (8) of the definition of Permitted Debt to the extent relating to (i) Indebtedness under the Finance Documents, (ii) Indebtedness that is permitted to be secured on the Charged Property pursuant to clause (2) above that is secured on the Charged Property on the same basis as the Indebtedness under the Finance Documents and that ranks pari passu in right of payment with the Indebtedness under the Finance Documents; provided that each of the parties thereto or their representatives will have entered into the Intercreditor Agreement and any Additional Intercreditor Agreement; provided further that all property and assets (including, without limitation, the Charged Property) securing such Indebtedness also secure the Indebtedness under the Finance Documents on a pari passu or senior basis;

(4)
Liens on the Charged Property to secure on a second-priority basis Subordinated Obligations of the Borrower or a Guarantor that are permitted to be incurred under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” and that are permitted to be so secured by the Intercreditor Agreement or any Additional Intercreditor Agreement; provided that such Liens rank junior to the Permitted Collateral Liens securing the Indebtedness under the Finance Documents; provided further that each of the parties thereto or their representatives will have entered into the Intercreditor Agreement and any Additional Intercreditor Agreement;

(5)	Liens on the Charged Property that are described in one or more of clauses (5), (8), (9), (10), (14), (15), (16), (17), (18), (19) and (20) of the definition of “Permitted Liens.”
“Permitted Holders” means UGI Corporation and its Subsidiaries.
“Permitted Investments” means:

(1)	any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(2)	any Investment in cash, Cash Equivalents or Government Guaranteed Securities;

(3)	any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Borrower; or

(b)
such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(6)
any Investments received: (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes with Persons who are not Affiliates; or (ii) as a result of foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer or title with respect to any secured Investment in default;

(7)	lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(8)	Investments represented by Hedging Obligations;

(9)	Management Advances;

(10)	repayment of any Indebtedness under the Finance Documents;

(11)	Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(12)
Investments acquired after the date of this Agreement as a result of the acquisition by the Borrower or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Merger, Consolidation or Sale of Assets” to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)
other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed the greater of (i) 4.0% of Consolidated Total Assets of the Borrower or (ii) €80.0 million; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is merged into or with the Borrower or a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments,” such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause;

(14)
any Investment existing on, or made pursuant to written agreements existing on, the date of this Agreement and any Investment that replaces, refinances or refunds an existing Investment (or an Investment made pursuant to binding written commitments in existence on the date of this Agreement); provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Agreement or (b) as otherwise permitted under this Agreement;

(15)
Investments by the Borrower or a Restricted Subsidiary in an amount not to exceed €50.0 million in one or more joint ventures engaged in a Permitted Business; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary or the Borrower or is subsequently designated a Restricted Subsidiary pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments,” such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause and provided that, to the extent any such Investment is in Equity Interests of such joint venture, the amount of the Investment deemed outstanding for the purposes of this clause (15) shall be equal to the proportionate share held by the Borrower or such Restricted Subsidiary, as the case may be, in the Fair Market Value of the net assets of such joint venture at the time of the Investment; and

(16)
guarantees of Indebtedness permitted to be incurred by the Borrower or its Restricted Subsidiaries by the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” and keepwells and similar arrangements not prohibited by the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock.”

provided, however, that with respect to any Investment, the Borrower may in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment.
“Permitted Liens” means:

(1)	[Reserved];

(2)	Liens in favor of the Borrower or any Restricted Subsidiary of the Borrower;

(3)
Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or the Borrower or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or the Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(4)
Liens on property or assets (including Capital Stock) existing at the time of acquisition of the property or assets by the Borrower or any Subsidiary of the Borrower (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)
Liens or deposits to secure the performance of tenders, bids, statutory or regulatory obligations, surety, appeal, indemnity or performance bonds, letters of credit, banker’s acceptances, warranty, contractual, netting or set-off requirements or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)
Liens to secure Productive Asset Financings permitted by clause (4) of the second paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens to secure Productive Asset Financings, to the extent limited to tangible fixed assets, otherwise permitted to be incurred pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock,” in each case, covering only the assets acquired with or financed by such Productive Asset Financings;

(7)	Liens existing on the date of this Agreement or provided for under written arrangements existing on the date of this Agreement;

(8)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or the non-payment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)
Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessors’, suppliers’, banks’, repairmen’s and mechanics’ Liens and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(10)
survey exceptions, easements or reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights) of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Borrower and its Subsidiaries) or materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(11)	Liens created for the benefit of (or to secure) the Indebtedness under the Finance Documents;

(12)
Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by clause (8) of the second paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a)
the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(15)
Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)	leases, licenses, subleases and sublicenses of assets or property (including intellectual property) in the ordinary course of business;

(17)	Liens arising out of conditional sale, title retention, extended title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(18)
(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any real property leased by the Borrower or any Restricted Subsidiary and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(19)
Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(20)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(21)	Liens with respect to obligations that do not exceed the greater of €40.0 million and 2.0% of Consolidated Total Assets of the Borrower at any one time outstanding;

(22)
Liens (i) on escrowed proceeds for the benefit of related holders of debt securities or other Indebtedness (or the underwriter or arrangers thereof), (ii) on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are hold in escrow account or similar arrangement to be applied for such purpose, or (iii) on any guarantee or backstop commitment relating to any escrow shortfall;

(23)
Liens on assets or property of any direct or indirect Restricted Subsidiary of the Borrower that is not a Guarantor securing Indebtedness of any direct or indirect Restricted Subsidiary of the Borrower that is not a Guarantor permitted by the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(24)	Liens on Receivables Assets incurred in connection with a Permitted Receivables Transaction; and

(25)	any amendment, modification, extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (24).
“Permitted Receivables Transaction” means any financing pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to any other Person (including a Receivables Subsidiary) or grant a security interest in, any Receivables Assets in an aggregate principal amount equivalent to the Fair Market Value of such Receivables Assets of the Borrower or any Restricted Subsidiary; provided that (a) any covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Borrower) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Borrower’s chief financial officer or responsible accounting or financial officer) at the time such financing is entered into and (c) such financing shall be non-recourse to the Borrower or any Restricted Subsidiary except to a limited extent customary for such transactions.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (including any other Permitted Refinancing Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (which, for the avoidance of doubt, may include Indebtedness under one or more separate agreements or instruments that will be refinanced with a single agreement or instrument, as well as Indebtedness under a single agreement or instrument that will be refinanced with multiple separate agreements or instruments) (plus any accrued interest and any premium required to be paid on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness (a) has a final maturity date (i) later than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) after the Stated Maturity of the Loan and (b) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or, alternatively, a final maturity date that is later than the Stated Maturity of the Loan;

(3)
if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Indebtedness under the Finance Documents, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Indebtedness under the Finance Documents on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred by the Borrower if the Borrower is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.
Permitted Refinancing Indebtedness in respect of any Credit Facility may be incurred from time to time at or after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.
“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Borrower or any of its Restricted Subsidiaries (a “Reorganization”) that is made on a solvent basis; provided that:

(1)	any payments or assets distributed in connection with such Reorganization remain within the Borrower and its Restricted Subsidiaries; and

(2)
if any Capital Stock or other assets form part of the Charged Property, substantially equivalent Liens must be granted over Capital Stock or assets of the surviving Person or recipient such that they form part of the Charged Property.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Public Market” means at any time after:
(1)    an Equity Offering has been consummated; and
(2)    at least 20% of the total issued and outstanding shares of common equity interests of the IPO Entity         has been distributed to investors (other than Permitted Holders).
“Receivables Assets” means any accounts receivable and related contract rights (including any related letters of credit) customarily transferred in a receivables securitization or otherwise used to raise financing by the creditor of such receivables or revenue streams from sales of inventory subject to a Permitted Receivables Transaction.
“Replacement Assets” means properties and assets (including, without limitation, Capital Stock) that replace the properties and assets that were the subject of an Asset Sale or properties and assets that are, or will be, used in the Borrower’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the Board of Directors of the Borrower are reasonably related, and, in each case, any capital expenditure relating thereto.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Senior Secured Debt” means all Indebtedness of the Borrower or a Guarantor that is secured by a Lien on assets or property of the Borrower or a Guarantor and any Indebtedness of any Restricted Subsidiary that is not a Guarantor permitted to be incurred under the terms of this Agreement (excluding Permitted Debt incurred under clauses (6), (7), (8), (9), (11), (12), (13), (15), (16) and (18) thereof).
Notwithstanding anything to the contrary in the preceding, Senior Secured Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Borrower or any of its Restricted Subsidiaries;

(2)	any trade payables; or

(3)
Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of any relevant bankruptcy or insolvency law, rule or regulation.

“S&P” means Standard & Poor’s Ratings Group.
“Significant Subsidiary” means any Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Borrower or (ii) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Borrower.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligations” means any Indebtedness (whether outstanding on the date of this Agreement or thereafter incurred) that is subordinated or junior in right of payment to the Indebtedness under the Finance Documents.
“Subordinated Shareholder Debt” means, collectively, any funds provided to the Borrower by an Affiliate of a Parent or a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided, however, that such Subordinated Shareholder Debt:

(1)
does not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Loan (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Borrower or any funding meeting the requirements of this definition);

(2)
does not (including upon the happening of any event) require, prior to the first anniversary of the Stated Maturity of the Loan, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)
contains no change of control or similar provisions and does not (including upon the happening of any event) accelerate and has no right (including upon the happening of any event) to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Loan;

(4)
does not provide for or require any security interest or encumbrance over any asset of the Borrower or any of its Restricted Subsidiaries and is not guaranteed by any Restricted Subsidiary of the Borrower;

(5)
pursuant to its terms, is subordinated in right of payment to the prior payment in full in cash of the Indebtedness under the Finance Documents in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Borrower;

(6)
does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Indebtedness under the Finance Documents or compliance by the Borrower with its obligations under this Agreement;

(7)	does not (including upon the happening of an event) constitute Voting Stock; and

(8)
is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder thereof; in whole or in part, prior to the Stated Maturity of the Loan, other than into or for Capital Stock (other than Disqualified Stock) of the Borrower.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transactions” means the transactions contemplated by the Acquisition Agreement, the repayment or discharge of existing indebtedness of AGZ Holding or its subsidiaries and the payment or incurrence of any fees, expenses or charges associated with the foregoing.
“Transaction Costs” means the fees and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
except as permitted by the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3)
is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries,
except (i) that the Borrower or any Restricted Subsidiaries may pledge Equity Interests or Indebtedness of an Unrestricted Subsidiary on a non-recourse basis as long as the pledge has no claim whatsoever against the Borrower, Guarantor or any Restricted Subsidiary other than to obtain such pledged property and (ii) to the extent that Indebtedness of the Borrower or any Restricted Subsidiary was permitted to be incurred under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock.”
“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
Part II
General Undertakings and Mandatory Offers
Additional Intercreditor Agreements
At the written request of the Borrower, without the consent of the Lenders, and at the time of, or prior to, the incurrence by the Borrower or its Restricted Subsidiaries of any (1) Senior Secured Debt permitted to be incurred pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” or (2) any Indebtedness the proceeds of which are used, in whole or in part, to refinance the Loan or Senior Secured Debt, the Borrower, the relevant Restricted Subsidiaries, the Agent and the Security Agent or any other relevant creditor representative or collateral agent shall enter into with the holders of such Indebtedness (or their duly authorized representatives) a new intercreditor agreement or a restatement, amendment or other modification of the existing Intercreditor Agreement (an “Additional Intercreditor Agreement”) on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders), including containing substantially the same terms with respect to release of Loan Guarantees, if any, and priority and release of any Permitted Collateral Liens from time to time; provided, however, that such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Agent or Security Agent.
At the written direction of the Borrower and without the consent of the Lenders, the Agent and the Security Agent shall, from time to time, enter into one or more amendments to any Intercreditor Agreement or Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement of a minor, technical or administrative nature, (2) increase the amount or types of Indebtedness covered by any such agreement that may be incurred by the Borrower or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Indebtedness under the Finance Documents; provided that such amendment is consistent with the preceding paragraph), (3) add Restricted Subsidiaries to the Intercreditor Agreement or Additional Intercreditor Agreement, (4) implement any Permitted Collateral Liens, (5) amend the Intercreditor Agreement or Additional Intercreditor Agreement in accordance with the terms thereof or (6) make any other change to any such agreement that does not adversely affect the rights of the Lenders in any material respect. The Borrower shall not otherwise direct the Agent or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement without the consent of the Majority Lenders, except as otherwise permitted by this Agreement, and the Borrower may only direct the Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or Security Agent or adversely affect their respective rights, duties, liabilities or immunities under the Finance Documents or the Intercreditor Agreement or Additional Intercreditor Agreement.
Each Lender shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement and any amendment, restatement or other modification referred to in the preceding paragraphs (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Agent and the Security Agent and any other relevant creditor representative or collateral agent to enter into any such Intercreditor Agreement or Additional Intercreditor Agreement.
Asset Sales
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets, rights or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Government Guaranteed Securities. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Indebtedness under the Finance Documents) that are assumed by the transferee of any such assets and as a result of which the Borrower or such Restricted Subsidiary is released from further liability or is indemnified against any further liability in connection therewith;

(b)
any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are within 180 days, subject to ordinary settlement periods, converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Replacement Assets;

(d)	any Designated Non-Cash Consideration;

(e)
Indebtedness of any Restricted Subsidiary of the Borrower that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale; and

(f)
Indebtedness of the Borrower or of any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the Indebtedness under the Finance Documents) received from Persons who are not the Borrower or any Restricted Subsidiary.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower (or the applicable Restricted Subsidiary, as the case may be) may:

(1)	apply such Net Proceeds, at its option:

(a)
(i) to prepay or repay amounts outstanding under the Loan pursuant to an offer made on a pro rata basis to all of the Lenders at a repayment price equal to not less than 100% of the principal amount thereof or (ii) upon the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, to make an offer pursuant to the preceding sub-clause (a)(i) and a substantially equivalent offer on a pro rata basis to holders of other Pari Passu Indebtedness;

(b)
to the extent any Restricted Subsidiary of the Borrower is required by the terms of any Indebtedness of such Restricted Subsidiary, to prepay, repay, purchase or redeem any Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor (in each case other than Indebtedness owed to the Borrower or any Restricted Subsidiary); or

(c)	to invest in Replacement Assets,
provided, however, that, if the assets disposed of constitute Charged Property or constitute all or substantially all of the assets of a Restricted Subsidiary whose Capital Stock has been pledged as Charged Property, the Borrower shall pledge or shall cause the applicable Restricted Subsidiary to pledge any Capital Stock or assets (to the extent such assets were of a category of assets included in the Charged Property as of the date of the Asset Sale) that were acquired with the Net Proceeds of an Asset Sale in accordance with this covenant to secure the Indebtedness under the Finance Documents on a first-priority basis;

(2)
enter into a binding commitment to apply the Net Proceeds pursuant to clause (c) of clause (1) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such investment is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period; or

(3)	any combination of the foregoing.
Pending the final application of any Net Proceeds, the Borrower or any applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds €20.0 million (or its equivalent in another currency), within 30 days thereof, the Borrower will make an offer (an “Asset Sale Offer”) to (x) all Lenders and (y) upon the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, at the Borrower’s election, to holders of Pari Passu Indebtedness containing provisions similar to those set forth in this covenant with respect to offers to purchase, prepayments, redemptions or repayments with the proceeds of sales of assets to prepay or purchase the maximum principal amount of the Loan and, if applicable, such other Pari Passu Indebtedness that may be prepaid out of the Excess Proceeds. The offer price in any Asset Sale Offer in respect of the Loan will be equal to 100% of the principal amount of the Loan and, in the case of Pari Passu Indebtedness, not greater than the principal amount thereof, plus, in each case, accrued and unpaid interest to the date of prepayment or purchase in accordance with this Agreement or the agreements governing such Pari Passu Indebtedness, as applicable. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Asset Sale Offer will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer period (the “Asset Sale Purchase Date”) the Borrower will purchase the principal amount of the Loan and to the extent the Borrower elects, Pari Passu Indebtedness required to be purchased by it pursuant to this covenant, or if less than the Asset Sale Offer Amount has been so validly tendered, the Loan and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer.
Changes in Covenants when Loan Rated Investment Grade
If on any date subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure:

(1)	the Loan is rated has achieved Investment Grade Status; and

(2)	no Default or Event of Default shall have occurred and be continuing, then, beginning on such date and subject to the provisions of the following paragraph, the covenants set forth under the following will also be suspended:

(1)	“—Part II (General Undertakings and Mandatory Offers)—Restricted Payments;”

(2)	“—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(3)	“—Part II (General Undertakings and Mandatory Offers)—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(4)	“—Part II (General Undertakings and Mandatory Offers)—Designation of Restricted and Unrestricted Subsidiaries;”

(5)	“—Part II (General Undertakings and Mandatory Offers)—Transactions with Affiliates;” and

(6)	clause (4) of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Merger, Consolidation or Sale of Assets.”
The Borrower will notify the Agent in writing that the foregoing covenants have been suspended, provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective; provided, further, that the Agent shall be under no obligation to inform the Lenders that the foregoing covenants have been suspended. During any period that the foregoing covenants have been suspended (such period the “Suspension Period”), the Borrower’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”
Notwithstanding the foregoing, if on any subsequent date (the “Reinstatement Date”), the Loan ceases to have Investment Grade Status, the foregoing covenants will be reinstated as of and from the date of such rating decline; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments” had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock;” (iii) any transactions with Affiliates entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (12) of the second paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Transactions with Affiliates;” and (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Dividend and Other Payment Restrictions Affecting Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of the second paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Dividend and Other Payment Restrictions Affecting Subsidiaries.”
For the avoidance of doubt, the Borrower and any Restricted Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Agreement, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period and to consummate the transactions contemplated thereby; provided, however, that (a) the Borrower and its Subsidiaries did not incur or otherwise enter into such contractual commitments or obligations in contemplation of the Suspension Period ending and (b) the Borrower reasonably believed that such incurrence or actions would not result in the of the Suspension Period ending. For purposes of clauses (a) and (b) in the preceding sentence, anticipation and reasonable belief shall be as determined in good faith by a responsible accounting or financial officer of the Borrower.
Restricted Payments
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower’s or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such on account of such Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or in the form of Subordinated Shareholder Debt and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than in exchange for Equity Interests of the Borrower (other than Disqualified Stock) or Subordinated Shareholder Debt);

(3)
make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of the Borrower (excluding (i) any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries and (ii) the purchase, repurchase, redemption, acquisition or retirement of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of the purchase, repurchase, redemption, acquisition or retirement);

(4)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Debt (other than non-cash interest payable in Equity Interests (other than Disqualified Stock) of the Borrower or any payment in the form of additional Subordinated Shareholder Debt); or

(5)	make any Restricted Investment,

(all such payments and other actions set forth in the foregoing clauses (1) through (5) being collectively referred to as “Restricted Payments”), unless such Restricted Payment is made subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, and at the time of and after giving pro forma effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the date of this Agreement (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter commencing immediately prior to the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)
100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower subsequent to the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or Subordinated Shareholder Debt or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests or Subordinated Shareholder Debt (other than (x) Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower) or (y) Excluded Contributions; plus

(c)
to the extent that any Restricted Investment that was (i) made subsequent to the Closing Date is sold or otherwise disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and of the Fair Market Value of the marketable securities and other property received or (ii) made in an entity that subsequently becomes a Restricted Subsidiary (or is merged or consolidated with or into the Borrower or a Restricted Subsidiary), 100% of the Fair Market Value of the Restricted Investment of the Borrower and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary (or is so merged or consolidated) or (iii) a guarantee made by the Borrower or one of its Restricted Subsidiaries to any Person, upon the full and unconditional release of such Restricted Investment, an amount equal to the amount of such guarantee; plus

(d)
to the extent that any Unrestricted Subsidiary of the Borrower designated as such subsequent to the Closing Date is redesignated as a Restricted Subsidiary after such date, or has been merged or consolidated with or into, or transfers or conveys its assets to, the Borrower or a Restricted Subsidiary of the Borrower, 100% of the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(e)
the amount by which Indebtedness of the Borrower or a Restricted Subsidiary is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange (other than by the Borrower or its Restricted Subsidiary) of such Indebtedness for Equity Interests (other than Disqualified Stock) of the Borrower or Subordinated Shareholder Debt (less the amount of any cash, and the Fair Market Value of any other property, received or distributed by the Borrower or any Restricted Subsidiary on any such conversion or exchange); plus

(f)
100% of the Fair Market Value of any dividends, distributions or payments received by the Borrower or a Restricted Subsidiary of the Borrower subsequent to the Closing Date from an Unrestricted Subsidiary of the Borrower or from a Person in which the Borrower or a Restricted Subsidiary of the Borrower has a Restricted Investment to the extent that such dividends, distributions or payments were not otherwise included in the Consolidated Net Income of the Borrower for such period.

The preceding provisions will not prohibit:

(1)
the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Agreement;

(2)
the making of any Restricted Payment in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock or an Excluded Contribution) or Subordinated Shareholder Debt or from the substantially concurrent contribution of such proceeds to the common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower that is contractually subordinated to the Indebtedness under the Finance Documents in exchange for or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)
the declaration or payment of any dividend or the making of any payment or distribution by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests other than the Borrower or another Restricted Subsidiary on a no more than pro rata basis;

(5)
so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower, or distribution to enable such repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Parent or Restricted Subsidiary of the Borrower, held directly or indirectly by any current or former officer, director, consultant or employee of the Borrower or any Parent or Restricted Subsidiary of the Borrower (or permitted transferees of such current or former officers, directors, consultants or employees); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed €5.0 million in any 12-month period (with any unused portion carried over to the next 12-month period); provided, further, that such amount in any one-year period may be increased by an amount not to exceed the cash proceeds received by the Borrower or a Restricted Subsidiary during such period from the sale of Equity Interests of the Borrower or a Restricted Subsidiary in each case to members of management or directors or consultants of the Borrower or any Restricted Subsidiary or any Parent of the Borrower to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3)(b) of the preceding paragraph or clauses (2) or (8) of this paragraph;

(6)
the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(7)
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any preferred stock of any Restricted Subsidiary of the Borrower issued on or after the date of this Agreement in accordance with the Fixed Charge Coverage Ratio test set forth in the covenant under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)
upon the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, so long as no Default has occurred and is continuing or would be caused thereby, following an Initial Public Offering, the declaration and payment by the Borrower of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the Capital Stock of the Borrower or any Parent, in an amount not to exceed in any fiscal year the greater of (a) 6% of the net cash proceeds received by the Borrower from such Initial Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock) of the Borrower and (b) an amount equal to the greater of (i) 7% of the Market Capitalization (provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio would not exceed 2.25 to 1.0) and (ii) either (A) 7% of the IPO Market Capitalization (provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio would not exceed 2.25 to 1.0) or (B) 5% of the IPO Market Capitalization (provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio would not exceed 2.75 to 1.0);

(9)	[Reserved];

(10)
subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, and so long as no Default has occurred and is continuing or would be caused thereby, (A) other Restricted Payments in an aggregate amount not to exceed the greater of €60.0 million and 3.0% of Consolidated Total Assets and (B) any Restricted Payments; provided that, in the case of clause (B) only, the Consolidated Leverage Ratio of the Borrower does not exceed 2.5 to 1.0 on a pro forma basis after giving effect to any such Restricted Payments;

(11)
any payments to minority shareholders as required by law or regulation pursuant to or in contemplation of a merger or consolidation involving the Borrower or any of its Restricted Subsidiaries that does not violate the provisions of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Merger, Consolidation or Sale of Assets”;

(12)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(13)
payments or other transactions pursuant to any tax sharing agreement or arrangement among the Borrower or any of its Restricted Subsidiaries and any other Person with which the Borrower or any of its Restricted Subsidiaries files or filed a consolidated tax return or with which the Borrower or any of its Restricted Subsidiaries is or was part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation in amounts not otherwise prohibited by this Agreement; provided, however, that such payments, and the value of such transactions, shall not exceed the amount of tax that the Borrower or such Restricted Subsidiaries would owe without taking into account such other Person; and provided, further, that such payments shall be paid over to the appropriate taxing authority within 30 days of receipt; and

(14)
Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause (14).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities in excess of €12.5 million that are required to be valued by this covenant will be determined by the Board of Directors of the Borrower whose resolution with respect thereto will be delivered to the Agent. For the avoidance of doubt, the Agent shall have no obligation to determine the Fair Market Value of any assets or securities.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure:

(a)
the Borrower and any Guarantor may incur Indebtedness other than Senior Secured Debt (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including the pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(b)
the Borrower and any Guarantor may incur Senior Secured Debt (including Acquired Debt and preferred stock issued by Restricted Subsidiaries) if, in addition to compliance with the ratio set forth in clause (a), the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Senior Secured Debt is incurred would have been less than 3.0 to 1.0, determined on a pro forma basis (including the pro forma application of the net proceeds therefrom), as if such additional Senior Secured Debt had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by the Borrower and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed €150 million, plus, in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including fees and commissions paid as discounts) incurred in connection with such refinancing;

(2)	the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness incurred under clause (1) or clause (3) of this paragraph);

(3)	Indebtedness under the Finance Documents;

(4)
the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness or preferred stock, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of acquisition, design, development, construction, lease, installation, transportation or improvement of property (real or personal), plant or equipment that is used or useful in the business of the Borrower or any of its Restricted Subsidiaries (each, a “Productive Asset Financing”) (including Equity Interests of any Person owning such assets) (including any reasonable related fees or expenses incurred in connection therewith), in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) €60.0 million and (ii) 3.0% of Consolidated Total Assets of the Borrower;

(5)
the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (14) of this paragraph;

(6)	the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(a)
(i) except in respect of current liabilities incurred in the ordinary course of business in connection with cash management operations and (ii) only to the extent legally permitted, if the Borrower or a Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Indebtedness under the Finance Documents, in the case of the Borrower, or the applicable guarantee of such Indebtedness under the Finance Documents, in the case of a Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower; and

(b)
any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)
the guarantee by the Borrower or a Restricted Subsidiary of Indebtedness of the Borrower or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement;

(10)
guarantees by the Borrower or a Restricted Subsidiary of the Borrower of Indebtedness arising pursuant to terms requiring such Indebtedness to be guaranteed if the Indebtedness under the Finance Documents is also guaranteed by the same Restricted Subsidiary on a senior or pari passu basis;

(11)
the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, statutory obligations, bankers’ acceptances, export, import, customs, VAT and other tax guarantees, performance and bid, reclamation, remediation, completion, surety, appeal or similar bonds or performance guarantees in the ordinary course of business or consistent with past practice;

(12)
Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments or obligations issued in the ordinary course of business, provided that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within five Business Days;

(13)
the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five Business Days;

(14)
subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of the Borrower or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Borrower or any Restricted Subsidiary so long as the Borrower would have been able to incur €1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of this covenant after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (14) or the Fixed Charge Coverage Ratio would be no less than it was immediately prior to the incurrence of such Indebtedness pursuant to this clause (14);

(15)
the incurrence by the Borrower and its Restricted Subsidiaries of Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, earnouts, adjustments of purchase price, guarantees or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary in accordance with the terms of this Agreement, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Equity Interests of a Subsidiary for the purpose of financing such acquisition;

(16)	customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(17)
subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure, the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by any Restricted Subsidiary that is not a Guarantor of preferred stock in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding incurred pursuant to this clause (17), not to exceed the greater of €40.0 million and 2.0% of Consolidated Total Assets; provided that the aggregate principal amount of Indebtedness incurred or preferred stock issued under this clause (17) by Restricted Subsidiaries that are not Guarantors shall not exceed €12.5 million at any time outstanding.

(18)	any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(19)
Indebtedness of the Borrower in an aggregate outstanding principal amount (or accreted value, as applicable) at any time outstanding, not to exceed 100% of the Net Proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Borrower or from the issuance or sale (other than to a Subsidiary) of Subordinated Shareholder Debt, in each case, subsequent to the earlier of the Initial Maturity Date and the occurrence of a Full Takeout Demand Failure; provided, however, that (i) any such Net Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under the first paragraph and clause (2), the second proviso to clause (5) and clause (8) of the second paragraph of the covenant set forth under “—Restricted Payments” to the extent the Borrower incurs Indebtedness in reliance thereon; and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause (19) to the extent the Borrower or any of its Restricted Subsidiaries makes a Restricted Payment under the first paragraph or clause (2), the second proviso to clause (5) or clause (8) of the second paragraph of the covenant set forth under “—Restricted Payments” in reliance thereon;

(20)	Indebtedness of the Borrower or any Restricted Subsidiary in respect of Management Advances; and

(21)	Indebtedness incurred by the Borrower or a Restricted Subsidiary in a Permitted Receivables Transaction.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Borrower will be permitted, in its sole discretion, to classify such item of Indebtedness or preferred stock on the date of its incurrence and will only be required to include the amount and type of such Indebtedness or preferred stock in one of the above clauses, although the Borrower may, in its sole discretion, divide and classify an item of Indebtedness or preferred stock in one or more of the types of Indebtedness or preferred stock and may later reclassify all or a portion of such item of Indebtedness or preferred stock in any manner that complies with this covenant; except that Indebtedness incurred under clause (1) of the definition of Permitted Debt above may not be reclassified. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued. Notwithstanding any other provision of this covenant (including pursuant to any Permitted Refinancing Indebtedness permitted pursuant to this covenant), the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (1) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the date of this Agreement will be calculated based on the relevant currency exchange rate in effect on the date of this Agreement; and (3) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated other than in euros, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)
in the case of Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off);

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person; and

(5)
the principal amount of any Disqualified Stock of the Borrower or Preferred Stock of a Restricted Subsidiary will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Limitation on Issuances of Guarantees of Indebtedness
The Borrower will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of the Borrower or a Guarantor (if any) (other than Indebtedness incurred pursuant to clause (17) of the definition of Permitted Debt) unless such Restricted Subsidiary simultaneously executes and delivers an accession deed providing for the Loan Guarantee by such Restricted Subsidiary, which Loan Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.
The first paragraph of this covenant will not be applicable to any guarantees of any Restricted Subsidiary:

(1)	that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(2)	arising solely due to the granting of a Permitted Lien that would not otherwise constitute a guarantee of Indebtedness of the Borrower.
No Loan Guarantee shall be required if such Loan Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of the Borrower or such Restricted Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Borrower or such Restricted Subsidiary, including, for the avoidance of doubt, “whitewash” or similar procedures or (C) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such Loan Guarantee, which cannot be avoided through measures reasonably available to the Borrower or the Restricted Subsidiary.
The Loan Guarantee of a Guarantor will automatically and unconditionally be released:
(1)    in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor or a Parent of that Guarantor other than the Borrower (including by way of merger, amalgamation, combination or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary of the Borrower, if the sale or other disposition does not violate the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales”;
(2)    in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor (or Capital Stock of a Parent of the relevant Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary of the Borrower or a direct or indirect Parent of the Borrower, if the sale or other disposition does not violate the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales”;
(3)    if the Borrower designates any Restricted Subsidiary that is a Guarantor (or designates a Parent of such Guarantor) to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement;
(4)    upon repayment in full of the Loan;
(5)    as provided pursuant to clause 36.3 (All Lender matters) of this Agreement; or
(6)    in the case of any Restricted Subsidiary that after the date of this Agreement is required to provide a Guarantee pursuant to the first paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Limitation on Issuances of Guarantees of Indebtedness,” upon the release or discharge of the guarantee of Indebtedness by such Restricted Subsidiary which resulted in the obligation to provide such Guarantee so long as no other Indebtedness is at that time guaranteed by the relevant Restricted Subsidiary that would result in the requirement that such Guarantor provide a Guarantee pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Limitation on Issuances of Guarantees of Indebtedness.”
Upon any release of a Loan Guarantee contemplated under this “—Part II (General Undertakings and Mandatory Offers)—Limitations on Guarantees of Indebtedness by Restricted Subsidiaries” section, the Agent shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Loan Guarantee.
Each Loan Guarantee provided pursuant to the provisions of this covenant will be limited to the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantee void, voidable or unenforceable under applicable law or as otherwise necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, corporate benefit, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law, including the liability of directors and officers.
Limitation on Liens
The Borrower will not and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower upon any of their property or assets, now owned or hereafter acquired, except (1) in the case of any property or asset that does not constitute Charged Property (a) Permitted Liens, or (b) if such Lien (the “Initial Lien”) is not a Permitted Lien, to the extent that all Indebtedness due under the Finance Documents is secured on an equal and ratable basis (or in the case of Indebtedness which is subordinated in right of payment to the Indebtedness under the Finance Documents, prior or senior thereto with the same relative priority as the Indebtedness under the Finance Documents shall have with respect to such subordinated Indebtedness) with the obligations so secured and (2) in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens.
The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, incur any Indebtedness that is secured by a Lien upon any of the Permitted Holders’ respective Equity Interests in the Borrower, now owned or hereafter acquired, except for Liens securing the Indebtedness under the Finance Documents on a first-priority basis and (if the Indebtedness under the Finance Documents are so secured) other Permitted Collateral Liens.
Any Lien created for the benefit of the Lenders shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (or where not automatically released and discharged, the Person having granted such security will be entitled to seek such Liens’ unconditional release and discharge) under any one or more of the following circumstances:
(1)    the release and discharge of the Initial Lien to which it relates;
(2)    upon the sale, disposition or transfer of the assets which are subject to such Liens (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction), the Borrower or a Restricted Subsidiary of the Borrower, if such sale, disposition or transfer does not violate the provisions set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales;”
(3)    upon the sale, disposition or transfer of Capital Stock of the Restricted Subsidiary that has granted such Liens (or Capital Stock of a Parent of the relevant Restricted Subsidiary (other than the Borrower)) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary of the Borrower, if (i) after giving effect to such sale, disposition or transfer, such Person is no longer a Restricted Subsidiary of the Borrower and (ii) the sale, disposition or transfer does not violate the provisions set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales;”
(5)    if the relevant Restricted Subsidiary is designated as an Unrestricted Subsidiary (or is a Subsidiary of such designated Subsidiary) and such designation complies with the other applicable provisions of this Agreement (in which case, for the avoidance of doubt, such release will be of the property and assets (as well as any Equity Interests and Indebtedness) of such Restricted Subsidiary);
(6)    upon full and final repayment of the Loan; and
(7)    in accordance with clause 36.3 (All Lender matters) of this Agreement.
Upon any occurrence giving rise to a release and discharge of a Lien created for the benefit of the Lenders pursuant to the third paragraph, as specified above, the Security Agent, subject to receipt of an Officer’s Certificate certifying that the event or circumstance in question has occurred, will execute any documents reasonably required in order to evidence or effect such release and discharge in respect of such Lien.
Limitation on Sale and Leaseback Transactions
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)
the Borrower or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Limitation on Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)
the transfer of assets in that sale and leaseback transaction constitutes an Asset Sale, such transfer does not contravene, and the Borrower applies the proceeds of such transaction in compliance with, the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries,
provided, that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by the Borrower or any Restricted Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness, Capital Leases and Credit Facilities as in effect on the date of this Agreement and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Agreement or would not, in the good faith determination of the Borrower, materially impair the ability to (a) make payments of amounts due in respect of the Loan or (b) comply with the respective obligations of the Borrower under the Loan (as determined in good faith by a responsible accounting or financial officer of the Borrower);

(2)	the Finance Documents;

(3)	applicable law, rule, regulation, order, approval, license, authorization, permit or concession or any similar restriction or other control by any government or governmental authority;

(4)
any instrument or agreement governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5)	customary non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6)
purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described above in clause (3) of the preceding paragraph;

(7)
any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by a responsible accounting or financial officer of the Borrower);

(9)
Liens permitted to be incurred under the provisions of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)
customary provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, limited liability company organizational documents, asset sale agreements, sale-leaseback agreements, stock sale agreements, minority shares arrangements and other similar agreements entered into (A) in the ordinary course of business, consistent with past practice or (B) with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11)
restrictions on cash, Cash Equivalents, Government Guaranteed Securities or other deposits or net worth imposed by customers, suppliers or lessors or required by insurance, surety or bonding companies under contracts or leases entered into in the ordinary course of business;

(12)
any agreement or instrument relating to Indebtedness permitted to be incurred after the date of this Agreement under the covenant entitled “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by a responsible accounting or financial officer of the Borrower) and either (x) a responsible accounting or financial officer of the Borrower determines that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments under the Finance Documents as and when they come due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(13)	Hedging Obligations entered into from time to time for bona fide hedging purposes of the Borrower and its Restricted Subsidiaries;

(14)
encumbrances on property that exist at the time the property was acquired by the Borrower or a Restricted Subsidiary of the Borrower provided such encumbrance was not created in anticipation of such acquisition;

(15)
any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing (as determined in good faith by a responsible accounting or financial officer of the Borrower); and

(16)
encumbrances or restrictions with respect to any Permitted Receivables Transaction; provided that such encumbrances or restrictions are customarily required by the institutional sponsor or arranger of such Permitted Receivables Transaction in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof; provided that such Permitted Receivables Transaction was permitted to be incurred under the terms of this Agreement.

Merger, Consolidation or Sale of Assets
The Borrower
The Borrower will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person. The previous sentence will not apply if at the time and immediately after giving effect to any such transaction or series of transactions:

(1)
either: (a) the Borrower is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of any European Union Member State, Switzerland, Norway, Canada or the United States, any state of the United States or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower under the Finance Documents;

(3)	immediately after giving effect to such transaction or series of transactions, no Default or Event of Default will have occurred and be continuing;

(4)
the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have a Fixed Charge Coverage Ratio no less than it was immediately prior to giving effect to such transaction; and

(5)
the Borrower shall have delivered to the Agent an officers’ certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and, in the event of a successor to the Borrower, accession deed, amendment agreement and other customary agreements (if any) comply with this Agreement and an Opinion of Counsel to the effect that such accession deed, amendment agreement and other customary agreements (if any) have been duly authorized, executed and delivered and are the legal, valid and binding agreements enforceable against the successor to the Borrower (in each case, in form and substance reasonably satisfactory to the Agent) and that all the Finance Documents will remain in full force and effect following such merger, provided that in giving an Opinion of Counsel, counsel may rely on an officers’ certificate as to any matters of fact.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)
a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction or changing the legal form of the Borrower (provided that (5) above shall apply only prior to the Closing Date and thereafter until such time as there are no Initial Loan or Bridge Term Loans outstanding); or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.
The Guarantors
A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Borrower or another Guarantor, unless:

(1)	immediately after giving effect to that transaction or series of related transactions, no Default or Event of Default exists; and

(2)	(a) either (x) such Guarantor is the surviving entity or (y):

(i)
the Person formed by or surviving any such consolidation or merger or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made is either the Borrower or a Restricted Subsidiary of the Borrower that assumes all the obligations of such Guarantor under this Agreement by accession deed executed and delivered to the Agent and under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable, by customary agreements; or

(ii)
the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) otherwise permitted by and conducted in compliance with the provisions of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Asset Sales,” provided that the guarantee by such Guarantor of the Loan will be permitted to be released pursuant to clause (2) of the fourth paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Limitation on Issuances of Guarantees of Indebtedness” in connection with such a transaction; and

(3)
the Borrower shall have delivered to the Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such accession deed and each such amendment comply with this covenant.

The paragraph above will not apply to:

(1)	a merger of the Guarantor with an Affiliate solely for the purpose of reincorporating the Guarantor in another jurisdiction; or

(2)	the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Guarantor to the Borrower or another Guarantor.
Transactions with Affiliates
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend, in any material respect, any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), involving aggregate consideration in any single Affiliate Transaction or series of related Affiliate Transactions in excess of €5.0 million unless:

(1)
the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm’s-length basis by the Borrower or such Restricted Subsidiary with an unrelated Person;

(2)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €12.5 million, the Borrower delivers to the Agent a resolution of a majority of the disinterested members of the Board of Directors of the Borrower set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(3)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €25.0 million, the Borrower has received a written opinion (a “Fairness Opinion”) from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries or that the terms are not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment agreement, collective bargaining agreement, employee benefit plan, officer or director indemnification agreement, including any stock option, stock appreciation rights, stock incentive or similar plans, or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments or other transactions pursuant thereto;

(2)	transactions (including a merger) between or among the Borrower and/or any of its Restricted Subsidiaries;

(3)
transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable fees to and reimbursements of expenses and indemnity provided on behalf of officers, directors, employees or consultants;

(5)
any transaction between or among the Borrower and/or its Restricted Subsidiaries and any joint venture (a) pursuant to the terms of the respective joint venture agreement, (b) in the ordinary course of business or (c) which are fair to the Borrower or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Borrower or the senior management of the Borrower or the Restricted Subsidiary, as applicable, or are on terms no less favorable (taking into account the costs and benefits of associated with such transactions) than those that could reasonably have been obtained at such time from an unaffiliated Person;

(6)
any issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower or to any director, officer, employee or consultant of the Borrower or receipt of cash capital contributions from Affiliates of the Borrower in exchange for Equity Interests of the Borrower (other than Disqualified Stock) and the incurrence of Subordinated Shareholder Debt;

(7)
Restricted Payments that do not violate the provisions of this Agreement set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments” and Permitted Investments (other than Permitted Investments described in clauses (3), (13), (15) or (16) of the definition thereof;

(8)
transactions with customers, clients, lenders, suppliers or purchasers or sellers or other providers of goods or services or providers of employees or other labor, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person in each case, as determined by a responsible accounting or financial officer of the Borrower or the senior management thereof;

(9)	Management Advances;

(10)
(a) pledges of Equity Interests or Indebtedness of Unrestricted Subsidiaries and joint ventures for the benefit of lenders thereto; (b) guarantees of performance by the Borrower and its Restricted Subsidiaries of the Borrower’s Unrestricted Subsidiaries in the ordinary course of business (as determined in good faith by a responsible accounting officer of the Borrower), except for guarantees of Indebtedness in respect of borrowed money, and (c) to the extent constituting Affiliate Transactions, transactions with charities and charitable foundations or with or that form part of community or social or environmental projects or initiatives;

(11)
dividends, loans, advances or distributions to any Parent or other payments by the Borrower or any Restricted Subsidiary in amounts constituting or to be used for purposes of making payments of fees and expenses incurred in connection with the Transactions;

(12)
(i) the Transactions and (ii) transactions effected pursuant to or contemplated by agreements or arrangements in effect or entered into on the date of this Agreement and any amendments, modifications or replacements of such agreements or arrangements (so long as such amendments, modifications or replacements are not materially more disadvantageous to the Lenders, taken as a whole, than the original agreements or arrangements as in effect on or entered into on the date of this Agreement) (as determined in good faith by a responsible accounting or financial officer of the Borrower);

(13)
transactions effected pursuant to or contemplated by agreements or arrangements between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Borrower or any of its Restricted Subsidiaries; provided that such agreements or arrangements were not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and any amendments, modifications or replacements of such agreements or arrangements (so long as such amendments, modifications or replacements are not materially more disadvantageous to the Lenders, taken as a whole, than the original agreements or arrangements as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation) (as determined in good faith by a responsible accounting or financial officer of the Borrower);

(14)	Hedging Obligations entered into from time to time for bona fide hedging purposes of the Borrower and the Restricted Subsidiaries and the unwinding of any Hedging Obligations;

(15)
execution, delivery and performance of any consolidated group arrangements for tax or accounting purposes, provided that any payments to be made pursuant to such arrangements are made in compliance with the covenant as set forth in “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments”; and

(16)	any transaction effected as part of a Permitted Receivables Transaction.

Impairment of Security Interest
The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to take or knowingly or negligently omit to take, any action which action or omission would have the result of materially impairing any Security Interest with respect to the Charged Property (it being understood that (i) the incurrence of Liens on the Charged Property permitted by the definition of Permitted Collateral Liens and (ii) any Permitted Reorganization shall, in each case, under no circumstances be deemed to materially impair Security Interests with respect to the Charged Property) for the benefit of the Security Agent on behalf of the Agent and the Lenders and the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, grant to any Person other than the Security Agent on behalf of the Agent and the Lenders and the other beneficiaries described in the Transaction Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement any interest whatsoever in any of the Charged Property; provided that:

(a)
nothing in this provision shall restrict the discharge or release of the Charged Property in accordance with this Agreement, the Transaction Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement,

(b)	the Borrower and its Restricted Subsidiaries may incur Permitted Collateral Liens, and

(c)	the Borrower and its Restricted Subsidiaries may undertake a Permitted Reorganization;
provided further, that (i) no Permitted Reorganization may be undertaken and (ii) no Transaction Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified, replaced or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) (both (i) and (ii) collectively referred to as “Permitted Transactions”) unless contemporaneously with such Permitted Transactions, the Borrower delivers to the Agent one of the following:

(1)
a solvency opinion from an Independent Financial Advisor, in form and substance reasonably satisfactory to the Agent confirming the solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to any Permitted Transactions;

(2)
a certificate from the Board of Directors of the relevant Person (acting in good faith) that confirms the solvency of the Person granting such Lien after giving effect to any Permitted Transactions; or

(3)
an Opinion of Counsel, in form and substance reasonably satisfactory to the Agent (subject to customary exceptions and qualifications), confirming that, after giving effect to any Permitted Transactions, the Lien or Liens securing the Loan created under the Transaction Security Documents subject to the Permitted Transactions are valid and perfected Liens not otherwise subject to any limitation imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such Permitted Transactions.

At the written direction of the Borrower and without the consent of the Lenders (subject to compliance with the first paragraph of this covenant), the Security Agent may from time to time enter into one or more amendments to the Transaction Security Documents or enter into additional or supplemental Transaction Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Collateral Liens, (iii) add to the Charged Property or (iv) make any other change thereto that does not adversely affect the rights of the Lenders in any material respect. In the event that the Borrower complies with this covenant, the Agent and/or the Security Agent, as applicable, shall (subject to customary protections and indemnifications) take all action necessary to effect such amendment, extension, renewal, restatement, supplement, modification, replacement or release with no need for instructions from the Lenders.
Further Assurances
The Borrower will, and will procure that each of its Subsidiaries will, at its own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require (i) for registering any Transaction Security Documents in any required register and for perfecting or protecting any Security Interests intended to be afforded or created by such Transaction Security Documents; and (ii) if such Transaction Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Transaction Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. The Borrower will, and will procure that each of its Subsidiaries will, execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request.
Business Activities
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.
 Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis taking into account such designation as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.
Part III
Reports
So long as any amounts are outstanding under the Finance Documents and, with respect to (1), (3) and (5) below only, at all times when the Parent Guarantor is not subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act, the Borrower will furnish to the Agent:

(1)
commencing with the fiscal year ending September 30, 2014, within 120 days after each fiscal year of the Parent Guarantor: (a) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital sources and a discussion of material commitments and contingencies and critical accounting policies, (b) a description of the business, management and shareholders of the Parent Guarantor, all material affiliate transactions, Indebtedness and material financing arrangements and a description of all material contractual arrangements, (c) material risk factors and material recent developments; (d) pro forma income statement and balance sheet information of the Parent Guarantor, together with explanatory footnotes for any acquisition or disposition that individually represents 20% or more of the consolidated revenues, earnings before interest, taxation, depreciation and amortization, or assets of the Parent Guarantor on a pro forma basis in each case unless such pro forma financial information has been provided in a previous report pursuant to clause (2) or (3) below or is available only at unreasonable expense; and (e) audited consolidated statements of income and statements of cash flow of the Parent Guarantor (or any predecessor company of the Parent Guarantor) as of and for the most recent three fiscal years and balance sheets as of the two most recent fiscal years, including appropriate footnotes to such financial statements, for and as of the end of such fiscal year, and the report of the independent auditors on such financial statements;

(2)
commencing with the fiscal year ending September 30, 2014, within 120 days after each fiscal year of the Borrower, audited consolidated statements of income and statements of cash flow of the Borrower (or any predecessor company of the Borrower) as of and for the most recent three fiscal years and balance sheets as of the two most recent fiscal years, including appropriate footnotes to such financial statements, for and as of the end of such fiscal year, and the report of the independent auditors on such financial statements, provided, that the Borrower need not furnish audited consolidated statements of income and statements of cash flow of the Borrower as of and for the fiscal years ended September 30, 2012 and 2013 and balance sheet as of September 30, 2013;

(3)
commencing with the fiscal quarter ending December 31, 2014, within 60 days following the end of the first and second fiscal quarters in each fiscal year of the Parent Guarantor and within 75 days following the end of the third fiscal quarter in each fiscal year of the Parent Guarantor, information including: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (b) pro forma income statement and balance sheet information of the Parent Guarantor, together with explanatory footnotes for any acquisition or disposition that individually represents 20% or more of the consolidated revenues, earnings before interest, taxation, depreciation and amortization, or assets of the Parent Guarantor on a pro forma basis in each case unless such pro forma financial information has been provided in a previous report pursuant to clause (1) or (3) of this covenant or is available only at unreasonable expense; (c) an operating and financial review of the unaudited financial statements, including a discussion of material commitments and contingencies; (d) material recent developments; and (e) a presentation of EBITDA;

(4)
commencing with the fiscal quarter ending December 31, 2014, within 60 days following the end of the first and second fiscal quarters in each fiscal year of the Borrower and within 75 days following the end of the third fiscal quarter in each fiscal year of the Borrower, information including an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; and

(5)
promptly after the occurrence of a material acquisition, disposition, restructuring, senior management changes, change in auditors, the entering into of an agreement that will result in a Change of Control or any other material event that the Parent Guarantor or any Restricted Subsidiary announces publicly, in each case, a report containing a description of such event.

If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary of the Parent Guarantor, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the discussion of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.
Furthermore, within 20 Business Days subsequent to the date of the publication of the reports described in clauses (1) and (2) above, the Borrower shall hold a conference call for current Lenders in which at least one member of the senior management of the Borrower shall participate. Notice of such conference calls shall be deemed a report required by clause (3) above and will state the date, time and dial-in number and shall be circulated to the Lenders and the Agent at least one Business Day in advance of such conference call.
All reports made pursuant to this covenant shall be made in, or translated to, the English language.
Part IV
Events of Default
Each of the following is an “Event of Default”:

(1)	default for five days in the payment when due of interest on the Loan;

(2)	default in the payment when due (at the Stated Maturity of the Loan or otherwise) of the principal of the Loan;

(3)
failure by the Borrower or any of its Restricted Subsidiaries to comply with the provisions set forth under “—Part II (General Undertakings and Mandatory Offers)—Merger, Consolidation or Sale of Assets”;

(4)
failure by the Borrower or any of its Restricted Subsidiaries for 60 days after notice to the Borrower by the Agent or the Majority Lenders to comply with any of the other agreements in this Agreement (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clauses (1), (2) or (3));

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of such default (but excluding Indebtedness owed to the Borrower or a Restricted Subsidiary), if that default:

(i)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such Indebtedness (a “Payment Default”); or

(ii)	results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, either (i) the principal amount of any such Indebtedness that is due and has not been paid or which has been accelerated, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates €30.0 million or more or (ii) to the extent such Indebtedness is incurred pursuant to clause (1) of the second paragraph of the covenant set forth under “—Part II (General Undertakings and Mandatory Offers)—Incurrence of Indebtedness and Issuance of Preferred Stock” and is designated as a Senior Lender Liability under the Intercreditor Agreement or assigned a substantially equivalent designation under any Additional Intercreditor Agreement, the requisite majority of holders of such Indebtedness has instructed the Security Agent to commence enforcement of their separate security;

(6)
failure by the Borrower or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of €30.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7)
the Parent Guarantor, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences proceedings to be adjudicated bankrupt or insolvent;

(ii)	consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)	consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)	makes a general assignment for the benefit of its creditors; or

(v)	admits in writing that it is unable to pay its debts as they become due;

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)
is for relief against the Parent Guarantor, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Parent Guarantor, the Borrower or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)
appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Parent Guarantor, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii)
orders the liquidation of the Parent Guarantor, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

(9)
any Loan Guarantee, if any, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be, or shall for any reason be asserted in writing by any Guarantor or the Borrower not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by this Agreement and any such Loan Guarantee; or

(10)
(i) any security interest created by any Transaction Security Document shall, at any time, cease to be in full force and effect (except as permitted by the terms of this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Transaction Security Documents) with respect to Charged Property having a Fair Market Value in excess of €7.5 million for any reason other than the satisfaction in full of all obligations under this Agreement or the release of any such security interest in accordance with the terms of this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Transaction Security Documents, or an assertion by the Borrower or any of its Restricted Subsidiaries that any Charged Property having a Fair Market Value in excess of €7.5 million is not subject to a valid, perfected security interest (except as permitted by the terms of this Agreement or Transaction Security Documents); (ii) the repudiation by the Borrower or any of its Restricted Subsidiaries of any of its material obligations under any Transaction Security Document.

SCHEDULE 10
Form of Exchange Request
Form of Exchange Request pursuant to Clause 6.4(c) (Manner of Exchange of Bridge Term Loan)
To:    [•]

    as Agent
From:    [The Lender]
Dated:     [•]
Project Woodrow - €300 million Senior Secured Bridge Facility Agreement dated [                           ] 2014 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is an Exchange Request pursuant to Clause 6.4(c) (Manner of Exchange of Bridge Term Loan) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We confirm as follows:

(iii)	our legal name is [ ];

(iv)	the Exchange Date for this Exchange Request is [ ], a Business Day not fewer than ten Business Days after the date of this Exchange Request;

(v)	the name of the proposed registered Holder of the Exchange Notes to be issued pursuant to this Exchange Request is [ ];

(vi)
the principal amount of our participation in the Loans to be exchanged for Exchange Notes pursuant to this Exchange Request is [ ], which amount complies with the requirements of Clause 6.4(c) of the Facility Agreement; and

(vii)	the amount of each Exchange Note requested hereunder is [ ], which complies with the requirements of Clause 6.4(c) of the Facility Agreement.

3.	We confirm that:

(viii)
we are either (1) an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that we are engaged in the business of purchasing and selling securities of entities such as the Borrower or (2) [are not a US person and] are acquiring any Exchange Notes pursuant to an offshore transaction pursuant to Regulation S under the Securities Act. We are requesting any Exchange Notes hereunder for our own account or for one or more accounts (each of which is an institutional "accredited investor" as defined above) as to each of which we exercise sole investment discretion. We are acquiring Exchange Notes solely for investment purposes and not with a view to the resale or distribution of Exchange Notes, except in accordance with U.S. securities laws.

(ix)
we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Exchange Notes, and we are experienced in investing in capital markets and are able to bear the economic risk of investing in the Exchange Notes.

(x)	an investment in the Exchange Notes involves a high degree of risk, and the Exchange Notes are, therefore, a speculative investment.

(xi)
none of the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates has given any investment advice or rendered any opinion to us as to whether an investment in the Exchange Notes is prudent or suitable, and we are not relying on any representation or warranty by the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates.

(xii)
we acknowledge that none of the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates has provided, and will not be providing, us with any material regarding the Exchange Notes or the Borrower. We acknowledge that neither the Arrangers nor the Agent are responsible for the contents of any document. We have not requested the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates to provide us with any other information. In addition, we acknowledge that the Agent may facilitate the exchange of information between us and the Borrower, but that such information is not being provided by the Agent. We also acknowledge that, prior to the date hereof, the Borrower has (a) offered us the opportunity to ask questions and receive answers from the Borrower or persons acting on behalf of the Borrower, (b) offered to furnish us with all other materials that we consider relevant to an investment in the Exchange Notes and (c) offered to give us the opportunity fully to perform our own due diligence.

(xiii)
we have access to all information that we believe is necessary, sufficient or appropriate in connection with our receipt and investment in the Exchange Notes. We have made an independent decision to invest in the Exchange Notes from the Borrower based on the information concerning the business and financial condition of the Borrower and other information available to us, which we have determined is adequate for that purpose, and we have not relied on any information (in any form, whether written or oral) furnished by the Agent or on their behalf in making that decision.

(xiv)
in making our decision to invest in the Exchange Notes, (a) we have not relied on any investigation that the Agent, or any person acting on their behalf, may have conducted with respect to the Borrower or the Exchange Notes and (b) we have made our own investment decision regarding the Exchange Notes (including, without limitation, the income tax consequences of purchasing, owning or disposing of the Exchange Notes in light of our particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction) based on our own knowledge (and information we may have or which is publicly available) with respect to the Borrower and the Exchange Notes.

(xv)
we acknowledge that the Agent, the Borrower and their respective agents and affiliates may possess material non-public information not known to us regarding or relating to the Borrower or the Exchange Notes, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restructuring plans of the Borrower. We acknowledge that none of the Agent, the Borrower or any of their respective agents or affiliates has disclosed any material, non-public information to us and we have not requested that any such information be disclosed.

(xvi)
we understand that the Exchange Notes have not been registered under the Securities Act and we are receiving the Exchange Notes in accordance with a valid exemption from the registration requirements under the Securities Act. We will not reoffer, resell, pledge or otherwise transfer any Exchange Notes except (a) pursuant to Rule 144A under the Securities Act (if available) to qualified institutional buyers (as defined in Rule 144A), (b) in an offshore transaction complying with Rule 903 or 904 of Regulation S under the Securities Act, (c) pursuant to Rule 144 under the Securities Act (if available) or (d) pursuant to another applicable exemption under the Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction.

(xvii)
we understand that none of the Obligors, the Arrangers, the Agent or any of their agents or affiliates make any representation as to the availability of Rule 144A, Regulation S or Rule 144 under the Securities Act for the reoffer, resale, pledge or transfer of the Exchange Notes.

[Lender]

By:

SCHEDULE 11

SIGNATURES

THE BORROWER
UGI INTERNATIONAL ENTERPRISES INC.

By /s/ Daniel J. Platt
Address:	460 North Gulph Road, King of Prussia, Pennsylvania 19406
Fax:	1 610 992 3258
Attention:	Treasurer

[Signature pages to the Bridge Facility Agreement]

ARRANGER
CREDIT SUISSE AG, LONDON BRANCH
By:	/s/ Thomas Vignon Director	By: /s/ Robert Wartchow Director

Address:	One Cabot Square London E14 4QJ
Fax:	44 20 7888 8125
Attention:	Loan Participations
Email:	list.csfbi-loans-grp@credit-suisse.com

ARRANGER
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED
By:	/s/ Tim Morgan Director

Address:	One Bryant Park, New York, NY 10036
Fax:	1 646 855 1833
Attention:	Bryan Heller
E-mail:	bryan.heller@bankofamerica.com

ARRANGER
NATIXIS, NEW YORK BRANCH
By:	/s/ Michael Plotnik By: /s/ Matthieu Fulchiron Managing Director Vice President

Address:	1251 Avenue of the Americas – New York, NY 10020
Fax:	1 201 761 6931
Attention:	Martha Sealy
E-mail:	Martha.sealy@us.natixis.com

[Signature pages to the Bridge Facility Agreement]

THE AGENT
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
By:	/s/ Bill O’Daly Authorized Signatory	By: /s/ D. Andrew Maletta Authorized Signatory

Address:	Eleven Madison Avenue, 23rd Floor New York, NY 10010
Fax:	1 212 322 2291
Attention:	Loan Operations – Agency Manager

THE SECURITY AGENT
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
By:	/s/ Bill O’Daly Authorized Signatory	By: /s/ D. Andrew Maletta Authorized Signatory

Address:	Eleven Madison Avenue, 23rd Floor New York, NY 10010
Fax:	1 212 322 2291
Attention:	Loan Operations – Agency Manager

THE ORIGINAL LENDERS
CREDIT SUISSE AG, LONDON BRANCH
By:	/s/ Thomas Vignon Director	By: /s/ Robert Wartchow Director

Address:	One Cabot Square London E14 4QJ
Fax:	44 20 7888 8125
Attention:	Loan Participations
E-mail:	list.csfbi-loans-grp@credit-suisse.com

[Signature pages to the Bridge Facility Agreement]

THE ORIGINAL LENDERS
BANK OF AMERICA, N.A. LONDON BRANCH
By:	/s/ Tim Morgan Director

Address:	One Bryant Park, New York, NY 10036
Fax:	1 646 855 1833
Attention:	Bryan Heller
E-mail:	bryan.heller@bankofamerica.com

THE ORIGINAL LENDERS
NATIXIS, NEW YORK BRANCH
By:	/s/ Michael Plotnik /s/ Matthieu Fulchiron Vice President Vice President

Address:	1251 Avenue of the Americas – New York, NY 10020
Fax:	1 201 761 6931
Attention:	Martha Sealy
E-mail:	Martha.sealy@us.natixis.com

[Signature pages to the Bridge Facility Agreement]